EXHIBIT 2.1

ASSET PURCHASE AGREEMENT

Among
ADOBE SYSTEMS INCORPORATED,
a Delaware corporation;
ADOBE SOFTWARE TRADING COMPANY LIMITED,
an Ireland limited liability company;
ADOBE SYSTEMS SOFTWARE IRELAND LIMITED,
an Ireland limited liability company;
COMSCORE, INC.,
a Delaware corporation;
COMSCORE B.V.,
a Dutch private limited liability company;
and
CS WORLDNET INTERNATIONAL C.V.,
a Dutch limited partnership

____________________________
Dated as of November 5, 2015
____________________________

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Table of Contents

1.	SALE OF TRANSFERRED BUSINESS ASSETS AND RELATED MATTERS		2
	1.1	Sale of Transferred Business Assets	2
	1.2	Excluded Assets	3
	1.3	Purchase Price	3
	1.4	Assumption of Certain Liabilities	4
	1.5	Seller Business Contracts Entered Into or Identified after the Date of this Agreement	5
	1.6	Seller Holdback License	5
	1.7	Delivery of the Transferred Business Assets	6
	1.8	Transaction Taxes	6
	1.9	Allocation	6
	1.10	Tax Withholding	7
	1.11	Closing	7
2.	REPRESENTATIONS AND WARRANTIES OF THE SELLERS		7
	2.1	Due Organization; Subsidiaries	7
	2.2	Financial Statements; Absence of Liabilities	7
	2.3	Title to Transferred Business Assets	8
	2.4	Intellectual Property	9
	2.5	Receivables	18
	2.6	Seller Business Contracts	19
	2.7	Tax Matters	20
	2.8	Legal Proceedings; Orders	20
	2.9	Compliance with Legal Requirements	21
	2.10	Licenses and Permits	22
	2.11	Service Provider Matters	22
	2.12	Authority; Binding Nature of Agreements	23
	2.13	Non-Contravention; Consents	23
	2.14	Absence of Changes	24
	2.15	Brokers	25
	2.16	Governmental Grants	25
	2.17	Customers	25
	2.18	Full Disclosure	25
	2.19	Acknowledgments	25
3.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS		25
	3.1	Organization	25
	3.2	Authority	25
	3.3	Binding Nature of Agreement	26
	3.4	Non-Contravention; Consents	26
	3.5	Legal Proceedings; Orders	26
	3.6	Available Funds; Solvency	27
	3.7	Acknowledgments	27
4.	CERTAIN COVENANTS		27
	4.1	Access and Investigation	27
	4.2	Operation of Business	28
	4.3	Filings, Notices and Consents	29

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	4.4	Notification	30
	4.5	No Negotiation	31
	4.6	Reasonable Efforts	31
	4.7	Termination of Certain Contracts	31
	4.8	Transferred Business Receivables	31
5.	TREATMENT OF BUSINESS CONFIDENTIAL INFORMATION; RESTRICTIVE COVENANTS		32
	5.1	Treatment of Business Confidential Information	32
	5.2	Restrictive Covenants	33
	5.3	Severability	34
6.	CONDITIONS PRECEDENT TO THE PURCHASERS’ OBLIGATION TO CLOSE		34
	6.1	Accuracy of Sellers’ Representations	34
	6.2	Performance of Sellers’ Obligations	34
	6.3	No Material Adverse Effect	35
	6.4	Governmental Authorizations	35
	6.5	Customer-Related Conditions	35
	6.6	Documents and Evidence	35
	6.7	No Legal Proceedings	37
	6.8	No Prohibition	37
7.	CONDITIONS PRECEDENT TO THE SELLERS’ OBLIGATION TO CLOSE		37
	7.1	Accuracy of Purchasers’ Representations	37
	7.2	Performance of Purchasers’ Obligations	37
	7.3	No Prohibition	38
	7.4	Documents and Evidence	38
8.	TERMINATION		38
	8.1	Termination Events	38
	8.2	Termination Procedures	39
	8.3	Effect of Termination	39
9.	INDEMNIFICATION, ETC		39
	9.1	Survival of Representations and Warranties	39
	9.2	Indemnification by the Sellers	41
	9.3	Indemnification by the Purchasers	42
	9.4	Limitations and Other Terms of Indemnification Obligations	43
	9.5	Defense of Third-Party Claims	45
	9.6	Claim Procedure	46
	9.7	Joint Action	48
	9.8	Exclusive Remedy	49
10.	MISCELLANEOUS PROVISIONS		49
	10.1	Further Actions	49
	10.2	Tax Cooperation; Allocation of Taxes	51
	10.3	Liabilities	51
	10.4	Publicity	52
	10.5	Joint and Several Liability of Sellers and Purchasers	52
	10.6	Attorneys’ Fees	52
	10.7	Notices	52
	10.8	Headings	53
	10.9	Counterparts and Exchanges by Facsimile or Electronic Delivery	53

10.10	Governing Law; Venue	53
10.11	Successors and Assigns; Parties in Interest	54
10.12	Remedies Cumulative; Specific Performance	54
10.13	Waiver	55
10.14	Amendments	55
10.15	Severability	55
10.16	Entire Agreement	55
10.17	Disclosure Schedule	55
10.18	Construction	56

LIST OF EXHIBITS AND SCHEDULES

EXHIBITS
Exhibit A    Certain Definitions

Exhibit B	Form of Seller Holdback License Agreement

Exhibit C	Form of Transition Services Agreement

Exhibit D	Form of Retained IP License Agreement

SCHEDULES
Schedule 1.1(b)        Certain Transferred Business IP
Schedule 1.1(c)(i)(A)    Certain Transferred IP Contracts
Schedule 1.1(c)(i)(B)    Certain Transferred Customer Contracts
Schedule 1.2        Excluded Assets
Schedule 1.4(b)        Assumed Business Contracts
Schedule 5.2(c)        Retained Domains

Schedule 6.6(e)        Certain Contract Consents

ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT (“Agreement”) is entered into as of November 5, 2015, by and among: ADOBE SYSTEMS INCORPORATED, a Delaware corporation (“Adobe”); ADOBE SOFTWARE TRADING COMPANY LIMITED, an Ireland limited liability company and wholly owned subsidiary of Adobe (“AILP”); ADOBE SYSTEMS SOFTWARE IRELAND LIMITED, an Ireland limited liability company and wholly owned subsidiary of Adobe (“ADIR”); COMSCORE, INC., a Delaware corporation (“comScore”); COMSCORE B.V., a Dutch private limited liability company (besloten vennootschap) and wholly owned subsidiary of comScore (“comScore-Netherlands”); and CS WORLDNET INTERNATIONAL C.V., a Dutch limited partnership and wholly owned subsidiary of comScore (“comScore-CI”). For purposes of this Agreement: (a) Adobe, AILP and ADIR are referred to collectively as the “Purchasers” and individually as a “Purchaser”; and (b) comScore, comScore-Netherlands and comScore-CI are referred to collectively as the “Sellers” and individually as a “Seller.” Certain capitalized terms used in this Agreement are defined in Exhibit A.
RECITALS
A.    The Sellers are and have been engaged in the Business.
B.    The Sellers and the Purchasers wish to provide for the sale to the Purchasers of certain of the rights and other assets that are related to the Business.

AGREEMENT
The parties to this Agreement, intending to be legally bound, agree as follows:

1.	SALE OF TRANSFERRED BUSINESS ASSETS AND RELATED MATTERS.
1.1    Sale of Transferred Business Assets. At the Closing, the Sellers shall sell or cause to be sold, assigned, transferred, conveyed and delivered to the applicable Purchaser or Purchasers (or one or more Affiliates of the Purchasers to be designated by the Purchasers by written notice to comScore prior to the Closing (each, a “Designated Adobe Affiliate”)), all right, title and interest of each Seller-Related Party in, to and under all of the Transferred Business Assets, free and clear of any and all Encumbrances (but, in the case of Transferred Business IP, subject to the Seller Holdback License and the Seller Business Customer Contracts in effect as of the Closing (collectively, the “Specified IP Licenses”)), on the terms and subject to the conditions set forth in this Agreement. For purposes of this Agreement, “Transferred Business Assets” means all of the Assets described in the following clauses “(a)” through “(f)” of this Section 1.1, in each case, other than any Excluded Assets:
(a)    to AILP or its Designated Adobe Affiliate(s) any and all Computer Software (including Source Code) in which any of the Seller-Related Parties has an ownership interest or a purported ownership interest that is Business-Related or is incorporated or embodied in any Business Product (all Computer Software described in this Section 1.1(a), other than any Excluded Assets, being referred to collectively in this Agreement as the “Transferred Business Software”);
(b)    to AILP or its Designated Adobe Affiliate(s): (i) any and all Intellectual Property and Intellectual Property Rights in which any of the Seller-Related Parties has an ownership interest or a purported ownership interest that are Business-Related or are incorporated or embodied in any Business Product; (ii) the Business Data; (iii) the Intellectual Property and Intellectual Property Rights identified on Schedule 1.1(b); and (iv) the goodwill associated with the Transferred Business Assets (all Business Data, Intellectual Property, Intellectual Property Rights and goodwill referred to in this Section 1.1(b), other than any Excluded Assets, together with the Transferred Business Software, being referred to collectively in this Agreement as the “Transferred Business IP”);
(c)    subject to Sections 1.5 and 4.3(b), to Adobe (with respect to: (x) the Transferred Customer Contracts and (y) Seller Proprietary Rights Contracts described in Section 1.1(c)(ii)(A), in each case, held by comScore), AILP (with respect to (x) the Transferred IP Contracts and (y) Seller Proprietary Rights Contracts described in Section 1.1(c)(ii)(B)) and ADIR (with respect to the Transferred Customer Contracts held by comScore-Netherlands) or to any of their Designated Adobe Affiliate(s):
(i)    any and all rights of each of the Seller-Related Parties under
(A)    (1) each of the Contracts set forth on Schedule 1.1(c)(i)(A); and (2) each other Seller Contract (other than any Seller Proprietary Rights Contracts described in Section 1.1(c)(ii)(B)) relating to (x) the sale, assignment, transfer or conveyance to any of the Seller-Related Parties of any rights in the Transferred Business IP or (y) the grant to any of the Seller-Related Parties of any license, covenant not to assert or immunity under, in or to any Transferred Business IP (other than licenses to third-party Open Source Code) (each Contract referred to in this clause “(A),” other than any such Contract included in the Excluded Assets, a “Transferred IP Contract”); and
(B)    (1) each of the Contracts set forth on Schedule 1.1(c)(i)(B); and (2) each other Exclusive Business Customer Contract (each Contract referred to in this clause “(B),” other than any such Contract included in the Excluded Assets, a “Transferred Customer Contract”);
(the Transferred IP Contracts and Transferred Customer Contracts being referred to collectively as the “Transferred Business Contracts” and individually as a “Transferred Business Contract”); and
(ii)    any and all rights of each of the Seller-Related Parties (solely to the extent that such rights are Business-Related or relate to any Business IP, any Business Confidential Information or any of the Transferred Business Assets) under: (A) each Seller Contract (including each Business Service Provider Contract) imposing or purporting to impose on any third party (including any Business Service Provider) any obligations that: (1) impose any obligations of confidentiality, non-disclosure of confidential information, non-use of confidential information, non-competition or non-solicitation of Business Customers; and (2) are, in whole or in part, applicable to or enforceable with respect to the Business, any Business Confidential Information or any Transferred Business Asset; and (B) each Business Service Provider Contract relating to (1) the sale, assignment, transfer or conveyance to any of the Seller-Related Parties of any rights in the Business IP or (2) the grant to any of the Seller-Related Parties of any license, covenant not to assert or immunity under, in or to any Business IP (the Seller Contracts referred to in this clause “(ii),” other than any such Contract included in the Transferred Business Contracts or the Excluded Assets, the “Seller Proprietary Rights Contracts”);
(d)    to AILP, ADIR or Adobe, as applicable (or their respective Designated Adobe Affiliate(s)), any and all Business-Related claims (including claims for past infringement of Transferred Business IP) of any of the Seller-Related Parties against any other Person (regardless of whether or not such claims have been asserted by any of the Seller-Related Parties), and any rights of indemnity, warranty rights, rights of contribution, rights to refunds, rights of reimbursement and other rights of recovery that are Business-Related possessed by any of the Seller-Related Parties (regardless of whether such rights are currently exercisable) (the “Transferred Business Claims”);
(e)    to ADIR or Adobe, as applicable (or their respective Designated Adobe Affiliate(s)), any and all accounts receivable, notes receivable, other receivables, prepayments, and/or deposits of or held by any Seller-Related Party under the Seller Business Customer Contracts as of the Closing Date (the “Transferred Business Receivables”); and
(f)    to ADIR or Adobe, as applicable (or their respective Designated Adobe Affiliate(s)), any and all Business-Related customer contact lists, prospective customer contact lists, research and development reports and records, marketing data and marketing collateral (collectively, the “Transferred Business Records”).
1.2    Excluded Assets. Notwithstanding anything to the contrary contained in this Agreement, the parties agree that none of the Sellers is selling to the Purchasers or any Designated Adobe Affiliate, and the Transferred Business Assets shall not include, any of the Assets specifically identified on Schedule 1.2, except to the extent otherwise provided on Schedule 1.2 (the “Excluded Assets”).
1.3    Purchase Price. The aggregate purchase price payable by the Purchasers and any Designated Adobe-Affiliate(s) for the Transferred Business Assets and the Retained IP License Agreement shall be an amount equal to $45,000,000 (the “Purchase Price”). Subject to Section 1.10, at the Closing, the Purchasers and any Designated Adobe-Affiliate(s) shall collectively cause to be paid to comScore an aggregate amount equal to the Purchase Price by one or more wire transfers to an account number and in accordance with wire instructions provided by the Sellers to the Purchasers for such purpose prior to the Closing. The Sellers shall provide such account number and wire instructions to the Purchasers at least three Business Days prior to the Closing Date. Adobe shall be entitled to designate in its sole discretion the portion of the Purchase Price to be paid by each of the Purchasers at the Closing.
1.4    Assumption of Certain Liabilities.
(a)    Excluded Liabilities. Subject to Sections 1.4(b), neither the Purchasers nor any Designated Adobe Affiliate shall assume or have any responsibility for paying, discharging or otherwise performing, any Liability of any of the Seller-Related Parties (whether or not related to the Business). Without limiting the generality of the foregoing, neither the Purchasers nor any Designated Adobe Affiliate shall assume or have any responsibility for paying, discharging or otherwise performing any: (i) Tax Liability; (ii) Liability for accrued wages, salaries, workers’ compensation, medical or disability benefits, vacation, sick or comprehensive leave benefits of or relating to the employment or termination of any of the Seller Service Providers; (iii) Liability under any Contract with (or other Liability to) any Seller Service Provider; (iv) retirement, pension or profit sharing Liability, Liability under any Seller Service Plan, severance Liability, payment in lieu of notice Liability or Liability arising out of any Legal Requirement owing to any Seller Service Provider in connection with such Seller Service Provider’s employment or engagement by or Contract with, or the termination of such Seller Service Provider’s employment or engagement by or Contract with, any of the Seller-Related Parties, as the case may be, or any penalties, fines or other expenses resulting from any compliance issue with any compensation or benefits plan, severance obligation or Legal Requirement; (v) indebtedness of any of the Seller-Related Parties; (vi) Liability arising out of or resulting from the breach of any Contract by any of the Seller-Related Parties or from any violation of any Legal Requirement by any of the Seller-Related Parties; (vii) Liability arising out of or relating to any claim against any of the Seller-Related Parties under any warranty issued by any Seller-Related Party as of the Closing Date on software, products or services included in the Transferred Business Assets; (viii) Liability arising under or relating to any Contract that is not an Assumed Business Contract, including any licenses for Open Source Code, leases, customer contracts, teaming agreements, including any Liability arising out of or relating to any claim by any other Person relating to any such Contract; (ix) Liability to any shareholder of, member of or any other Person holding options or other interests in, any of the Seller-Related Parties; (x) Liability arising out of or relating to the consummation of any of the Contemplated Transactions; (xi) Liability arising out of or relating to the events, facts, circumstances and other matters disclosed in Part 2.4(j) of the Disclosure Schedule (including in any letter or other document referred to therein); or (xii) other Liability of any of the Seller-Related Parties. Notwithstanding any provision of TUPE or any other Service Transfer Regulation or Legal Requirement or any Liability that the Purchasers or any of their Affiliates may have to any Governmental Body or other Person thereunder, the Purchasers and their Affiliates shall have no Liability to any of the Sellers or the other Seller-Related Parties (under this Agreement, under any other Transactional Agreement, or otherwise) to assume or have any responsibility for paying, discharging or otherwise performing any Liabilities imposed on any of the Purchasers or their Affiliates by operation of Legal Requirements in connection with any of the Contemplated Transactions, and none of the Sellers or other Seller-Related Parties shall, or shall have any right to, bring any claim or Legal Proceeding for breach of Contract or otherwise against any of the Purchasers or their Affiliates as a result of any failure on the part of any of the Purchasers or their Affiliates to assume, pay, discharge or otherwise perform any of such Liabilities.
(b)    Assumed Liabilities. Notwithstanding Section 1.4(a), but subject to Sections 1.5 and 4.3(b), the applicable Purchasers or one or more Designated Adobe Affiliates shall assume at the Closing, and will discharge and perform as and when due, the ongoing obligations of the Seller-Related Parties under the Transferred Business Contracts that are identified on Schedule 1.4(b) (the “Assumed Business

Contracts”), but only: (A) to the extent that such obligations: (1) arise and accrue after the Closing; (2) do not arise from any breach by any of the Seller-Related Parties of any provision of any of such Assumed Business Contracts; (3) do not arise from any event, circumstance or condition occurring or existing on or prior to the Closing that, with or without notice or lapse of time, would constitute or result in a breach of any of such Assumed Business Contracts; and (4) are ascertainable (in nature and amount) solely by reference to the express written terms of any of such Assumed Business Contracts; and (B) to the extent such assumption may otherwise be limited as set forth on Schedule 1.4(b) (the “Assumed Business Liabilities”).
1.5    Seller Business Contracts Entered Into or Identified after the Date of this Agreement.
(a)    Seller Business Contracts Consented to by the Purchasers. During the Pre-Closing Period, no Seller shall, and the Sellers shall use commercially reasonable efforts to cause each other Seller-Related Party not to, without the Purchasers’ prior written consent, enter into, terminate or amend any Seller Business Contract that would be or would reasonably be expected to be a Transferred Business Contract (each, a “Proposed Transferred Business Contract”), except for any Transferred Customer Contract entered into or amended in the ordinary course of business consistent with past practice. Without limiting the immediately preceding sentence, the Sellers shall use commercially reasonable efforts to provide the Purchasers with all material drafts of each Proposed Transferred Business Contract (except for any Business Customer Contract that is, in all material respects, in the standard form Made Available to the Purchasers), and shall use commercially reasonable efforts to negotiate the terms and conditions of each Proposed Transferred Business Contract in a manner reasonably expected to be satisfactory to the Purchasers. Without limiting the previous two sentences, the Sellers shall ensure that each Proposed Transferred Business Contract that is entered into or amended during the Pre-Closing Period permits the rights of the Seller-Related Parties thereunder to be assigned to the Purchasers in connection with a sale of the Business without any Consent being required to be obtained from any counterparty thereto. If a Proposed Transferred Business Contract entered into or amended during the Pre-Closing Period is: (i) (A) entered into without breach of this Agreement (including this Section 1.5(a)) during the Pre-Closing Period; and (B) has not been amended in breach of this Agreement (including this Section 1.5(a)) during the Pre-Closing Period; or (ii) is entered into or amended with the prior written consent of the Purchasers or as set forth on Part 1.5(a) of the Disclosure Schedule during the Pre-Closing Period, then, effective as of the Closing, such Proposed Transferred Business Contract shall be deemed to be a Transferred Business Contract and, in the case of such a Proposed Transferred Business Contract that is an Exclusive Business Customer Contract, an Assumed Business Contract.
(b)    Proposed Transferred Business Contracts Entered into in Breach of this Agreement. If, during the Pre-Closing Period, any Seller-Related Party enters into or amends any Proposed Transferred Business Contract (other than an Exclusive Business Customer Contract entered into or amended in the ordinary course of business consistent with past practice in accordance with Section 1.5(a)) during the Pre-Closing Period without the Purchasers’ prior written consent and without such entry into or amendment of such Proposed Transferred Business Contract being set forth on Part 1.5(a) of the Disclosure Schedule, then, without limiting any of the Purchasers’ other rights or remedies in respect of any breach of Section 1.5(a) or any other applicable covenant or representation and warranty of the Sellers, the Purchasers shall be entitled to designate such Seller Business Contract as a Transferred Business Contract (and, in the case of any Exclusive Business Customer Contract, an Assumed Business Contract) or not a Transferred Business Contract, and, following such designation, such Seller Business Contract shall be treated in accordance with such designation for all purposes under this Agreement.
1.6    Seller Holdback License. Prior to the Closing, comScore-Netherlands and comScore-CI shall enter into a License Agreement in the form attached to this Agreement as Exhibit B providing for the license of the Transferred Business IP specified therein to the Seller-Related Parties (the “Seller Holdback

License”). The Seller Holdback License shall be retained by comScore-Netherlands and comScore-CI and shall not constitute part of the Transferred Business Assets or otherwise be transferred to the Purchasers in connection with the Contemplated Transactions, and the Transferred Business IP shall be subject to the Seller Holdback License upon the terms thereof notwithstanding any provision in this Agreement to the contrary.
1.7    Delivery of the Transferred Business Assets.
(a)    Electronic Delivery. At the request of the Purchasers, the Sellers shall electronically transfer any of the Transferred Business Assets (including any software) that can be transmitted electronically to the Purchasers or any Designated Adobe Affiliate(s) promptly following the Closing. If any such request is made, the Sellers shall not deliver, and shall ensure that no other Seller-Related Party or Representative of any of the Sellers or any other Seller-Related Party delivers, any such Transferred Business Asset to the Purchasers or any Designated Adobe Affiliate(s) on any tangible medium. Promptly following any electronic transmission of any Transferred Business Asset, the Seller shall execute and deliver to the Purchasers a certificate in a form reasonably acceptable to the Purchasers, duly executed and delivered on behalf of the Sellers by an officer of comScore and certifying, at a minimum, the following information: (i) the date of such electronic submission; (ii) the time such electronic transmission was commenced and the time such electronic transmission was concluded; (iii) a reasonably detailed description of the Transferred Business Assets transferred by means of such electronic transmission; and (iv) a signed statement by the individual who made the transmission to the effect that such information is accurate.
(b)    Deed. The Sellers and the Purchasers hereby acknowledge and agree that to the extent a sale, assignment, transfer, conveyance or delivery of any of the Transferred Business Assets or the assumption or delegation of any of the Assumed Business Liabilities pursuant to Dutch law requires a deed (schriftelijke akte), this Agreement shall, effective as of the Closing, constitute such deed.
(c)    Retention of Certain Data and Records. The Seller-Related Parties may retain copies of: (i) the Business Data (for use as permitted pursuant to the terms of the Seller Holdback License); and (ii) the Transferred Business Records.
1.8    Transaction Taxes. The Purchasers shall be liable for any and all sales Taxes, use Taxes, value added Taxes (“VAT”), consumption Taxes, transfer Taxes or similar Taxes, duties, excises, charges or fees, including any and all sales Taxes, use Taxes, VAT, transfer Taxes, or similar Taxes, duties, excises, charges or fees that are imposed on the Purchasers or any Affiliate of the Purchasers that may become payable in connection with or as a result of the transfer of the Transferred Business Assets to the Purchasers or in connection with or as a result of any of the other Contemplated Transactions. For the avoidance of doubt, the consideration payable under this Agreement shall be deemed exclusive of any and all VAT. Notwithstanding anything to the contrary set forth in this Section 1.8, the Sellers (and not the Purchasers or any of their Affiliates) shall pay and be liable for all personal Taxes (e.g., income Taxes, trade Taxes, corporation Taxes and solidarity charges) levied on the Purchase Price by any Governmental Body.
1.9    Allocation. Adobe and comScore shall mutually cooperate in the preparation of a joint schedule allocating the Purchase Price among the Transferred Business Assets and the Retained IP License Agreement (the “Purchase Price Allocation Schedule”). Upon any adjustment to the Purchase Price (including by reason of any Indemnification payments made under Section 9), Adobe and comScore shall mutually cooperate to revise the Purchase Price Allocation Schedule to reflect such adjustment. After the Closing, the parties shall make consistent use of the mutually agreed allocation specified in the Purchase Price Allocation Schedule (as it may be updated from time to time pursuant to this Section 1.9) for all Tax purposes and all filings, declarations and reports with all applicable Tax authorities in respect thereof. If, however, Adobe and comScore are unable to complete such Purchase Price Allocation Schedule within 60 days following the Closing Date, or such later date as agreed to by Adobe and comScore, then Adobe and comScore shall file IRS Form(s) 8594 and any foreign, federal, state and local income Tax Returns allocating the Purchase Price among the Transferred Business Assets and the Retained IP License Agreement in the manner each believes is appropriate.  The parties shall promptly advise one another of the existence of any Tax audit, controversy or litigation related to any allocation hereunder.
1.10    Tax Withholding. The Purchasers shall be entitled to deduct from any payment to be made by the Purchasers or any of their Affiliates to any Seller under this Agreement or any other Transactional Agreement any amount that the Purchasers determine in good faith may be required to be deducted or withheld under any applicable Legal Requirements relating to Taxes.
1.11    Closing. Subject to the satisfaction or waiver of the conditions set forth in each of Section 6 and Section 7, the consummation of the Contemplated Transactions (the “Closing”) shall take place at a time and date (no later than the third Business Day after the satisfaction or waiver of the last of the conditions set forth in either Section 6 or Section 7 to be satisfied, other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of such conditions) to be selected by the Purchasers, or at such other time as the parties hereto may mutually agree in writing; provided, however, that, unless otherwise agreed to in writing by the parties hereto, in no event shall the Closing take place less than 10 Business Days following the delivery of all notices contemplated by Section 4.3(a). The Closing shall take place via conference call and telecopy or electronic mail/PDF. To the extent permitted by Law and U.S. generally accepted accounting principles, for Tax and accounting purposes, the parties will treat the Closing as being effective 11:59 p.m. (ET) on the Closing Date. For purposes of this Agreement, “Closing Date” means the date on which the Closing actually takes place.

2.	REPRESENTATIONS AND WARRANTIES OF THE SELLERS.
Except as set forth in the Disclosure Schedule prepared by the Sellers in accordance with Section 10.17 and delivered to the Purchasers prior to the execution and delivery of this Agreement, the Sellers jointly and severally represent and warrant, to and for the benefit of the Purchasers and the other Indemnitees (with the understanding and acknowledgement that the Purchasers would not have entered into this Agreement without being provided with the representations and warranties set forth in this Section 2 and that the Purchasers are relying on such representations and warranties, and with the further understanding that the Purchasers and the other Indemnitees have indemnification rights with respect to breaches of such representations and warranties as set forth in Section 9), as follows:
2.1    Due Organization; Subsidiaries.
(a)    Part 2.1(a) of the Disclosure Schedule identifies each Seller’s jurisdiction of organization.
(b)    Each of the Sellers is properly registered, duly organized and validly existing under the laws of the jurisdiction of its organization. Each of the Sellers other than comScore is a wholly owned (direct or indirect) subsidiary of comScore.
2.2    Financial Statements; Absence of Liabilities.
(a)    Financials. Attached hereto as Part 2.2(a) of the Disclosure Schedule are the following: (i) the modified consolidated balance sheets of the Seller-Related Parties with respect to the Business as of December 31, 2014 and as of June 30, 2015 and statement of operations as of December 31, 2014 and for the six months ended June 30, 2015 prepared in accordance with the agreed-upon procedures set forth on Part 2.2(a) of the Disclosure Schedule and (ii) and statement of operations of the Seller-Related Parties with respect to the Business as of the third quarter of 2015 (collectively, the “Business Financial Statements”). The Business Financial Statements: (i) are accurate and complete in all material respects; and (ii) present fairly in all material respects the financial position of the Business as of the respective dates thereof. The Business Financial Statements have been prepared in good faith based upon the Seller-Related Parties’ reasonable estimates, assumptions and judgments as to the financial performance of the Business. The Business Financial Statements were developed using information extracted from the Seller-Related Parties’ information systems and other records, which systems and records were also used to prepare the audited consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles, of comScore for such periods.
(b)    Solvency. None of the Sellers is now insolvent, nor will it be rendered insolvent by any of the Contemplated Transactions. As used in the immediately preceding sentence, an Entity is “insolvent” if the debts and other probable Liabilities of such Entity exceed the sum of the present fair saleable value of the Assets of such Entity. Immediately after giving effect to the consummation of the Contemplated Transactions: (i) each of the Sellers will be able to pay each of its Liabilities as they become due in the ordinary course of its business; and (ii) each of the Sellers will have Assets the fair market value of which exceeds the dollar amount of its Liabilities.
(c)    Absence of Liabilities. No Liability of any of the Seller-Related Parties will be transferred to the Purchasers (by any Legal Requirement or otherwise) in connection with or as a result of the consummation of the Contemplated Transactions, except for the Assumed Business Liabilities.
2.3    Title to Transferred Business Assets.
(c)    Together, the Sellers own and have good, valid and marketable title to all of the Transferred Business Assets, free and clear of any and all Encumbrances (except Permitted Encumbrances and, as of the date of this Agreement, the Encumbrances existing pursuant to the Seller Debt Documents, and with respect to the Transferred Business IP, the Seller Business Customer Contracts). At the Closing, the Purchasers and any Designated Adobe Affiliates, considered collectively, shall receive good, valid and marketable title to the Transferred Business Assets free and clear of any and all Encumbrances (except Permitted Encumbrances, and with respect to the Transferred Business IP, the Seller Business Customer Contracts and the Seller Holdback License).
(d)    Part 2.3(b) of the Disclosure Schedule sets forth an accurate and complete list of all Seller-Related Parties other than the Sellers who: (i) in whole or part, own or hold: (A) any Asset that would be a Transferred Business Asset if the Closing occurred at the time of the execution and delivery of this Agreement (without giving effect to any deemed exclusion of Contracts from the definition of “Transferred Business Contracts” pursuant to Section 4.3(b)); or (B) any Business IP or other Intellectual Property (excluding tangible embodiments of Intellectual Property) or Intellectual Property Right related to the Business; and (ii) a description (broken down by Seller-Related Party) of such Assets that are so owned or held by such Seller-Related Party. Except as set forth on Part 2.3(b) of the Disclosure Schedule, no Seller-Related Party other than the Sellers is a party to, is bound by (or owns any Assets that are bound by) or has any right or Liability under any Contract that would be a Transferred Business Contract or Seller Proprietary Rights Contract if the Closing occurred at the time of the execution and delivery of this Agreement (without giving effect to any deemed exclusion of Contracts from the definition of “Transferred Business Contracts” pursuant to Section 4.3(b)) or owns, purports to own or holds any Asset that would be a Transferred Business Asset if the Closing occurred at the time of the execution and delivery of this Agreement or any Business IP or other Intellectual Property (excluding tangible embodiments of Intellectual Property) or Intellectual Property Right related to the Business.

2.4    Intellectual Property.
(c)    Scheduled IP. Part 2.4(a) of the Disclosure Schedule accurately identifies: (A) each item of Registered IP and each material unregistered Trademark included in the Business IP; (B) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable application, registration or serial number and date; and (C) the record owner, and if different, the legal owner and beneficial owner (and if any other Person has an ownership interest in such item of Registered IP or unregistered Trademark, the nature of such ownership interest).
(d)    Inbound Licenses.
(i)    Part 2.4(b)(i) of the Disclosure Schedule accurately identifies: (A) each Contract pursuant to which any of the Seller-Related Parties has been granted any license under, in or to, or has otherwise received or acquired any right, title or interest (whether or not currently exercisable and including a right to receive a license) under, in or to any Covered Business IP (other than: (1) any Contract between any of the Seller-Related Parties and its employees on such Seller-Related Party’s standard form thereof Made Available to the Purchasers; and (2) any Contract that provides, as the sole license granted under such Contract, for the license (on generally available, standard commercial terms, with annual fees for that Contract not exceeding $25,000) of “off-the-shelf” third party Computer Software that is not incorporated or embodied in, or distributed or otherwise made available along with, any Business Product or Transferred Business IP by any Seller-Related Party); and (B) whether the licenses or rights granted to or received or acquired by any of the Seller-Related Parties in each such Contract are exclusive or non-exclusive. For purposes of this Section 2.4(b) and Section 2.4(c), a covenant not to assert or immunity under, in, or to any Intellectual Property Right will be deemed to be a license.
(ii)    The Sellers have Made Available to the Purchasers accurate and complete copies of each Contract identified or required to be identified in Part 2.4(b)(i) of the Disclosure Schedule.
(e)    Outbound Licenses.
(i)    Part 2.4(c)(i) of the Disclosure Schedule accurately identifies: (A) each Seller Contract in effect as of the date of this Agreement pursuant to which any Person has been granted any license under, in or to, or otherwise has received or acquired any right, title, or interest (whether or not currently exercisable and including the right to receive a license) under, in, or to any Covered Business IP (other than any Seller Contract with a Business Customer, in its capacity as such, that: (1) is non-exclusive; and (2) is not with a Substantial Business Customer; and (B) whether the licenses or rights granted to or received or acquired by such Person in each such Contract are exclusive or non-exclusive.
(ii)    The Sellers have Made Available to the Purchasers accurate and complete copies of each Contract identified or required to be identified in Part 2.4(c)(i) of the Disclosure Schedule. None of the Seller-Related Parties is bound by, and no Covered Business IP in which a Seller-Related Party has or purports to have an ownership interest is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of any of the Seller-Related Parties to use, exploit, assert or enforce any Covered Business IP anywhere in the world.

(f)    Royalties. No Business Service Provider has any current claim against any Seller-Related Party for consideration, compensation or royalty payments in connection with any Business IP nor has any such Business Service Provider threatened or asserted any such claim.
(g)    Standard Form Contracts.
(i)    The Sellers have Made Available to the Purchasers a complete and accurate copy of each standard form of Contract currently used by any of the Seller-Related Parties at any time in connection with the Business or the Transferred Business Assets, including each standard form currently used by any of the Seller-Related Parties in connection with the Business or the Transferred Business Assets of: (A) Business Service Provider Contract containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; (B) confidentiality or nondisclosure agreement; (C) customer or end user license, services or maintenance agreement; (D) development agreement; (E) distributor or reseller agreement; and (F) API or data license agreement.
(ii)    Part 2.4(e)(ii)(A) of the Disclosure Schedule accurately identifies each Seller Business Contract with any Business Service Provider in which such Business Service Provider expressly reserved or retained rights in any Intellectual Property or Intellectual Property Rights incorporated into or used in connection with any Business Product, excluding Moral Rights not transferable or waivable under Legal Requirements.
(h)    IP Ownership and Sufficiency.
(i)    Together, the Sellers exclusively own all right, title and interest to and in and have good, valid and marketable title to the Covered Business IP (other than Intellectual Property and Intellectual Property Rights licensed to any of the Seller-Related Parties, as identified in Part 2.4(b)(i) of the Disclosure Schedule or excluded from the disclosure requirement under Section 2.4(b)(i)) free and clear of any and all Encumbrances (except Permitted Encumbrances). At the Closing, the Purchasers will acquire good, valid and marketable title to the Transferred Business IP and valid license rights to the Intellectual Property and Intellectual Property Rights licensed to the Purchasers under the Retained IP License Agreement, on the terms set forth in the Retained IP License Agreement, in each case, free and clear of any and all Encumbrances (except Permitted Encumbrances). Notwithstanding the foregoing, the Business IP may be subject to moral rights, personality rights (or substantially equivalent rights under applicable Legal Requirements) (“Moral Rights”) to the extent Legal Requirements prevent the transfer or waiver of such rights.
(ii)    Without limiting the generality of Section 2.4(f)(i):

(A)    If and to the extent that any Seller-Related Party other than the Sellers has ever had any ownership interest or exclusive rights in any Transferred Business IP, all such rights and interest have been effectively and irrevocably assigned, transferred, and conveyed to one or more of the Sellers.
(B)    Any and all documents and instruments necessary to establish, perfect and maintain the rights of each of the Sellers in the Registered IP have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Body (provided that, with respect to applications for Registered IP, the foregoing applies only to the extent that filing of the documents or instruments was due on or prior to the Closing Date).
(C)    Part 2.4(f)(ii)(C) of the Disclosure Schedule accurately identifies each Person who is or was involved in the creation, modification or development of any Covered Business IP while such person was employed or engaged to perform work for any Seller-Related Party.
(D)    Each Person who is or was involved in the creation, modification or development of any Covered Business IP for any of the Seller-Related Parties has signed a valid, enforceable Contract containing: (1) an irrevocable assignment to the relevant Seller-Related Party of all Intellectual Property and Intellectual Property Rights pertaining to any portion of the Covered Business IP or that were otherwise created, modified or developed by such Person during his, her, or its employment or engagement with any Seller-Related Party; (2) confidentiality provisions protecting such Intellectual Property and Intellectual Property Rights; and (3) an irrevocable waiver of any right, interest or Moral Right with regard to any Covered Business IP created, modified, or developed by such Person during his, her, or its employment or engagement with any Seller-Related Party, including a waiver of any right to any royalty or other remuneration provided by any Legal Requirement, except to the extent any such transfer or waiver is not permitted by applicable Legal Requirements.
(E)    To the Knowledge of the Sellers, no Business Service Provider is (1) bound by or otherwise subject to any Contract restricting that Business Service Provider from performing such Business Service Provider’s duties to any Seller-Related Party, (2) in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality due to such Business Service Provider’s activities as a Business Service Provider to any Seller-Related Party; or (3) subject to any Contract with any other Person that requires such Business Service Provider to assign any interest in Intellectual Property or Intellectual Property Rights or keep confidential any Trade Secrets, proprietary data, customer lists or other business or technical information used in or necessary for the conduct of the Business as currently conducted by any of the Seller-Related Parties. To the Knowledge of the Sellers, no Business Service Provider was a party to any agreement or subject to any Legal Requirement requiring such Business Service Provider to notify or report to any third party who is not a Seller-Related Party of the modification or development of any Intellectual Property Rights developed while performing such Business Service Provider’s duties to any Seller-Related Party.

(F)    No funding or personnel (or, to the Knowledge of the Sellers, facilities) of any Governmental Body or any public or private university, college, hospital or medical institution or other educational or research institution were used, directly or indirectly, to modify, develop or create, in whole or in part, any Covered Business IP in which a Seller-Related Party has or purports to have an ownership interest. No Governmental Body, university, college, hospital or medical institution or other educational institution or research institution has any ownership in or rights under, in or to any Covered Business IP in which a Seller-Related Party has or purports to have an ownership interest. No current or former Seller Service Provider that is or was an employee of a Seller-Related Party, and, to the Knowledge of the Sellers, no other Seller Service Provider, who was involved in, or who contributed to, the creation, modification or development of any Covered Business IP was employed by or was performing services for any Governmental Body, university, college, hospital, or other medical or educational institution or research center, in each case, during a period of time during which such Seller Service Provider was also involved in, or contributing to, the creation, modification or development of any Covered Business IP.
(G)    Each of the Seller-Related Parties has taken reasonable steps and precautions to maintain the confidentiality of and otherwise protect and enforce its rights in all Business IP that such Seller-Related Party holds or purports to hold as a Trade Secret.
(H)    The Transferred Business IP, together with the Intellectual Property and Intellectual Property Rights licensed to the Purchasers under the Retained IP License Agreement, constitutes, and immediately after the Closing the Purchasers will own or otherwise have or be licensed to, all Intellectual Property and Intellectual Property Rights used in or needed for the research, design, modification, development, production, distribution, use, marketing, testing, maintenance, provision, service, support, execution, implementation, exportation, licensing, sale, offer for sale or other exploitation of the Business Products and for the conduct of the Business, in each case, as currently conducted by any of the Seller-Related Parties, excluding the Intellectual Property and Intellectual Property rights that constitute Excluded Assets identified in Part A of Schedule 1.2.
(I)    Since September 1, 2010, no Covered Business IP or Business Product has been assigned, transferred or conveyed by any of the Seller-Related Parties to any Person other than a Seller, and no exclusive rights or exclusive licenses have been granted in any Covered Business IP. The Sellers collectively have the sole and exclusive right to bring a claim or suit against a third party for infringement or misappropriation of the Covered Business IP in which a Seller-Related Party has or purports to have an ownership interest.
(J)    No Person that has licensed Intellectual Property Rights or provided any Intellectual Property to any Seller-Related Party for use in connection with the Business has retained or been assigned an ownership interest in or any exclusive license to any Intellectual Property Rights in any improvements or derivative works made solely or jointly by any Seller-Related Party, except for retention of ownership of Moral Rights not transferable or waivable under Legal Requirements.

(K)    Any and all Covered Business IP is free of any and all: (1) Encumbrances (other than Permitted Encumbrances and Moral Rights not transferable or waivable under Legal Requirements); (2) restrictions and conditions (other than those imposed by Legal Requirements); and (3) obligations for the payment of any royalties, the making of any filings or reports (other than in connection with the prosecution and maintenance of any Registered IP), or the making of milestone payments.
(i)    Valid and Enforceable. The Covered Business IP is valid and subsisting and (except for applications for registration of such Business IP) enforceable. Without limiting the generality of the foregoing:
(i)    No Trademark or domain name included in the Covered Business IP in which a Seller-Related Party has or purports to have an ownership interest conflicts or interferes with any Trademark or trade name owned, used or applied for by any other Person. No event or circumstance (including a failure to exercise adequate quality controls and an assignment in gross without the accompanying goodwill) has occurred or exists that has resulted in, or would reasonably be expected to result in, the abandonment of any Trademark (whether registered or unregistered) that constitutes Covered Business IP in which a Seller-Related Party has or purports to have an ownership interest.
(ii)    As of the Closing, any and all necessary registration, maintenance and renewal fees in respect of the Covered Business IP that is Registered IP in which a Seller-Related Party has or purports to have an ownership interest have been paid and all necessary documents and certificates have been filed with the relevant Governmental Body for the purpose of maintaining the Covered Business IP that is Registered IP in which a Seller-Related Party has or purports to have an ownership interest, in each case, to the extent due prior to the Closing.
(iii)    No act has been done or omitted to be done which has, had or would reasonably be expected to have the effect of impairing or dedicating to the public, or entitling any Person to cancel, forfeit, modify or consider abandoned, any Covered Business IP which a Seller-Related Party has or purports to have an ownership interest or give any Person any rights with respect thereto.
(iv)    No interference, opposition, cancellation, reissue, review, reexamination or other Legal Proceeding against any Seller-Related Party or pertaining to any Covered Business IP in which a Seller-Related Party has or purports to have an ownership interest is or has been pending or, to the Knowledge of the Sellers, threatened, in which the ownership, scope, validity or enforceability of any such Covered Business IP is being, has been or would reasonably be expected to be contested or challenged, and, to the Knowledge of the Sellers, there is no basis for a claim that any such Covered Business IP is invalid or unenforceable.
(j)    No Third Party Infringement of Business IP.
(i)    To the Knowledge of the Sellers, no Person has infringed, misappropriated, made unlawful use of or otherwise violated, and no Person is currently infringing, misappropriating, making unlawful use of or otherwise violating, any Covered Business IP in which a Seller-Related Party has or purports to have an ownership interest.
(ii)    Part 2.4(h)(ii) of the Disclosure Schedule accurately identifies (and the Sellers have Made Available to the Purchasers a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to any of the Seller-Related Parties or any Representative of any of the Seller-Related Parties regarding any actual, alleged or suspected infringement, misappropriation, unlawful use or violation of any Business IP, and provides a brief description of the current status of the matter referred to in such letter, communication or correspondence.
(k)    Effects of This Transaction. Neither the execution, delivery or performance of this Agreement or the Transactional Agreements nor the consummation of any of the Contemplated Transactions will, with or without notice or lapse of time, result in, or give any other Person (other than the Purchasers and Persons claiming through Purchasers) the right or option to cause or declare: (i) a loss of, or Encumbrance on, any Business IP; (ii) the release, disclosure or delivery of any Business IP by or to any escrow agent or other Person; (iii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Business IP; (iv) any right of any third party to terminate or alter any of the Seller-Related Parties’ or, after the Closing, the Purchasers’ rights in and to any Business IP; (v) a breach or default of any Contract in which a license or other right or interest is granted, assigned or transferred by any Person, under, to or in any Business IP; (vi) the imposition of any restrictions on the transfer of any Business IP to any jurisdiction; or (vii) by the terms of any Contract, (A) a reduction of any royalties, revenue-sharing, or other payments any of the Seller-Related Parties would otherwise be entitled to with respect to any Business IP or (B) an increase in any royalties, revenue-sharing or other payments that any of the Seller-Related Parties would otherwise be obligated pay with respect to any Business IP.
(l)    No Infringement of Third Party IP Rights. The conduct of the Business as conducted by each of the Seller-Related Parties (including the research, design, modification, development, production, distribution, use, marketing, testing, maintenance, provision, service, support, execution, implementation, exportation, licensing, sale, offer for sale or other exploitation of any Business Product or Business Software by each Seller-Related Party and, as authorized by a Seller-Related Party, each Business Customer) has never infringed (directly, contributorily, vicariously, by inducement, or otherwise), misappropriated, made unlawful use of or otherwise violated any Intellectual Property or Intellectual Property Right of any other Person or constituted unfair competition. No Business IP, or any research, design, modification, development, production, distribution, use, marketing, testing, maintenance, provision, service, support, execution, implementation, exportation, licensing, sale, offer for sale or other exploitation of any Business IP (including any method or process embodied therein), in each case, as conducted by any Seller-Related Party or, as authorized by a Seller-Related Party, any Business Customer, infringes, violates, makes unlawful use of or otherwise violates any Intellectual Property or Intellectual Property Right of any other Person or constitutes unfair competition. To the Knowledge of Sellers, there is no legitimate basis for a claim by any other Person of any of the foregoing. Without limiting the generality of the foregoing:
(i)    No infringement, misappropriation, unlawful use, violation or similar claim or Legal Proceeding involving or relating to any Business IP is pending or, to the Knowledge of the Sellers, threatened against any of the Seller-Related Parties or, to the Knowledge of Sellers, against any other Person who is or may be entitled to be indemnified, defended, held harmless or reimbursed by any of the Seller-Related Parties with respect to such claim or Legal Proceeding. None of the Seller-Related Parties has ever received any notice or other communication (in writing or otherwise) relating to any actual, alleged or suspected infringement, misappropriation, unlawful use or violation by any of the Seller-Related Parties, any current or former Seller Service Provider, or any Covered Business IP of any Intellectual Property Rights of another Person, including any letter or other communication suggesting or offering that any of the Seller-Related Parties obtain a license to any Intellectual Property Right of another Person in connection with the Business.

(ii)    No claim or Legal Proceeding involving any Intellectual Property or Intellectual Property Right licensed to any of the Seller-Related Parties in connection with the Transferred Business Assets is pending or has been threatened, in each case, against any Seller-Related Party, except for any such claim or Legal Proceeding that, if adversely determined, would not adversely affect: (A) the use or exploitation of such Intellectual Property or Intellectual Property Right by such Seller-Related Party or, following the Closing, the Purchasers; or (B) the research, design, modification, development, production, distribution, use, marketing, testing, maintenance, provision, service, support, execution, implementation, exportation, licensing, sale, offer for sale, or other exploitation of any Business Product by any of the Seller-Related Parties.
(m)    No Harmful Code. To the Knowledge of the Sellers, there is no Contaminant included in any Transferred Business Software, any other Computer Software that is part of the Covered Business IP, or any Business Product (excluding any “off-the-shelf” third party Computer Software that: (i) is licensed to any of the Seller-Related Parties on generally available, standard commercial terms; (ii) is not distributed or otherwise made available by any of the Seller-Related Parties; (iii) is not incorporated into, or used in the modification, development, testing, distribution, delivery, maintenance or support of, any Business Product; and (iv) is not material to the Business) (collectively, the “Business Software”).
(n)    Source Code. Except for the delivery to Palamida, Inc. described in the following sentence, no Source Code for any Business Software (“Business Source Code”) has been delivered, licensed or made available to any escrow agent or other Person who was not, as of the date made available, an employee of any of the Seller-Related Parties subject to a binding, written agreement imposing on such Person reasonable and adequate confidentiality obligations in favor of any of the Sellers with respect to such Source Code. The Sellers delivered all Business Source Code and other source code for Computer Software included in the Business Products to Palamida, Inc. on September 28, 2015 for purposes of conducting an audit of such source code. None of the Seller-Related Parties has a duty or obligation (whether present, contingent or otherwise) to deliver, license or make available any Business Source Code to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the delivery, license or disclosure of any Business Source Code (other than Open Source Code owned by a third Person) to any other Person other than as required by this Agreement. No Person other than the Purchasers and any of their Affiliates has, or shall have, in connection with or as a result of the consummation of the Contemplated Transactions, any right to lease, license, purchase or otherwise obtain any Business Source Code (excluding rights to such Business Source Code granted by Purchaser and excluding Open Source Code owned by a third Person).
(o)    Use of Open Source Code.
(i)    Part 2.4(m)(i) of the Disclosure Schedule accurately identifies and describes: (A) each item of Open Source Code that is contained in, distributed or made available with or used in the modification or development of the Business Products or Covered IP or from which any part of any Business Product or Covered IP is derived; (B) the version or versions of each such item of Open Source Code; (C) the applicable license terms for each such item of Open Source Code (including any attribution or other obligations associated with any of the Seller-Related Parties’ use, modification or distribution thereof); (D) the Business Product or Covered IP to which each such item of Open Source Code relates; (E) whether or not any modifications to such Open Source Code made by or on behalf of any of the Seller-Related Parties; and (F) whether such Open Source Code has been distributed or otherwise made available by or on behalf of any of the Seller-Related Parties.

(ii)    The Seller-Related Parties’ use, modification, marketing, distribution, licensing and sale of Business Products and Covered IP does not violate any license terms applicable to any item of Open Source Code included therein or distributed or made available therewith, and each of the Seller-Related Parties has all rights in each item of Open Source Code disclosed, or required to be disclosed, in Part 2.4(m)(i) of the Disclosure Schedule as needed for the Sellers to conduct the Business as currently conducted, without violation of any license terms pertaining to such Open Source Code.
(iii)    Except as expressly stated in Part 2.4(m)(iii) of the Disclosure Schedule, no Business Product or Covered IP contains, is distributed by any Seller-Related Party with, or is made available by any Seller-Related Party with, is being or was modified or developed using, or is derived from Open Source Code that is licensed under any terms that impose: (A) a requirement or condition that any of the Seller-Related Parties grant a license under or refrain from asserting or enforcing any of its Patent rights, or that any Business Product or Covered IP or part thereof (other than the Open Source Code itself) (1) be disclosed or distributed in source code form, (2) be licensed for making modifications or derivative works or (3) be redistributable at no or nominal charge; or (B) any other material limitation, restriction, or condition on the right or ability of any of the Seller-Related Parties to use, modify, distribute or otherwise make available any Business Product or Covered IP.
(p)    Defects. The Sellers have Made Available to the Purchasers a complete and accurate list of all known bugs, defects, and errors in the current version of the Business Software.
(a)    Business Private Information.
(i)    The Seller-Related Parties, and, to the Knowledge of the Sellers, all third parties acting on any Seller-Related Party’s behalf that have access to Business Private Information through a Seller-Related Party comply, and have always complied, in each case, in all material respects, with all applicable Legal Requirements with respect to such Business Private Information, including those relating to: (A) the privacy of users of websites or mobile applications of customers of any Seller-Related Party (to the extent Business Products are installed on those websites and any Seller-Related Party collects Business Private Information about those users); and (B) the collection, use, storage, retention, disclosure, transfer, disposal, destruction and any other processing of any Business Private Information collected or used by the Seller-Related Parties, or by third parties having access to such information through a Seller-Related Party, in the manner used in connection with the Business Products.
(ii)    The Seller Privacy Policies relating to the Business have at all times made all disclosures to users or customers required by all applicable Legal Requirements; and none of such disclosures made or contained in the Seller Privacy Policies has been materially inaccurate, misleading or deceptive or in violation of any applicable Legal Requirements.
(iii)    To the extent related to the Business, all transfers of Personal Data by the Seller-Related Parties from the EU, including to any processor of any Seller-Related Party’s US affiliate or subsidiary, have, at all applicable times, complied in all material respects with EU Directive 95/46/EC. The Seller-Related Parties have, at all times, complied with the European Privacy Directive and the European Data Protection Directive to the extent related to the Business or any Transferred Business Asset, including with respect to the onward transfer of Business Private Information to third party service providers. The Seller Contracts regarding third party websites or services with which the Business Products are linked or integrated, whether signed or unsigned (e.g., browsewrap, clickwrap agreements and the like), do not grant the third party any right that conflicts with the Seller Privacy Policies or reduces an end user’s rights under the Seller Privacy Policies. The transfer of Business Private Information to or from these third parties by the Seller-Related Parties, if any, does not conflict with or violate the Seller Privacy Policies, any applicable Legal Requirements, or any Seller Contract.
(iv)    To the Knowledge of the Sellers, there is no complaint to, or any audit, proceeding, investigation (formal or informal), or claim currently pending against, any Seller-Related Party or any Business Customer by: (1) any private party; or (2) the Federal Trade Commission, any state attorney general or similar state official, or any other Governmental Body, foreign or domestic, with respect to the collection, use, retention, disclosure, transfer, storage, disposal, destruction, or security of Business Private Information.
(b)    Ownership and Use of Business Data.
(i)    Each of the Seller-Related Parties has all necessary and required rights to use, reproduce, modify, create derivative works of, license, sublicense, distribute and otherwise exploit the Business Data to the extent used, reproduced, modified, licensed, sublicensed, distributed and otherwise exploited by the Seller-Related Parties in the conduct Business as currently conducted.
(ii)    Each of the Seller-Related Parties is, and has at all times been, in compliance in all material respects with any and all applicable Legal Requirements, Contracts, and Seller Privacy Policies in the Seller-Related Parties’ collection, use, and other exploitation of Business Data in the Business.
(iii)    Neither the execution, delivery or performance of this Agreement or any of the other Transactional Agreements, nor the consummation of any of the Contemplated Transactions, nor the Sellers’ provision or transfer to the Purchasers, of any data or information transferred, shared, or processed pursuant to Section 4.1(b) or the Transition Services Agreement, constitute or will result in any violation of any Seller Privacy Policy, Contract, or any applicable Legal Requirement. The Purchasers’ possession or use of any Business Data or data or information transferred, shared, or processed by a Seller-Related Party pursuant to Section 4.1(b) or the Transition Services Agreement will not result in any violation of any Seller Privacy Policy, Seller Contract, or any Legal Requirement so long as the Purchasers access and use such data or information in a manner consistent with any use restrictions set forth in any applicable Seller Privacy Policy or Seller Contract.
(c)    Security Measures.
(i)    Each of the Seller-Related Parties has established and is, and has at all times been, in material compliance with a written information security program that: (i) includes administrative, technical and physical safeguards designed to safeguard the security, confidentiality, and integrity of transactions, Seller IT Systems, Business Private Information, Business IP, Business Data, and other non-public data and information that is Business-Related and to which any Seller-Related Party or any third party acting on behalf of any Seller-Related Party has access or otherwise collects, handles, stores, or processes; (ii) is designed to protect against unauthorized access to Seller IT Systems, Business Private Information, Business IP, Business Data, and other data and information that is Business-Related and to which any Seller-Related Party or any third party acting on behalf of any Seller-Related Party has access or otherwise collects, handles, stores, or processes; and (iii) complies, and has at all times complied in all material respects, with applicable Legal Requirements and is reasonably consistent with practices in the industry. To the Knowledge of the Sellers, none of the Seller-Related Parties, nor any third party acting on behalf of any Seller-Related Party, has ever suffered a security breach with respect to any of the Seller IT Systems, Business Private Information, Business Trade Secrets, Business IP, or Business Data. To the Knowledge of the Sellers, there has been no loss, unauthorized access to or other misuse of any Seller IT Systems, Business Private Information, Business Trade Secrets, Business IP, or Business Data. None of the Seller-Related Parties has notified, or been required to notify, any Person of any information security breach involving Seller IT Systems, Business Private Information, or Business Data. No breach or violation of any security program described above has occurred or, to the Knowledge of the Sellers, is threatened.
(ii)    There is no complaint to, or any audit, proceeding, investigation (formal or informal), or claim currently pending against, any Seller-Related Party or, to the Knowledge of the Sellers, against any Business Customer, in each case, by: (A) any private party; or (B) the Federal Trade Commission, any state attorney general or similar state official, or any other Governmental Body, foreign or domestic, with respect to the security, confidentiality, availability, or integrity of the Seller IT Systems, Business Private Information, Business Trade Secrets, Business IP, Business Data, or other data or information that is Business-Related.
(iii)    The Seller-Related Parties are not subject to the Payment Card Industry Data Security Standard.
(iv)    The Seller-Related Parties have conducted commercially reasonable privacy and data security audits (including independent third-party audits) of the Seller IT Systems at reasonable and appropriate intervals. The Seller-Related Parties have resolved any privacy or data security issues identified in such audits.
(d)    Information Technology. The Seller IT Systems have been properly maintained by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with standards prudent in the industry, for proper operation, monitoring and use. Any and all Seller IT Systems currently used in the Business are in good working condition to effectively perform all information technology operations necessary to conduct the Business as currently conducted by Seller-Related Parties. None of the Seller-Related Parties has experienced, within the past year, any material disruption to, or material interruption in, the conduct of the Business attributable to a defect, bug, breakdown or other failure or deficiency of the Seller IT Systems, which has not been corrected. Each of the Seller-Related Parties has taken commercially reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of the Business (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of the Business. None of the Seller-Related Parties is in breach of any Contract relating to any Seller IT System, and, to the Knowledge of the Sellers, there has not occurred any event that, with the passage of time or the giving of notice, or both, would constitute a breach of any Seller Business Contract relating to any Seller IT System.
2.5    Receivables. The accounts receivable included in the Transferred Business Receivables: (a) will represent valid obligations of Business Customers arising from bona fide transactions entered into in the ordinary course of business; and (b) except to the extent collected prior to the Closing Date, will be current as of the Closing Date and, to the Knowledge of the Sellers, assuming reasonable and diligent efforts to collect are made by the Purchasers, and that the Purchasers are not otherwise in breach of any Contract to which any of the accounts receivable relate, will be collected in full (without any counterclaim or setoff), net of an allowance for doubtful accounts in an amount determined in accordance with U.S. generally accepted accounting principles applied on a basis consistent with the basis on which the Business Financial Statements were prepared. No agreement for deduction or discount will have been made with respect to any of the Transferred Business Receivables.
2.6    Seller Business Contracts.
(a)    Seller Business Contracts. Part 2.6(a) of the Disclosure Schedule identifies each of the following Seller Contracts existing as of the date of this Agreement:
(v)    each Seller Business Contract to which a Substantial Business Customer that is a Governmental Body is a party;
(vi)    each other Seller Business Contract involving a Substantial Customer;
(vii)    each Seller Contract (excluding any Seller Business Customer Contract) relating to maintenance, support or similar services with respect to any Business Product;
(viii)    each Seller Business Contract relating to any partnership, joint venture or similar Contract;
(ix)    each Seller Business Contract relating to the acquisition, transfer, development or sharing of any Intellectual Property or Intellectual Property Rights (including any joint development agreement, technical collaboration agreement or similar agreement entered into by any of the Seller-Related Parties and including Seller Business Contracts of the type described in Section 2.4(b) and Section 2.4(c));
(x)    each Seller Contract pursuant to which any Person has the right to distribute or otherwise resell any Business IP;
(xi)    each Seller Contract relating to any transaction relating in whole or in part to the Business or any Transferred Business Asset in which any of the Seller-Related Parties merged with any other Person, acquired any securities or Assets of another Person or directly or indirectly acquired any right with respect to any Transferred Business Asset, any Business Product or any Business IP;
(xii)    each Seller Contract that gives another Person the right to purchase or license an unlimited quantity of (or use to an unlimited extent) any Business Products (or licenses to Business Products) for a fixed aggregate price at no additional charge;
(xiii)    each Seller Contract (A) granting exclusive rights to license, market, distribute, sell or deliver any Business Product or (B) otherwise contemplating an exclusive relationship between Seller and any other Person in respect of the Business or any of the Transferred Business Assets;
(xiv)    each Seller Contract imposing any restriction on the right or ability of any of the Seller-Related Parties: (A) to engage in Competition with any other Person; (B) to acquire any product or other Asset or any services from any other Person, sell any product or other Asset to or perform any services for any other Person or transact business or deal in any other manner with any other Person, in each case, that relates in whole or in part to the Business or any Transferred Business Asset, including any Seller Contract that contains any “most favored nation” or “most favored customer” or similar provision, in each case, applicable in whole or in part to the Business or any Transferred Business Asset; (C) to modify, develop or distribute any technology included in the Business IP, except for license limitations, set forth in Seller Contracts, that apply only to Intellectual Property or Intellectual Property Rights licensed to such Seller-Related Party; (D) to use any Business IP; (E) to manufacture any Business Product; or (F) to solicit or hire any prospective employee, consultant or contractor to be involved in or provide services with respect to the Business or any Transferred Business Asset; and
(xv)    each Seller Contract that would reasonably be expected to be a Transferred IP Contract at the Closing.
(b)    Disclosure of Seller Business Contracts. The Sellers have Made Available to the Purchasers accurate and complete copies of all Seller Business Contracts existing as of the date of this Agreement and all Seller Debt Documents, including, in each case, all amendments thereto entered into on or prior to the date of this Agreement; provided, however, that certain Seller Business Customer Contracts have not been Made Available to the Purchasers; provided, further, that the copies of any Seller Business Customer Contracts that have been Made Available to the Purchasers are nevertheless accurate and complete. Part 2.6(b) of the Disclosure Schedule provides an accurate and complete description of the material terms of each Seller Business Contract that is not in written form.
(c)    Validity, Enforceability and Absence of Breaches. With respect to each Transferred Business Contract and Seller Proprietary Rights Contract: (i) none of the Seller-Related Parties has (and, to the Knowledge of the Sellers, no other Person has) violated or breached in any material respect, or declared or committed any material default under, such Contract; (ii) to the Knowledge of the Sellers, no event has occurred, and no circumstance or condition exists, that would reasonably be expected (with or without notice or lapse of time) to result in a material violation, breach or default by any of the Seller-Related Parties (or, to the Knowledge of the Sellers, by any other Person) of or under any of the provisions of such Contract; (iii) none of the Seller-Related Parties has received any written notice or other written communication (or, to the Knowledge of the Sellers, oral notice or other oral communication) regarding any actual or alleged violation or breach of, or default under, such Contract; and (iv) none of the Seller-Related Parties has waived any material right under such Contract. Each Transferred Business Contract and Seller Proprietary Rights Contract is valid and in full force and effect, and is enforceable by each Seller-Related Party that is a party thereto in accordance with its terms, subject only to: (x) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (y) rules of law governing specific performance, injunctive relief and other equitable remedies.
2.7    Tax Matters. With respect to the Business and the Transferred Business Assets: (a) each Tax required to have been paid, or claimed by any Governmental Body to be payable, by any of the Seller-Related Parties has been duly paid in full on a timely basis; (b) no claim or Legal Proceeding is pending, in progress or, to the Knowledge of the Sellers, has been threatened against any of the Seller-Related Parties in respect of any Tax; (c) there are no unsatisfied Liabilities of any of the Seller-Related Parties for Taxes otherwise due and payable, whether with respect to any notice of deficiency or similar document received by or on behalf of any of the Seller-Related Parties or otherwise; (d) no return or report of any of the Seller-Related Parties relating to Taxes is being audited by any Governmental Body; (e) each Tax Return required to be filed with any Governmental Body has been timely and accurately filed or is subject to an extension permitted by all applicable Legal Requirements; and (f) the Seller-Related Parties are not party to, bound by or the subject of any ruling, closing agreement or Tax holiday with any Governmental Body.
2.8    Legal Proceedings; Orders.

(a)    Legal Proceedings. There is no pending Legal Proceeding against or involving any of the Seller-Related Parties and, to the Knowledge of the Sellers, no Person has threatened to commence any Legal Proceeding against or involving any of the Seller-Related Parties: (a) that involves or, if adversely determined, would reasonably be expected to adversely affect in any material manner or otherwise be material to the Business, any of the Transferred Business Assets or any of the Assumed Business Liabilities; or (b) that challenges, or that will or (if adversely determined or otherwise) would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, the Sellers’ and other applicable Seller-Related Parties’ consummation of any of the Contemplated Transactions.
(b)    Orders. There is no Order issues against or applicable to any Seller-Related Party to which any Seller-Related Party and the Business or any of the Transferred Business Assets is subject. To the Knowledge of the Sellers, there is no proposed Order that, if issued or otherwise put into effect: (i) would or would reasonably be expected to have an adverse effect on the Business, on any of the Transferred Business Assets, on any of the Assumed Business Liabilities or on the ability of any of the Seller-Related Parties to comply with or perform any covenant or obligation under any of the Transactional Agreements; or (ii) would or would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with the Sellers’ and other applicable Seller-Related Parties consummation of any of the Contemplated Transactions.
2.9    Compliance with Legal Requirements.
(a)    Each of the Seller-Related Parties is, and at all times since October 1, 2010, has been, in compliance in all material respects with each Legal Requirement and Order that is applicable to the Business or to the ownership or use of any of the Transferred Business Assets. None of the Seller-Related Parties has been given written (or, to the Knowledge of the Sellers, other) notice of any actual or alleged violation of or non-compliance with any Legal Requirement or Order relating to the Business or any of the Transferred Business Assets. To the Knowledge of the Sellers, none of the Seller-Related Parties is, nor has it been since October 1, 2010, under investigation with respect to or been threatened to be charged with or given written (or, to the Knowledge of the Sellers, other) notice of any actual or alleged violation of or non-compliance with any Legal Requirement or Order relating to the Business or any of the Transferred Business Assets.
(b)    Since October 1, 2010, none of the Seller-Related Parties and none of the Representatives of any of the Seller-Related Parties have, directly or indirectly, taken any action with respect to the Business or any of the Transferred Business Assets that violated or would reasonably be expected to result in any violation of: (i) the principles set out in the Organization for Economic Cooperation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions; (ii) the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder; or (iii) any other applicable anti-corruption and/or anti-bribery Legal Requirement or Order applicable to any of the Seller-Related Parties (whether by virtue of jurisdiction or organization or conduct of business) (the Legal Requirements and Orders referred to in the immediately preceding clauses “(i)” through “(iii),” collectively, the “Anti-Corruption Legal Requirements”).
(c)    With respect to the Business and the Transferred Business Assets, each of the Seller-Related Parties has devised and maintained a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed and access to Assets is permitted only in accordance with its policies and procedures and its management’s general or specific authorization; and (ii) transactions have been recorded as necessary to permit preparation of periodic financial statements and to maintain accountability for Assets, and each of the Seller-Related Parties has otherwise established reasonable and adequate internal controls and procedures intended to ensure compliance with all applicable Anti-Corruption Legal Requirements.
(d)    With respect to the Business and the Transferred Business Assets, since October 1, 2010, none of the Seller-Related Parties and none of the Representatives of any of the Seller-Related Parties has made any payments or transfers of value with the intent, or which have the purpose or effect, of engaging in: (i) commercial bribery; (ii) the acceptance of or acquiescence in kickbacks; or (iii) other unlawful or improper means of obtaining business.
2.10    Licenses and Permits.
(a)    Part 2.10(a) of the Disclosure Schedule sets forth an accurate and complete list of each material Governmental Authorization that is required for any Seller-Related Party to lawfully operate the Business or to lawfully own or license any of the Transferred Business Assets, and each pending application for any such Governmental Authorization, together with the name of the Governmental Body or other Person that issued such Governmental Authorization or with which such application is pending (each Governmental Authorization listed or required to be listed in Part 2.10(a) of the Disclosure Schedule, a “Material Governmental Authorization”).
(b)    Each Material Governmental Authorization has been obtained and maintained by one more of the Seller-Related Parties (and, in the case where a specific Seller-Related Party should obtain a Material Governmental Authorization, by such Seller-Related Party). Each Material Governmental Authorization is valid and in full force and effect. None of the Seller-Related Parties has received written (or, to the Knowledge of the Sellers, other) notice that it is or is alleged to be in default under any Governmental Authorization. No Legal Proceeding is pending against any Seller-Related Party or, to the Knowledge of the Sellers, has been threatened, that, if adversely determined would reasonably be expected to result in the revocation or limitation of any Material Governmental Authorization. None of the Material Governmental Authorizations will be terminated or impaired or become terminable, in whole or in part, in connection with or as a result of any of the Contemplated Transactions.
2.11    Service Provider Matters.
(a)    Business Service Providers.
(i)    No current Business Service Provider has given written (or, to the Knowledge of the Sellers, oral) notice to any of the Seller-Related Parties of his or her intention to go on leave of absence or terminate his or her employment or services. To the Knowledge of the Sellers, each current Business Service Provider is lawfully entitled to work or otherwise provide his or her services for the Seller by which it is employed or engaged, without restriction or any visa, permit, export license or consent (from any academic institution, Governmental Body or any other Person) being required. None of the Seller-Related Parties has received any demand letters, civil rights charges, suits, drafts of suits, complaints or other written communications relating to any claim made by any current or former Business Service Provider pending or threatened between any of the Seller-Related Parties, on the one hand, and any before any Governmental Body. There are no unresolved disputes, grievances or other claims involving any Seller-Related Party, on the one hand, and any current or former Business Service Provider, on the other hand and, to the Knowledge of the Sellers, there is no reasonable basis for any such claim.
(ii)    None of the Seller-Related Parties is, and none of the Seller-Related Parties has been, bound by or a party to, or has a duty to bargain for, any union contract, collective bargaining agreement or other Contract with a labor organization with respect to any of the current or former Business Service Providers. None of the Seller-Related Parties has had any strike, slowdown, work stoppage, lockout, job action or threat thereof, or question concerning representation, by or with respect to any of the current or former Business Service Providers. To the Knowledge of the Sellers, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, job action, labor dispute or union organizing activity or any similar activity or dispute that would reasonably be expected to have an adverse effect on the Business.
(iii)    The gathering, processing, maintenance and transferring of any information provided by the Sellers to the Purchasers in connection with the current and former Business Service Providers is, and has at all times been, in compliance in all material respects with each Seller Privacy Policy, all applicable Legal Requirements relating to privacy, data protection and data security with respect to the collection, processing, storage, transmission, transfer (including cross-border transfers), disclosure and use of Personal Data of the current and former Business Service Providers.
(iv)    To the Knowledge of the Sellers, no current Business Service Provider is subject to any employment, invention assignment, patent disclosure, non-competition, non-solicitation, confidentiality or other agreement or arrangement that interferes or creates a conflict of interest with or is reasonably likely to interfere or create a conflict of interest with (i) the performance of such person’s duties to any of the Sellers in connection with the Transferred Business Assets, or (ii) the conduct of the Business of any of the Sellers as it is now being conducted.
2.12    Authority; Binding Nature of Agreements. Each of the Seller-Related Parties has all requisite right, power and authority to enter into and to perform such Seller-Related Party’s obligations under each of the Transactional Agreements to which such Seller-Related Party is or may become a party, and the execution, delivery and performance by each Seller-Related Party of the Transactional Agreements to which such Seller-Related Party is or may become a party have been duly authorized by all necessary action on the part of such Seller-Related Party and its board of directors (or, for each Seller-Related Party that is not a Delaware corporation, the body or Person(s) having authority equivalent to that of a board of directors of a Delaware corporation). No approval or authorization of the stockholders, other securityholders or creditors of any of the Seller-Related Parties is required (under any Legal Requirement or otherwise) in connection with either: (a) the execution, delivery and performance by such Seller-Related Party of any of the Transactional Agreements to which such Seller-Related Party is or may become a party or (b) the consummation of any of the Contemplated Transactions to be consummated by such Seller-Related Party. This Agreement has been duly and validly executed by the Sellers, constitutes the legal, valid and binding obligations of the Sellers, and is jointly and severally enforceable against the Sellers in accordance with its terms, subject only to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) general principles of equity.
2.13    Non-Contravention; Consents.
(a)    Neither the execution and delivery by any Seller-Related Party of any of the Transactional Agreements to which such Seller-Related Party is or will become a party, nor the consummation or performance by any Seller-Related Party of any of the Contemplated Transactions to be consummated or performed by such Seller-Related Party, will (with or without notice or lapse of time):
(i)    contravene, conflict with or result in a violation of: (A) any of the provisions of the Charter Documents of such Seller-Related Party; or (B) any resolution adopted by the directors, managers or shareholders, or any committee of the directors, of such Seller-Related Party;

(ii)    contravene, conflict with or result in a violation of any Legal Requirement or any Order to which such Seller-Related Party, the Business or any of the Transferred Business Assets or Assumed Business Liabilities is subject;
(iii)    result in the imposition or creation of any Encumbrance upon or with respect to any Transferred Business Asset; or
(iv)    contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Contract to which such Seller-Related Party is a party or by which such Seller-Related Party is bound, or give any Person the right to declare a default or exercise any remedy under any such Contract.
(b)    None of the Seller-Related Parties was, is or will be required to make any filing with or give any notice to, or to obtain any Consent or Governmental Authorization from, any Person in connection with the execution and delivery of any of this Agreement or any of the other Transactional Agreements or the consummation or performance of the sale and purchase of the Transferred Business Assets, the delegation or assumption of the Assumed Business Liabilities or any of the other Contemplated Transactions.
(c)    Without limiting the generality of the preceding representations and warranties set forth in this Section 2.13, there is not, and there will not be, any bulk transfer law or similar Legal Requirement applicable to any of the Contemplated Transactions.
2.14    Absence of Changes. Since June 30, 2015:
(a)    there has not been a Material Adverse Effect and no event has occurred or circumstance has existed or arisen that would reasonably be expected to have or result in a Material Adverse Effect;
(b)    the Sellers and other applicable Seller-Related Parties have conducted the Business only in the ordinary course and consistent with past practice (other than conducting a sale process with respect to a sale of the Business), and have at all times used commercially reasonable efforts to: (i) preserve intact the present Business; and (ii) preserve their relationships with customers, suppliers and others having dealings with it related to the Business; and
(c)    none of the Seller-Related Parties has:
(i)    (A) changed its practices or procedures with respect to the collection of accounts receivable or the payment of accounts payable relating to the Business, (B) offered to discount the amount of any account receivable relating to the Business other than in the ordinary course of business consistent with past practice or (C) extended any incentive (whether to an account debtor or any employee or third party responsible for the collection of receivables) with respect to any account receivable relating to the Business or the collection thereof;
(ii)    cancelled, compromised, waived or released any right or claim relating to the Business or any of the Transferred Business Assets that would otherwise constitute a Transferred Business Claim, other than immaterial rights or claims in the ordinary course of business; or
(iii)    authorized, approved, agreed to or made any commitment or binding offer, orally or in writing, to take any of the actions described in this Section 2.14.

2.15    Brokers. None of the Sellers has agreed or become obligated to pay, and none of the Sellers has taken any action that would reasonably be expected to result in any Person claiming to be entitled to receive, any brokerage commission, finder’s fee or similar commission or fee in connection with any of the Contemplated Transactions.
2.16    Governmental Grants. No grant from any Governmental Body (a “Governmental Grant”) that has ever been received by any Seller-Related Party was ever used in the Business or the research, development or modification of any Transferred Business Asset, including in the research, development or modification of any Business IP.
2.17    Customers.
(a)    Part 2.17(a) of the Disclosure Schedule sets forth an accurate and complete list of the largest Business Customers representing 70% of the contract value solely attributable to the Business generated during the twelve-month period ended September 30, 2015 (the “Substantial Business Customers”), ranked in descending order based on, and together with, the contract value solely attributable to the Business generated by each such Substantial Business Customer in respect of the Business during such period.
(b)    No Substantial Business Customer has terminated or sought, materially reduced or changed or sought to change the pricing or other terms of its relationship, business or dealings with the Seller-Related Parties in respect of the Business, or has provided any written (or, to the Knowledge of the Sellers, other) notice that it intends to do any of the foregoing. None of the Sellers or any other Seller-Related Party is engaged in any material dispute with any Substantial Business Customer relating to the Business.
2.18    Full Disclosure. To the Knowledge of the Sellers, this Agreement (as modified by the Disclosure Schedule) does not contain any untrue statement of material fact or omit to state any material fact necessary to make any of the representations, warranties or other statements or information contained herein or therein, in light of the circumstances in which it was made, not misleading.
2.19    Acknowledgments. The Sellers acknowledge that, except for such representations and warranties of the Purchasers set forth in this Agreement and the other Transactional Agreements, none of the Purchasers or their respective Affiliates or Representatives has made any representation or warranty, express or implied, at law or in equity. Notwithstanding anything to the contrary contained in this Section 2.19 or elsewhere in this Agreement, nothing contained in this Section 2.19 shall have the effect or shall be deemed to have the effect of imposing any limitations whatsoever on any Person’s rights, remedies or recourse against any other Person in the event of Fraud.

3.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS.
The Purchasers represent and warrant, to and for the benefit of comScore, as follows:
3.1    Organization. Each of the Purchasers is properly registered, duly organized and validly existing under the laws of the jurisdiction of its organization.
3.2    Authority. Each of the Purchasers has all requisite right, power and authority to enter into and to perform its obligations under each Transactional Agreement to which it is or will become a party, and the execution and delivery by each Purchaser of each Transactional Agreement to which such Purchaser is or will become a party has been or will be duly authorized by any necessary action on the part of such

Purchaser and its board of directors (or, for each Purchaser that is not a Delaware corporation, the body or Person(s) having authority equivalent to that of a board of directors of a Delaware corporation).
3.3    Binding Nature of Agreements. This Agreement has been duly and validly executed by each of the Purchasers and constitutes the legal, valid and binding obligation of each of the Purchasers, enforceable against the Purchasers in accordance with its terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) general principles of equity.
3.4    Non-Contravention; Consents.
(a)    Subject to Section 3.4(c), neither the execution and delivery by any Purchaser of any of the Transactional Agreements to which such Purchaser is or will become a party, nor the consummation or performance by any Purchaser of any of the Contemplated Transactions to be consummated or performed by such Purchaser, will (with or without notice or lapse of time):
(iv)    contravene, conflict with or result in a violation of: (A) any of the provisions of the Charter Documents of such Purchaser; or (B) any resolution adopted by the directors, managers or shareholders, or any committee of the directors, of such Purchaser;
(v)    contravene, conflict with or result in a violation of any Legal Requirement or any Order to which such Purchaser is subject; or
(vi)    contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Contract to which such Purchaser is a party or by which such Purchaser is bound, or give any Person the right to declare a default or exercise any remedy under any such Contract, except, in the case of each of clauses “(ii)” and “(iii),” for violations that would not reasonably be expected to have a material and adverse effect on the Purchasers’ ability to consummate the Contemplated Transactions to be consummated by the Purchasers.
(b)    Subject to Section 3.4(c), none of the Purchasers is or will be required to make any filing with or give any notice to, or to obtain any Consent or Governmental Authorization from, any Person in connection with the execution and delivery of any of this Agreement or any of the other Transactional Agreements to which such Purchaser is a party or the consummation or performance of the purchase of the Transferred Business Assets, the assumption of the Assumed Business Liabilities or any of the other Contemplated Transactions to be consummated by such Purchaser, except where the failure to make such filing, give such notice, or obtain such Consent or Governmental Authorization would not reasonably be expected to have a material and adverse effect on the Purchasers’ ability to consummate the Contemplated Transactions to be consummated by the Purchasers.
(c)    Notwithstanding anything to the contrary set forth in Section 3.4(a), Section 3.4(b) or any other provision of this Agreement, none of the Purchasers is making any representation or warranty regarding: (i) any Service Transfer Regulation; (ii) the applicability of any Service Transfer Regulation to any of the Contemplated Transactions or any Person in connection therewith; (iii) whether the execution and delivery of any Transactional Agreement or the consummation or performance of any of the Contemplated Transactions by any Person will (with or without notice or lapse of time), contravene, conflict with or result in a violation of any Service Transfer Regulation; or (iv) whether any Person was, is or will be required to make any filing with or give any notice to, or to obtain any Consent or Governmental Authorization from, any Person in connection with any Service Transfer Regulation.
3.5    Legal Proceedings; Orders.

(d)    Legal Proceedings. There is no pending Legal Proceeding against or involving any of the Purchasers that challenges, or that (if adversely determined or otherwise) would reasonably be expected to have the effect of preventing or making illegal, materially delaying or otherwise materially interfering with, any of the Contemplated Transactions.
(e)    Orders. There is no Order to which any of the Purchasers is subject that (i) would or would reasonably be expected to materially and adversely affect the ability of any of the Purchasers to comply with or perform any covenant or obligation of such Purchaser under any of the Transactional Agreements to which such Purchaser is a party; or (ii) would or would reasonably be expected to have the effect of preventing or making illegal, materially delaying or otherwise materially interfering with, any of the Contemplated Transactions with any of the Contemplated Transactions required to be consummated by such Purchaser.
3.6    Available Funds; Solvency. As of immediately prior to the Closing, the Purchasers will collectively have access to funds that will be sufficient to pay the Purchase Price. The Purchasers will not become insolvent as a result of the payment of the Purchase Price.
3.7    Acknowledgments. The Purchasers acknowledge that, except for such representations and warranties of the Sellers set forth in this Agreement and the other Transactional Agreements, none of the Sellers or their respective Affiliates or Representatives has made any representation or warranty, express or implied, at law or in equity, in respect of the properties or assets of the Sellers, including as to (A) the operation of the Business by Purchasers after the Closing; or (B) the probable success or profitability of the Business after the Closing. The Purchasers further acknowledge that none of the Sellers or their respective Affiliates or Representatives has made, or shall be deemed to have made, any representation or warranty, express or implied, at law or in equity, of any kind or nature whatsoever concerning or as to the accuracy or completeness of any projections, budgets, forecasts or other forward-looking financial information concerning the future revenue, income, profit or other financial results of the Business. In addition, the Purchasers acknowledge that there are uncertainties inherent in attempting to make any such projections, budgets, forecasts or other forward-looking financial information and actual results of operations may differ materially from any such projections, budgets, forecasts or other forward-looking financial information. Notwithstanding anything to the contrary contained in this Section 3.7 or elsewhere in this Agreement, nothing contained in this Section 3.7 shall have the effect or shall be deemed to have the effect of imposing any limitations whatsoever on any Person’s rights, remedies or recourse against any other Person in the event of Fraud.

4.	CERTAIN COVENANTS.
4.1    Access and Investigation.
(a)    Access to the Sellers, Business and Transferred Business Assets. During the Pre-Closing Period, the Sellers shall, promptly upon the Purchasers’ reasonable request (i) provide, for any of the Transaction Purposes, to the Purchasers and their respective Representatives reasonable access (including copies of) (which, in the case of items that are in or can be readily converted into digital form, may be achieved by making such item available in the Data Room): (A) to any Assets, books, records, Tax Returns (to the extent necessary or useful for the preparation of the Purchase Price Allocation Schedule), work papers and other documents of the Seller-Related Parties that are Business-Related; and (B) to the current (as of the time of the Purchasers’ request for access thereto) Business Service Providers and (to the extent related to the Business or the Transferred Business Assets, any other Representatives) of the Seller-Related Parties; and (ii) the Seller-Related Parties and their respective Representatives shall compile such additional financial, operating and other data and information relating to the Business or the Transferred

Business Assets as the Purchasers may reasonably request in good faith for any Transaction Purpose, and shall provide reasonable access to (including copies of) such data and information as described in the preceding clause “(i).”
(b)    Access to Third Parties Involved in the Business. During the Pre-Closing Period, with reasonable prior notice to the Sellers, the Purchasers and their respective Representatives may make inquiries of Persons having business relationships with any of the Seller-Related Parties relating to the Business or any of the Transferred Business Assets (including suppliers and licensors in respect of the Business or any of the Transferred Business Assets and Business Customers). The Sellers shall ensure that each Seller-Related Party and its Representatives facilitate (and reasonably cooperate fully with Purchasers in connection with) such inquiries, including by providing the contact information of the Persons of whom the Purchasers are permitted to make such inquiries; provided, however, that, without limiting such facilitation obligations of the Sellers, the Purchasers and the Sellers shall consult concerning the appropriate method and timing of providing the Purchasers with access to or copies of any information that identifies or can be used to contact any such Person, and the Purchasers shall have sole discretion regarding whether and how to provide any notice or opt-out choice to such Persons with respect to the availability of such information to the Purchasers.
(c)    Financial Statements. The Sellers shall deliver to the Purchasers, as soon as reasonably practicable after the end of each monthly accounting period that ends during the Pre-Closing Period, financial reports detailing the billed and received accounts receivable, notes receivable, other receivables, prepayments, and/or deposits of or held by any Seller-Related Party under the Seller Business Customer Contracts as of the end of and for such monthly accounting period.
(d)    Data Room. Within seven Business Days after the date of this Agreement, the Sellers will deliver to the Purchasers one or more DVDs or other digital media evidencing the documents and information that were Made Available for purposes of this Agreement. The Sellers shall cause the Data Room to be maintained throughout the Pre-Closing Period, and shall cause to be added to the Data Room as promptly as reasonably practicable any documents or information created or discovered during the Pre-Closing Period that would have been required or advisable to be Made Available to the Purchasers if in existence prior to the date of this Agreement.
4.2    Operation of Business. Each of the Sellers shall ensure that at all times during the Pre‑Closing Period the following covenants are complied with:
(e)    the Business shall be conducted exclusively in the ordinary course and in the same manner as the Business has been conducted prior to the date of this Agreement, and each Seller-Related Party involved in the Business shall take such actions as are necessary or appropriate to cause the Business to be so conducted, in each case, except as otherwise expressly required by the terms of this Agreement;
(f)    each of the Seller-Related Parties shall use all reasonable efforts to: (i) keep available the services of the Business Service Providers (other than any Business Service Providers who, as of the execution and delivery of this Agreement on the date of this Agreement, are former (and not current) Business Service Providers); and (ii) maintain its relations and goodwill with all Business Customers and Business Service Providers (other than any Business Service Providers who, as of the execution and delivery of this Agreement on the date of this Agreement, are former (and not current) Business Service Providers); provided, however, that the Seller-Related Parties may terminate the employment of any Business Services Provider for reasonable cause;

(g)    none of the Seller-Related Parties shall sell, transfer, lease, license or otherwise dispose of, or place any Encumbrance on, any of the Transferred Business Assets;
(h)    none of the Seller-Related Parties shall license, disclose or provide any of the Transferred Source Code to any third party;
(i)    each of the Seller-Related Parties shall: (i) pay as they become due any undisputed trade and supplier payables; (ii) not change its practices or procedures with respect to the collection of accounts receivable or the payment of accounts payable relating to the Business; (iii) not offer to discount the amount of any account receivable relating to the Business; and (iv) not amend the payment terms of, take any action that would have the effect of extending the payment dates on, or take any action that would permit any of the Seller-Related Parties to delay any payments on any trade or supplier payables;
(j)    none of the Seller-Related Parties shall commence or settle any Legal Proceeding relating to the Business or any of the Transferred Business Assets;
(k)    none of the Seller-Related Parties shall take any action or allow any action to be taken or enter into any transaction that would reasonably be expected to delay or interfere with the consummation of the Contemplated Transactions; and
(l)    none of the Seller-Related Parties shall agree, commit or offer (in writing or otherwise) to take any of the actions prohibited in clauses “(a)” through “(g)” of this Section 4.2.
Notwithstanding the foregoing, the Sellers may take any action described in this Section 4.2 if: (x) the Purchasers give their prior written consent to the taking of such action by the Sellers (such consent not to be unreasonably withheld) or (y) the taking of such action is described in the corresponding sub-part of Part 4.2 of the Disclosure Schedule.
4.3    Filings, Notices and Consents.
(d)    Pre-Closing Filing, Notice and Consent Efforts.
(i)    Each of the Sellers shall ensure that each of the Seller-Related Parties and their respective Representatives: (A) reasonably cooperates with the Purchasers and the Purchasers’ Representatives; (B) complies with any reasonable directions provided by the Purchasers with respect to, and make, give and obtain on a timely basis, all filings, notices, Consents and Governmental Authorizations required to be made, given or obtained by any of the Seller-Related Parties in order to consummate the Contemplated Transactions; and (C) prepares and makes available to the Purchasers or their Representatives such documents and take such other actions as the Purchasers may reasonably request in good faith in connection with any filing, notice, Consent or Governmental Authorization that the Purchasers are required to or elect to make, give or obtain; provided, however, that the Sellers shall not be required to actively solicit any Consents required to be obtained with respect to any: (x) Exclusive Business Customer Contract or other Notice-Approach Consent-Required Contract (but shall be required to send the notices contemplated by Section 4.3(a)(ii) in respect of such Contracts); or (y) Seller Proprietary Rights Contract. Without limiting the generality of the immediately preceding sentence, except as otherwise requested by the Purchasers, the Sellers shall, and shall cause any applicable other Seller-Related Parties to, seek, from each Person who is a party to any Consent-Required Contract designated by the Purchasers as being subject to this Section 4.3(a)(i) (it being understood that the Purchasers shall not be entitled to so designate any:

(1) Exclusive Business Customer Contract or other Notice-Approach Consent-Required Contract; or (2) Seller Proprietary Rights Contract) (each Contract so designated by the Purchasers, an “Active-Approach Consent-Required Contract”) a Consent, in form and substance reasonably satisfactory to the Purchasers, duly executed by such Person, consenting to the assignment and delegation of the rights and Liabilities of the Seller-Related Parties under such Active-Approach Consent-Required Contract upon the terms of this Agreement.
(ii)    As promptly as reasonably practicable after the execution and delivery of this Agreement (or at such other time during the Pre-Closing Period as may be requested by the Purchasers in their sole discretion), the Sellers shall deliver or cause to be delivered to each Person who is a party to: (A) any Exclusive Business Customer Contract or (B) any other Consent-Required Contract designated by the Purchasers as being subject to this Section 4.3(a)(ii) (it being understood that the Purchasers shall not be entitled to so designate any Seller Proprietary Rights Contract) (each such Contract, a “Notice-Approach Consent-Required Contract”) a written notice (in form and substance reasonably satisfactory to, and approved in advance in writing by, the Purchasers) notifying such Person of the pendency of the Contemplated Transactions and the intended assignment of the Seller-Related Parties’ rights and, if applicable, the delegation of the Seller-Related Parties’ obligations, under such Contract to the Purchasers or any Designated Adobe Affiliate and containing any other information regarding the Contemplated Transactions reasonably requested by the Purchasers.
(iii)    The Sellers shall promptly notify the Purchasers upon receiving any correspondence or other oral or written communications from any Person from whom any Consent is sought or any notice is given pursuant to this Section 4.3(a) either relating to such potential Consents or to such notices or that would otherwise reasonably be expected to affect the rights or ability of the Seller-Related Parties to assign any rights or delegate any obligations under any Consent-Required Contract to the Purchasers or any Designated Adobe Affiliates at the Closing, and shall promptly provide the Purchasers with copies of any such communications that are in written form (including any electronic writing such as email, etc.).
(e)    Closing Treatment of Certain Consent-Required Contracts. Notwithstanding anything to the contrary set forth in Section 1.1(c), Section 1.4(b) or Section 1.5, if, as of immediately prior to the Closing (A) any Consent required with respect to any Active-Approach Consent-Required Contract has not been obtained (such an Active-Approach Consent-Required Contract, a “Specified Business Contract”); or (B) any third party to any Notice-Approach Consent-Required Contract has formally or informally objected to or otherwise communicated (orally or in writing) any denial, refusal to acknowledge or other non-acceptance of the assignment of any Seller-Related Party’s rights, or the delegation of any Seller-Related Party’s Liabilities, under such Contract to any Purchaser or Designated Adobe Affiliate (such a Notice-Approach Consent-Required Contract, an “Excluded Business Contract”), then, in the case of each of clauses “(A)” and “(B)”: (x) no rights of any of the Seller-Related Parties under such Contract shall be assigned or transferred to the Purchasers or any Designated Adobe Affiliate at the Closing; (y) neither the Purchasers nor any Designated Adobe Affiliate shall be obligated to assume, discharge or perform any Liability under such Contract at the Closing; and (z) no Intellectual Property or Intellectual Property Right provided under such Contract shall be deemed part of the “Transferred Business IP” for purposes of measuring the accuracy of Section 2.4(f)(ii)(H) as of the Closing Date. For purposes of clarity, each Specified Business Contract shall be treated after the Closing as set forth in Section 10.1(b) and each Excluded Business Contract shall be treated after the Closing as set forth in Section 10.1(c).
4.4    Notification. The Sellers shall promptly notify the Purchasers in writing of: (a) any discovery by any of the Sellers of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a breach of any representation or warranty made by the Sellers in this Agreement; (b) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a breach of any representation or warranty made by the Sellers in this Agreement if: (i) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (ii) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (c) any breach of any covenant or obligation of any of the Sellers; (d) any Seller Business Contract entered into by any of the Seller-Related Parties during the Pre-Closing Period; and (e) any event, condition, fact or circumstance that may make the timely satisfaction of any of the conditions set forth in Section 6 or Section 7 impossible or unlikely.
4.5    No Negotiation. The Sellers shall ensure that, during the Pre‑Closing Period, none of the Seller-Related Parties or any of their respective Representatives, directly or indirectly: (a) solicits or encourages the initiation of any inquiry, proposal or offer from any Person (other than the Purchasers) relating to any Prohibited Transaction; (b) participates in any discussions or negotiations with, or provides any non‑public information to, any Person (other than the Purchasers and their Representatives) relating to any proposed Prohibited Transaction; or (c) considers the merits of, or enters into any Contract relating to, any inquiry, proposal or offer from any Person (other than the Purchasers) relating to any Prohibited Transaction.
4.6    Reasonable Efforts. During the Pre‑Closing Period, each of the Sellers shall use its reasonable efforts to cause (and each of the Sellers shall ensure that each of the Seller-Related Parties shall use reasonable efforts to cause) the conditions set forth in Section 6 to be satisfied on a timely basis and each of the Purchasers shall use its reasonable efforts to cause the conditions set forth in Section 7 to be satisfied on a timely basis.
4.7    Termination of Certain Contracts. Prior to the Closing, the Sellers shall cause to be terminated or amended (in accordance with Section 6.6(f)), effective as of the Closing, each of the Contracts referred to in Section 6.6(f).
4.8    Transferred Business Receivables. Within 10 Business Days after the Closing Date, the Sellers shall deliver a schedule, in form and substance reasonably satisfactory to the Purchasers, setting forth an accurate and complete list of the Transferred Business Receivables (including, with respect to each account receivable included in the Transferred Business Receivables, the name of the Business Customer from whom payment is owed, the amount owed and the aging thereof and, with respect to each prepayment or deposit included in the Transferred Business Receivables, the amount of such prepayment or deposit and the name of the Business Customer from whom it was received) as of the close of business on the Business Day immediately preceding the Closing Date (the “Closing Business Receivables Schedule”). Three Business Days prior to the Closing Date, the Sellers shall deliver to the Purchasers a preliminary draft of the Closing Business Receivables Schedule, which shall be prepared by the Sellers in good faith and set forth the Sellers reasonable, good faith estimates and projections of the information required to be set forth on the Closing Business Receivables Schedule.
4.9    Cooperation with Respect to the Material Governmental Authorizations. From and after the date of this Agreement, the Sellers shall, and shall cause any other relevant Seller-Related Parties, to, reasonably cooperate with the Purchasers to make any required filings with any Governmental Body in connection with (or relating to the subject matter of) the Material Governmental Authorizations.

5.	TREATMENT OF BUSINESS CONFIDENTIAL INFORMATION; RESTRICTIVE COVENANTS.

5.1    Treatment of Business Confidential Information
(m)    Pre-Closing Business Confidentiality Obligations. From and after the execution and delivery of this Agreement, unless this Agreement is terminated pursuant to Section 8, the Sellers shall ensure that no Seller-Related Party and no Representative of any Seller-Related Party (it being understood and agreed that, for purposes of this Section 5, each reference to one or more Seller-Related Parties shall include all current and future Seller-Related Parties and each reference to one or more Representatives of any Seller-Related Parties shall include all current and future Representatives of such Seller-Related Party), fails to protect the confidentiality of and take all reasonable steps to prevent disclosure or unauthorized use of any Business Confidential Information and to prevent any Business Confidential Information from falling into the public domain or the possession of persons not legally bound to maintain the confidentiality of such Business Confidential Information.
(n)    Post-Closing Business Confidentiality Obligations. From and after the Closing, the Sellers shall ensure that no Seller-Related Party and no Representative of any Seller-Related Party: (i) uses any Business Confidential Information for any purpose (except as required under the Transactional Agreements); or (ii) fails to protect the confidentiality of and take all reasonable steps to prevent disclosure or unauthorized use of any Business Confidential Information and to prevent any Business Confidential Information from falling into the public domain or the possession of persons not legally bound to maintain the confidentiality of such Business Confidential Information.
(o)    Exclusions. The restrictions on use and disclosure of Business Confidential Information set forth in Section 5.1(a) and Section 5.1(b) shall not apply to information that is in the public domain through no act of any of the Seller-Related Parties. The restrictions on disclosure of Business Confidential Information set forth in Section 5.1(b) shall not apply to any Business Confidential Information to the extent it is required to be disclosed by Order of a Governmental Body.
(p)    Protective Orders. Notwithstanding anything to the contrary provided in clause Section 5.1(c), if any Seller-Related Party or any of their respective current or future Representatives is required by an order of a Governmental Body to disclose any Business Confidential Information to any Person, then the Sellers shall, except to the extent prohibited by applicable Legal Requirements, promptly provide the Purchasers with written notice specifying the relevant facts and circumstances and providing a copy of the relevant order, and the Purchasers shall be permitted to seek a protective order and/or other appropriate remedy that may prevent or limit the application of such order to: (i) the Sellers or their former, current or future Affiliates or former, current and future Representatives or (ii) the Business Confidential Information. Except to the extent prohibited by applicable Legal Requirements, the Sellers shall (and shall cause their respective current and future Affiliates and current and future Representatives to) cooperate in good faith with the Purchasers and the Purchasers’ current and future Representatives in any attempt by the Purchasers to obtain any such protective order or other remedy. If both (x) the Purchasers elect not to seek, or are unsuccessful in obtaining, any such protective order or other remedy and (ii) the Sellers furnish the Purchasers with the written advice of reputable outside legal counsel of nationally recognized reputation confirming that the disclosure of such Business Confidential Information is legally required by the relevant Order of a Governmental Body, then the Sellers or their Affiliates or Representatives, in each case, who are subject to such order may disclose such Business Confidential Information to the extent and only to the extent legally required by such Order; provided, however, that the Sellers shall, and shall cause their respective current and future Affiliates and current and future Representatives to, use reasonable efforts to ensure that such Business Confidential Information is treated confidentially by each Person who receives such Business Confidential Information and to mitigate any Damages that would reasonably be expected to be incurred by the Purchasers or any of their Affiliates as a result of such disclosure.

5.2    Restrictive Covenants.
(f)    Noncompetition. Each of the Sellers agrees that, during the Restricted Period, it shall not, and it shall ensure that no Seller-Related Party does or will:
(i)    engage directly or indirectly in Competition in any part of the Restricted Territory; or
(ii)    directly or indirectly hold or acquire any direct or indirect interest in any (A) Specified Competitor; or (B) other Person that engages directly or indirectly in any Competition in any part of the Restricted Territory
; provided, however, that the Sellers and the other Seller-Related Parties may (x) without violating this Section 5.2(a): (I) own, as a passive investment, shares of capital stock of a publicly-held corporation that engages in Competition if: (aa) such shares are actively traded on an established national securities market in the United States; (bb) the number of shares of such corporation’s capital stock that are owned beneficially by such Persons collectively represent less than one percent of the total number of shares of such corporation’s capital stock that is outstanding; and (cc) none of such Persons is otherwise directly or indirectly engaged in Competition in connection with, or facilitating Competition by, such corporation or with any Affiliate of such corporation; and (y) without violating Section 5.2(a)(ii), engage in arm’s-length commercial relationships with a Specified Competitor or other Person that: (I) do not relate directly or indirectly to, or facilitate, any Competition by such Specified Competitor or other Person; and (II) are not entered into in bad faith to circumvent or limit the intended purposes of this Section 5.2(a); and (z) without violating this Section 5.2(a), be acquired in an arm’s-length, bonafide transaction by a Person who, or any of whose subsidiaries, divisions or Affiliates, engages in Competition, provided that none of the Sellers, Seller-Related Parties or their Representatives (or former Representatives who become Representatives of the acquirer or any of its subsidiaries, divisions or Affiliates) provides assistance or Business Confidential Information in respect of any Competition engaged in by the acquiring party or its Affiliates.
(g)    Non-Interference; Non-Disparagement. Each of the Sellers agrees that, during the Restricted Period, it shall not, and it shall ensure that no other Seller-Related Party does or will:
(v)    directly or indirectly, personally or through others, interfere or attempt to interfere with the relationship (insofar as it relates to the Business or any of the Transferred Business Assets) of the Purchasers or any of their Affiliates with any current or future Business Customer or supplier, reseller or other Person that has a business relationship with the Purchasers or any of their Affiliates relating to the Business or any of the Transferred Business Assets; or
(vi)    libel, slander or publicly disparage the Purchasers or any of their Affiliates in respect of: (A) the Business, (B) the digital analytics business of the Purchasers or any of their Affiliates or (C) any of the Transferred Business Assets, in the case of each of clauses “(A)” through “(C),” in any manner that would reasonably be expected to be harmful to the Purchasers or any of their Affiliates or to the reputation or goodwill of the Business or the digital analytics business of the Purchasers or any of their Affiliates.
(h)    Use of Trademarks and Domain Names. From and after the Closing, the Sellers shall not, and shall ensure that no other Seller-Related Party does or will, use any Trademark or domain name included in the Transferred Business IP or licensed under the Retained IP Licensed Agreement, except as specifically directed by Adobe, provided that the foregoing covenant does not restrict the use of the name “comScore” separate and apart from the Trademarks and domain names described above. The Sellers shall, and shall cause any relevant Seller-Related Party to, redirect all internet traffic that comes to each of the websites or URLs listed on Schedule 5.2(c) to the websites and URLs designated by the Purchasers from time to time to receive such traffic.
5.3    Severability. If a judicial or arbitral determination is made that any provision of this Section 5 or part hereof constitutes an unreasonable or otherwise unenforceable restriction against any party hereto, such provisions of this Section 5 or part hereof shall be rendered void only to the extent that such judicial or arbitral determination finds such provision or part hereof to be unreasonable or otherwise unenforceable. In this regard, the Sellers and the Purchaser hereby agree that any such judicial authority or arbitrator construing this Agreement shall be empowered to sever any provision or portion thereof, including in respect of scope, duration of restrictions or geographic area from the coverage of this Section 5 and to apply the provisions of this Section 5 to the remaining provisions or portions thereof in respect of the scope, duration of restrictions and geographic area not so severed. Moreover, notwithstanding the fact that any provision of this Section 5 or part hereof is determined not to be specifically enforceable, the non-breaching party nevertheless shall be entitled to recover monetary damages as a result of the breach (if any) of the specific covenants not to disclose Business Confidential Information as set forth in this Section 5. The time period during which the prohibitions set forth in this Section 5 shall apply shall be tolled and suspended for a period equal to the aggregate time during which the breaching party violates such prohibitions in any respect.

6.	CONDITIONS PRECEDENT TO THE PURCHASERS’ OBLIGATION TO CLOSE
The Purchasers’ respective obligations to purchase the Transferred Business Assets and to take the other actions required to be taken by the Purchasers at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Adobe (on behalf of all of the Purchasers), in whole or in part, in writing):
6.1    Accuracy of Sellers’ Representations. Each of the representations and warranties set forth in Section 2: (a) shall have been accurate in all material respects on and as of the date of this Agreement (except for any representations and warranties that are qualified by the terms “material,” “in all material respects,” “Material Adverse Effect” or other similar qualifiers, which representations and warranties shall have been accurate in all respects on and as of the date of this Agreement); and (b) shall be accurate in all material respects on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date (except for any representations and warranties that are qualified by the terms “material,” “in all material respects,” “Material Adverse Effect” or other similar qualifiers, which representations and warranties shall be accurate in all respects on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date) (other than, in the case of each of clauses “(a)” and “(b),” any such representations and warranties that address matters only as of a specified date, which representations and warranties shall have been accurate in all material respects as of such date (except for any such representations and warranties that are qualified by the terms “material,” “in all material respects,” “Material Adverse Effect” or other similar qualifiers, which representations and warranties shall be accurate in all respects on and as of such date)); provided, however, that, in each case, for purposes of determining the accuracy of such representations and warranties, there shall be disregarded any update of or modification to the Disclosure Schedule made or purported to have been made on or after the execution and delivery of this Agreement on the date of this Agreement.
6.2    Performance of Sellers’ Obligations. All of the covenants and obligations that the Sellers are required to comply with or to perform pursuant to this Agreement at or prior to the Closing (considered collectively), and each covenant or obligation that any Seller is required to comply with or to perform pursuant to this Agreement at or prior to the Closing (considered individually), shall have been duly complied with

(with respect to the covenants and obligations that are required to be complied with) and performed (with respect to the covenants and obligations that are required to be performed) in all material respects.
6.3    No Material Adverse Effect. There shall have been no Material Adverse Effect since the date of this Agreement.
6.4    Governmental Authorizations. Any Governmental Authorization required to be obtained in connection with the Contemplated Transactions under any applicable Legal Requirement shall have been obtained and shall remain in full force and effect.
6.5    Customer-Related Conditions.
(e)    Substantial and Key Business Customers. No more than eight of the Substantial Business Customers, and none of the Key Business Customers, shall have: (i) terminated or sought to terminate its business or relationship with any of the Seller-Related Parties in its capacity as a Business Customer, (ii) materially reduced or sought to materially reduce its business or relationship with any of the Seller-Related Parties in its capacity as a Business Customer, (iii) negatively changed or sought to negatively change the pricing or other terms of its business or relationship with any of the Seller-Related Parties in its capacity as a Business Customer, (iv) if any Seller Contract with such Substantial Business Customer or Key Business Customer in its capacity as a Business Customer is due to expire or is up for renewal during the Pre-Closing Period, failed during the Pre-Closing Period to enter into a new Seller Contract or renew such Seller Contract, in each case, on pricing and other terms that are in all material respects at least as favorable to the Seller-Related Parties in respect of the Business and the Transferred Business Assets as were the pricing and other terms of such expiring or renewable Seller Contract, (v) become or shall continue to be engaged in any material dispute with any of the Sellers or other Seller-Related Parties related to the Business or any of the Transferred Business Assets or (vi) provided written (or, to the Knowledge of the Sellers, other) notice of any intention to do any of the foregoing; provided, however, that the condition set forth in this Section 6.5(a) shall not apply to any Substantial Business Customer or Key Business Customer (A) who transitions its business or relationship from the Seller-Related Parties in its capacity as a Business Customer to the Purchasers or any Affiliate thereof, or (B) whom the Purchasers notify that the Business-Related pricing or other material terms of such customer’s Seller Business Customer Contract will materially change as a result of the Contemplated Transactions (other than the mere transition of such customer to the Purchasers’ products or services following the Closing).
(f)    Objecting Customers. The Business Customers that have objected to the assignment or delegation of any right or Liability of any Seller-Related Party under any Exclusive Business Customer Contract to the Purchasers shall have collectively represented no more than 10% of the contract value solely attributable to the Business for the 12 month period ending on September 30, 2015.
6.6    Documents and Evidence. The Purchasers shall have received the following documents and evidence, each of which, as applicable, shall be in full force and effect:
(c)    all bills of sale, endorsements, assignments and other documents necessary to: (i) assign, convey, transfer and deliver to the Purchasers good, valid and marketable title to the Transferred Business Assets free and clear of any and all Encumbrances (but, in the case of the Transferred Business IP, subject to the Specified IP Licenses) upon the terms of this Agreement or (ii) otherwise give effect to the Contemplated Transactions, in each case, duly executed (and, where necessary or customary, notarized) by all Seller-Related Parties or Representatives of Seller-Related Parties necessary to give effect thereto (including the Seller-Related Parties identified in Part 2.3(b) of the Disclosure Schedule);

(d)    a Transition Services Agreement, in substantially the form of Exhibit C (after completion, in a manner consistent with Exhibit C, of the schedules thereto and any other provisions thereof identified therein as to be completed), duly executed by each of the applicable Seller-Related Parties (the “Transition Services Agreement”);
(e)    a License Agreement providing to AILP a perpetual, exclusive, worldwide, royalty-free, sublicensable license of certain Intellectual Property and Intellectual Property Rights, in substantially the form of Exhibit D (the “Retained IP License Agreement”), duly executed by each of the applicable Seller-Related Parties;
(f)    evidence reasonably satisfactory to the Purchasers of the requisite approval by the boards of directors (or similar governing bodies) and, if required under applicable Legal Requirements, the equity holders of each of the Sellers of the sale of the Transferred Business Assets to the Purchasers and the other Contemplated Transactions;
(g)    evidence reasonably satisfactory to the Purchasers of the receipt of all Consents required to be obtained under the Contracts identified on Schedule 6.6(e) and the delivery of all notices required to be given in connection with the sale of the Transferred Business Assets to the Purchasers and the other Contemplated Transactions (including the notices contemplated by Section 4.3(a)(ii));
(h)    evidence reasonably satisfactory to Purchasers that any and all Contracts (other than the Transferred Intercompany Contracts, the Seller Holdback License, this Agreement, or any other Transactional Agreement) between or among any one or more Seller-Related Parties involving any grant, license, covenant not to assert, or immunity of any right, title or interest (whether or not currently exercisable and including the right to receive a license) under, in, or to any Covered Business IP have been terminated or amended so that as of the Closing no Seller-Related Party owns or has the right to use (other than through the Seller Holdback License) any Transferred Business Assets or any Intellectual Property or Intellectual Property Rights exclusively licensed to the Purchasers under the Retained IP License Agreement prior to the Closing, notwithstanding any survival or notice provisions to the contrary under any such Contract, including the following Contracts: (i) the Platform Contribution Transaction Agreement, dated January 1, 2014, between comScore. and comScore-CI; (ii) the Agreement for Sharing Development Costs, dated January 1, 2014, between comScore, Inc. and comScore-CI; and (iii) the Operating License Agreement, dated January 1, 2014, between comScore-Netherlands and comScore-CI;
(i)    evidence reasonably satisfactory to the Purchasers that each domain name included in the Business IP and other applicable Business IP has been properly registered to one of the Sellers;
(j)    evidence reasonably satisfactory to the Purchasers that any notice of any of the Contemplated Transactions that is required to be provided with respect to any Seller Service Provider under any applicable Legal Requirement has been duly provided;
(k)    a certificate, duly executed by a duly authorized executive officer of each of the Sellers and containing the representation and warranty of each of the Sellers that each of the conditions set forth in Section 6.1, Section 6.2, Section 6.3, Section 6.3, Section 6.5 and Section 6.7 have been duly satisfied (the “Seller Closing Certificate”);
(l)    evidence reasonably satisfactory to the Purchasers that (subject, in the case of the Transferred Business IP, to the Specified IP Licenses) all Encumbrances on the Transferred Business

Assets, under the Seller Debt Documents and otherwise, have been released effective as of the Closing, including a lien release executed and delivered by the lenders under the Seller Debt Documents and such other documentation as may be requested by the Purchasers to better effect or reflect as of record such release (including UCC-3 financing statement filings and security interest releases filed with the United States Patent and Trademark Office or other applicable Governmental Body);
(m)    one or more DVDs or other digital media containing: (i) all of the documents that were, and information that was, Made Available for purposes of this Agreement and (ii) all documents that were and information that was included in the Data Room as of the Closing Date; and
(n)    such other documents as the Purchasers may request in good faith for the purpose of evidencing the satisfaction of any condition set forth in this Section 6.
6.7    No Legal Proceedings. There shall not be pending (and there shall not have been threatened by any Governmental Body) any Legal Proceeding: (a) challenging or seeking to restrain or prohibit any of the Contemplated Transactions; (b) seeking damages or other relief from the Purchasers or any of their Affiliates in connection with any of the Contemplated Transactions; or (c) that would reasonably be expected to have the effect of preventing or making illegal any of the Contemplated Transactions.
6.8    No Prohibition. No Order preventing the consummation of any of the Contemplated Transactions shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement applicable to any of the Contemplated Transactions that makes consummation of any of the Contemplated Transactions illegal.

7.	CONDITIONS PRECEDENT TO THE SELLERS’ OBLIGATION TO CLOSE
The Sellers’ respective obligations to sell the Transferred Business Assets and to take the other actions required to be taken by the Sellers at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by comScore (on behalf of all of the Sellers), in whole or in part, in writing):
7.1    Accuracy of Purchasers’ Representations. Each of the representations and warranties in Section 3: (a) shall have been accurate in all respects on and as of the date of this Agreement; and (b) shall be accurate in all respects on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date (other than, in the case of each of clauses “(a)” and “(b),” any such representations and warranties that address matters only as of a specified date, which representations and warranties shall have been accurate in all respects as of such date); provided, however, that, in each case, for purposes of determining the accuracy of such representations and warranties there shall be disregarded any inaccuracy in such representations and warranties if such inaccuracy or the circumstances giving rise thereto does not constitute, and would not reasonably be expected to have or result in, a material adverse effect on the collective ability of the Purchasers to perform their obligations under this Agreement.
7.2    Performance of Purchasers’ Obligations. All of the covenants and obligations that the Purchasers are required to comply with or to perform pursuant to this Agreement at or prior to the Closing (considered collectively), and each covenant or obligation that any Purchaser is required to comply with or to perform pursuant to this Agreement at or prior to the Closing (considered individually), shall have been duly complied with (with respect to the covenants and obligations that are required to be complied with) and performed (with respect to the covenants and obligations that are required to be performed) in all material respects.
7.3    No Prohibition. No Order preventing the consummation of any of the Contemplated Transactions shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement applicable to any of the Contemplated Transactions that makes consummation of any of the Contemplated Transactions illegal.
7.4    Documents and Evidence. The Sellers shall have received the following documents and evidence, each of which, as applicable, shall be in full force and effect:
(g)    one or more assumption agreements (which may be combined with any relevant assignment agreement executed by the relevant Seller-Related Parties) collectively providing for the assumption of the Assumed Business Liabilities, duly executed (and, where necessary or customary, notarized) by the applicable Purchaser(s) or Designated Adobe Affiliate(s) necessary to give effect thereto;
(h)    evidence of any requisite approval by the boards of directors (or similar governing bodies) and, if required under applicable Legal Requirements, the equity holders of each of the Purchasers (other than Adobe) of the purchase of the Transferred Business Assets from the Sellers and the other Contemplated Transactions;
(i)    a certificate, duly executed by an authorized officer of each of the Purchasers and containing the representation and warranty of each of the Purchasers that each of the conditions set forth in Section 7.1 and Section 7.2 have been duly satisfied (the “Purchaser Closing Certificate”); and
(j)    such other documents as the Sellers may request in good faith for the purpose of evidencing the satisfaction of any condition set forth in this Section 7.

8.	TERMINATION.
8.1    Termination Events. This Agreement may be terminated prior to the Closing:
(a)    by the written consent of the Purchasers and comScore;
(b)    by the Purchasers if the Closing has not taken place on or before March 3, 2016 (other than as a result of any failure on the part of any of the Purchasers to comply with or perform any of their respective covenants and obligations set forth in this Agreement);
(c)    by comScore if the Closing has not taken place on or before March 3, 2016 (other than as a result of any failure on the part of any of the Sellers to comply with or perform any of their respective covenants and obligations set forth in this Agreement);
(d)    by either the Purchasers or comScore if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable Order or shall have taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting any of the Contemplated Transactions;
(e)    by the Purchasers if any of the representations and warranties of the Sellers contained in this Agreement shall have been inaccurate as of the date of this Agreement or shall have become inaccurate as of any subsequent date (as if made on such subsequent date), or if any of the covenants of the Sellers contained in this Agreement shall have been breached in any respect; provided, however, that the Purchasers may not terminate this Agreement under this Section 8.1(e) on account of an inaccuracy in any representation or warranty, or on account of a breach of a covenant unless: (i) such inaccuracy or breach would cause the condition in Section 6.1 or Section 6.2 not to be satisfied; and (ii) such inaccuracy or breach (if curable) is not cured by the Sellers within 30 calendar days after receiving written notice from the Purchasers of such inaccuracy or breach;
(f)    by the Purchasers if there shall have been a Material Adverse Effect or if any event shall have occurred or any circumstance shall exist that would reasonably be expected to give rise to or result in a Material Adverse Effect; or
(g)    by comScore if any of the representations and warranties of the Purchasers contained in this Agreement shall have been inaccurate as of the date of this Agreement or shall have become inaccurate as of any subsequent date (as if made on such subsequent date), or if any of the covenants of the Purchasers contained in this Agreement shall have been breached in any respect; provided, however, that comScore may not terminate this Agreement under this Section 8.1(f) on account of an inaccuracy in the representations and warranties of the Purchasers or on account of a breach of a covenant by the Purchasers unless: (i) such inaccuracy or breach would cause the conditions in Section 7.1 or Section 7.2 not to be satisfied; and (ii) such inaccuracy or breach (if curable) is not cured by the Purchasers within 30 calendar days after receiving written notice from comScore of such inaccuracy or breach.
8.2    Termination Procedures. If the Purchasers wish to terminate this Agreement pursuant to Section 8.1(b), Section 8.1(d), Section 8.1(e) or Section 8.1(f), the Purchasers shall deliver to comScore a written notice stating that the Purchasers are terminating this Agreement and setting forth a brief description of the basis on which the Purchasers are terminating this Agreement. If comScore wishes to terminate this Agreement pursuant to Section 8.1(c), Section 8.1(d) or Section 8.1(g), comScore shall deliver to the Purchasers a written notice stating that comScore is terminating this Agreement and setting forth a brief description of the basis on which comScore is terminating this Agreement.
8.3    Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) no party shall be relieved of any Liability arising from any Fraud by such party; and (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth set forth in Section 10 (other than Sections 10.1 through 10.3).

9.	INDEMNIFICATION, ETC.
9.1    Survival of Representations and Warranties.
(c)    Survival of the Sellers’ Representations and Pre-Closing Covenants. Subject to Section 9.1(c): (i) the representations and warranties set forth in Section 2.1 (Due Organization; Subsidiaries), Section 2.3 (Title to Transferred Business Assets), Section 2.4(f)(i) (IP Ownership), Section 2.7 (Tax Matters) and Section 2.12 (Authority; Binding Nature of Agreement) and the representations and warranties set forth in the Seller Closing Certificate regarding the satisfaction of the conditions set forth in Section 6.1 in respect thereof (the representations and warranties described in this clause “(i),” collectively, the “Fundamental Seller Representations”) shall survive the Closing and shall expire at 11:59 p.m. (California time) on the sixth anniversary of the Closing Date in accordance with 10 Del. C. §8106(c) (as in effect on the date hereof); (ii) the representations and warranties set forth in Section 2.4 (Intellectual Property) (other than Section 2.4(f)(i) (IP Ownership)) and the representations and warranties set forth in the Seller Closing Certificate regarding the satisfaction of the conditions set forth in Section 6.1 in respect thereof (the representations and warranties described in this clause “(ii),” collectively, the “IP Representations”) shall survive the Closing and shall expire at 11:59 p.m. (California time) on the third anniversary of the Closing Date; (iii) (A) the other representations and warranties of the Sellers set forth in the other sub-Sections of Section 2 or elsewhere in this Agreement and (except as otherwise set forth in clauses “(i)” or “(ii)” above) the representations and warranties set forth in the Seller Closing Certificate (the representations and warranties described in this clause “(iii),” collectively, “General Seller Representations”); and (B) the rights of the Purchaser-Indemnitees to seek Indemnification pursuant to Section 9.2(c) in respect of the covenants of the Sellers or the Seller-Related Parties set forth in this Agreement to be complied with or performed solely prior to the Closing (such covenants, the “Seller Pre-Closing Covenants”), in the case of each of clauses “(A)” and “(B),” shall survive the Closing and shall expire at 11:59 p.m. (California time) on the 18-month anniversary of the Closing Date; and (iv) the rights of the Purchaser-Indemnitees to seek Indemnification pursuant to Section 9.2(e) shall survive the Closing and shall expire at 11:59 p.m. (California time) on the third anniversary of the Closing Date provided, however, that if a Notice of Indemnification Claim relating to any representation and warranty of the Sellers, Seller Pre-Closing Covenant or claim pursuant to Section 9.2(e) is given to comScore on or prior to the end of the expiration time specified for such representation and warranty, covenant or claim in the preceding clause “(i),” clause “(ii),” clause “(iii)” or clause “(iv),” as applicable, then the Indemnification Claim asserted in such Notice of Indemnification Claim (and such representation and warranty or covenant (and the corresponding rights of the Purchaser-Indemnitees to seek Indemnification in respect thereof) for purposes of such Indemnification Claim) shall survive such expiration time until such time as each such Indemnification Claim has been fully and finally resolved.
(d)    Survival of the Purchasers’ Representations and Pre-Closing Covenants. Subject to Section 9.1(c): (i) the representations and warranties set forth in Section 3.1 (Organization), Section 3.2 (Authority), Section 3.3 (Binding Nature of Agreements) and (except as otherwise set forth in the following clause “(ii)”) the representations and warranties set forth in the Purchaser Closing Certificate (the representations and warranties described in this clause “(i),” collectively, the “Fundamental Purchaser Representations”) and the Purchaser Closing Certificate shall survive the Closing and shall expire at 11:59 p.m. (California time) on the sixth anniversary of the Closing Date in accordance with 10 Del. C. §8106(c) (as in effect on the date hereof); and (ii) (A) the other representations and warranties of the Purchasers set forth in Section 3 or elsewhere in this Agreement and the representations and warranties set forth in the Purchaser Closing Certificate regarding the satisfaction of the conditions set forth in Section 7.1 in respect thereof (the representations and warranties described in this clause “(ii),” collectively, the “General Purchaser Representations”) and (B) the rights of the Seller-Indemnitees to seek Indemnification in respect of the covenants of the Purchasers set forth in this Agreement to be complied with or performed solely prior to the Closing (such covenants, the “Purchaser Pre-Closing Covenants”) (or in respect of any breach of the representations and warranties set forth in the Purchaser Closing Certificate regarding the satisfaction of the condition set forth in Section 7.2 with respect to the performance of the Purchaser Pre-Closing Covenants), in the case of each of clauses “(A)” and “(B),” shall survive the Closing and shall expire at 11:59 p.m. (California time) on the 18-month anniversary of the Closing Date; provided, however, that if a Notice of Indemnification Claim relating to any such representation and warranty or Purchaser Pre-Closing Covenant is given to Adobe on or prior to the end of the expiration time specified for such representation and warranty or covenant in the preceding clause “(i)” or clause “(ii),” as applicable, then the Indemnification Claim asserted in such Notice of Indemnification Claim (and such representation and warranty or covenant (and the corresponding rights of the Seller-Indemnitees to seek Indemnification in respect thereof) for purposes of such Indemnification Claim) shall survive such expiration time until such time as each such Indemnification Claim has been fully and finally resolved.

(e)    Fraud. Notwithstanding anything to the contrary contained in Section 9.1(a), Section 9.1(b), Section 9.4 or elsewhere in this Agreement, no limitations upon any Person’s remedies (including, for the avoidance of doubt, any Indemnification rights and/or remedies pursuant to this Section 9), including any of the survival, monetary and other limitations set forth in any of such Sections, shall apply in the event of any Fraud on the part of any Person, including each party hereto and each such party’s Representatives (in the case of Representatives, whether or not such Representatives are acting or purporting to act on behalf of such party). Accordingly, the Liability of any Person under this Section 9 will be in addition to, and not exclusive of, any other Liability that such Person may have at law or in equity based on such Person’s Fraud.
(f)    Sellers’ Representations Not Limited. Each of the Sellers agrees that the Purchaser-Indemnitees’ rights to Indemnification contained in this Section 9 relating to the representations, warranties, covenants and obligations of the Sellers are part of the basis of the bargain contemplated by this Agreement; and such representations, warranties, covenants and obligations, and the rights and remedies that may be exercised by the Purchaser-Indemnitees with respect thereto, shall not be waived, limited or otherwise affected by or as a result of (and the Purchaser-Indemnitees shall be deemed to have relied upon such representations, warranties, covenants or obligations notwithstanding) any knowledge on the part of any of the Purchaser-Indemnitees or any of the Representatives of any of the Purchaser-Indemnitees, regardless of whether obtained through any investigation by any Purchaser-Indemnitee or any Representative of any Purchaser-Indemnitee or through disclosure by any of the Sellers or any other Person, and regardless of whether such knowledge was obtained before or after the execution and delivery of this Agreement or by reason of the fact that an Purchaser-Indemnitee or any of its Representatives knew or should have known that any representation or warranty is or might be inaccurate.
(g)    Disclosure Schedule. For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule shall be deemed to be a representation and warranty set forth and made by the Sellers in the corresponding section of this Agreement (it being understood that each statement or other item of information set forth in a particular numbered and lettered part of the Disclosure Schedule shall be read together with the representation and warranty set forth in the correspondingly numbered and lettered sub-Section of Section 2).
9.2    Indemnification by the Sellers. Subject to the terms and conditions set forth in this Section 9, from and after the Closing, the Sellers, jointly and severally, shall hold harmless and indemnify each of the Purchaser-Indemnitees from and against, and shall compensate and reimburse each of the Purchaser-Indemnitees for, any Damages that are suffered or incurred by any of the Purchaser-Indemnitees or to which any of the Purchaser-Indemnitees may otherwise become subject at any time (regardless of whether or not such Damages relate to any Third-Party Claim) and that arise from or as a result of:
(k)    any inaccuracy in or breach of any of the representations or warranties made by the Sellers in this Agreement (without giving effect to: (i) any materiality or similar qualification limiting the scope of such representation or warranty (other than with respect to (i) any such qualifier contained in Sections 2.4(a), 2.6(b), 2.10(a), 2.14(a) and 2.18, (ii) the use of the term “Material Governmental Authorization,” and (iii) any such qualifier contained in the definitions set forth in Exhibit A, including the definition of “Permitted Encumbrances”); provided, however, that for representations and/or warranties that contain any materiality or similar qualification limiting the scope of such representation or warranty, including a Material Adverse Effect qualification, such materiality or similar qualification will be given effect for determining if there was any Fraud; or (ii) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement);

(l)    (i) any inaccuracy in or breach of any representation or warranty made by the Sellers (A) in this Agreement as if such representation or warranty was made on and as of the Closing Date, or (B) in the Seller Closing Certificate; (in the case of each of clauses “(A)” and “(B),” without giving effect to: (x) any materiality or similar qualification limiting the scope of such representation or warranty (other than with respect to (I) any such qualifier contained in Sections 2.4(a), 2.6(b), 2.10(a), 2.14(a) and 2.18, (II) the use of the term “Material Governmental Authorization” and (III) any such qualifier contained in the definitions set forth in Exhibit A, including the definition of “Permitted Encumbrances”); provided, however, that for representations and/or warranties that contain any materiality or similar qualification limiting the scope of such representation or warranty, including a Material Adverse Effect qualification, such materiality or similar qualification will be given effect for determining if there was any Fraud; or (y) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement); or (ii) any inaccuracy in any information set forth in the Closing Business Receivables Schedule;
(m)    any breach of any covenant or obligation of any of the Sellers contained in this Agreement;
(n)    any Liability of any of the Seller-Related Parties, whether arising before or after the Closing (including any Liability in respect of Taxes attributable to the Pre-Closing Period or any of the Contemplated Transactions), other than the Assumed Business Liabilities; or
(o)    any Liability to, and any claim asserted by any Seller Service Provider, Employee Representative, Governmental Body or other Person, in each case, that directly or indirectly arises or is alleged to arise from or as a result of or is or is alleged to be directly or indirectly connected with the actual, deemed or required transfer to or assumption by any of the Purchasers or their Affiliates of the employment or engagement (or any Contracts or Liabilities associated therewith) of any Seller Service Provider by operation of or pursuant to TUPE or any other Service Transfer Regulation or Legal Requirement in connection with the Contemplated Transactions.
9.3    Indemnification by the Purchasers. Subject to the terms and conditions set forth in this Section 9, from and after the Closing, the Purchasers, jointly and severally, shall hold harmless and indemnify each of the Seller-Indemnitees from and against, and shall compensate and reimburse each of the Seller-Indemnitees for, any Damages that are suffered or incurred by any of the Seller-Indemnitees or to which any of the Seller-Indemnitees may otherwise become subject at any time (regardless of whether or not such Damages relate to any Third-Party Claim) and that arise from or as a result of:
(o)    any inaccuracy in or breach of any of the representations or warranties made by the Purchasers in this Agreement (without giving effect to any materiality similar qualification limiting the scope of such representation or warranty);
(p)    any inaccuracy in or breach of any representation or warranty made by the Purchasers: (i) in this Agreement as if such representation or warranty was made on and as of the Closing, or (ii) in the Purchaser Closing Certificate (in the case of each of clauses “(i)” and “(ii),” without giving effect to any materiality or similar qualification limiting the scope of such representation or warranty);
(q)    any breach of any covenant or obligation of any of the Purchasers contained in this Agreement; or

(r)    any: (i) Assumed Liability; or (ii) the operation of the Business by the Purchasers after the Closing Date; provided, however, that in no event shall the indemnity described in this clause “(ii)” be deemed to apply with respect to: (A) any matter, event or circumstance with respect to which the Sellers would be obligated to provide Indemnification pursuant to any provision of Section 9.2 (ignoring, for this purpose, any survival periods, baskets, thresholds, caps and other limitations applicable thereto); (B) any Damages that do not arise from a third-party claim brought against the Seller-Indemnitees following the Closing Date; or (C) any action taken, or any failure to take any action, by any Seller-Related Party in connection the performance of obligations under the Transition Services Agreement with respect to which any Seller-Related Party would be obligated to provide Indemnification to the Purchasers or any of their respective Affiliates pursuant to the Transition Services Agreement (ignoring, for this purpose, any survival periods, baskets, thresholds, caps and other limitations applicable thereto).
9.4    Limitations and Other Terms of Indemnification Obligations.
(b)    Baskets and Claim Thresholds.
(i)    The Sellers shall not be required to make any Indemnification payment pursuant to Section 9.2(a) or Section 9.2(b) for any breach of any General Seller Representation: (A) unless the amount of all Damages from such claim or breach or group of related claims or breaches exceeds $10,000, it being agreed that all Damages relating to a particular fact, event, circumstance or occurrence (or a series of related facts, events, circumstances or occurrences or facts, events, circumstances or occurrences having the same factual or legal basis) shall be aggregated for this purpose; and (B) until such time as the total amount of all Damages (including the Damages arising from such breach and all other Damages arising from any other breaches of any representations or warranties) that have been suffered or incurred by any one or more of the Purchaser-Indemnitees, or to which any one or more of the Purchaser-Indemnitees has or have otherwise become subject, exceeds $250,000 (the “Seller Basket Amount”). If the total amount of all Damages exceeds the Seller Basket Amount, then the Purchaser-Indemnitees shall be entitled to Indemnification for the entire amount of such Damages, and not merely the portion of such Damages exceeding the Seller Basket Amount. For the avoidance of doubt, none of the limitations set forth in this Section 9.4(a)(i) shall apply to any breach of or inaccuracy in any Fundamental Seller Representation or IP Representation.
(ii)    The Purchasers shall not be required to make any Indemnification payment pursuant to Section 9.3(a) or Section 9.3(b) for any breach of any General Purchaser Representation: (A) unless the amount of all Damages from such claim or breach or group of related claims or breaches exceeds $10,000, it being agreed that all Damages relating to a particular fact, event, circumstance or occurrence (or a series of related facts, events, circumstances or occurrences or facts, events, circumstances or occurrences having the same factual or legal basis) shall be aggregated for this purpose; and (B) until such time as the total amount of all Damages (including the Damages arising from such breach and all other Damages arising from any other breaches of any representations or warranties) that have been suffered or incurred by any one or more of the Seller-Indemnitees, or to which any one or more of the Seller-Indemnitees has or have otherwise become subject, exceeds $250,000 (the “Purchaser Basket Amount”). If the total amount of all Damages exceeds the Purchaser Basket Amount, then the Seller-Indemnitees shall be entitled to Indemnification for the entire amount of such Damages, and not merely the portion of such Damages exceeding the Purchaser Basket Amount. For the avoidance of doubt, none of the limitations set forth in this Section 9.4(a)(ii) shall apply to any breach of or inaccuracy in any Fundamental Purchaser Representation.

(c)    General Representations Caps.
(v)    The maximum aggregate monetary liability of the Sellers pursuant to Section 9.2(a) and Section 9.2(b) with respect to inaccuracies in and breaches of General Seller Representations shall not exceed $5,000,000.
(vi)    The maximum aggregate monetary liability of the Purchasers pursuant to Section 9.3(a) and Section 9.3(b) with respect to inaccuracies in and breaches of General Purchaser Representations shall not exceed $5,000,000.
(d)    Service Transfer Indemnity Cap. The maximum aggregate monetary liability of the Sellers pursuant to Section 9.2(e) shall not exceed $5,000,000.
(e)    Intermediate Cap. Without expanding the limitations on liability set forth in Section 9.4(b)(i) or Section 9.4(c), the maximum aggregate monetary liability of the Sellers pursuant to: (i) Section 9.2(a) and Section 9.2(b) with respect to inaccuracies in and breaches of General Seller Representations and/or IP Representations; and (ii) Section 9.2(e) shall not exceed $11,250,000.
(f)    Purchase Price Caps.
(iv)    The maximum aggregate monetary liability of the Sellers pursuant to Section 9.2 shall not exceed the Purchase Price; provided, however, that the limitation contained in this Section 9.4(e)(i) shall not apply to: (A) any Liability under Section 9.2(c) with respect to any breach of any covenant of the Sellers set forth in this Agreement that is not a Seller Pre-Closing Covenant; or (B) any Liability under Section 9.2(d)).
(v)    The maximum aggregate monetary liability of the Purchasers pursuant to Section 9.3 shall not exceed the Purchase Price; provided, however, that the limitation contained in this Section 9.4(e)(ii) shall not apply to: (A) any Liability under Section 9.3(c) with respect to any breach of any covenant of the Purchasers set forth in this Agreement that is not a Purchaser Pre-Closing Covenant; or (B) any Liability under Section 9.3(d)).
(g)    Tax Treatment of Indemnification Payments. Any payment made to an Indemnitee under this Section 9 will be treated as an adjustment to the Purchase Price for all Tax purposes, and none of the parties will take any contrary position on any Tax Return, or in any claim, audit, investigation or Legal Proceeding in respect of Taxes, unless otherwise required by law.
(h)    Independent Effect of Indemnities and Limitations; No Double Recovery.
(i)    Subject to Section 9.4(g)(ii), the Purchaser-Indemnitees’ rights to Indemnification pursuant to each of clauses “(a)” through “(e)” of Section 9.2, and the Seller-Indemnitees’ rights to Indemnification pursuant to each of clauses “(a)” through “(d)” of Section 9.3, shall be independent, and the applicability of any of the survival, monetary or other limitations set forth in Section 9.1 or this Section 9.4 to a right to Indemnification under any of such clauses shall not be deemed to imply that such limitation applies to a right to Indemnification under any other of such clauses, whether by virtue of the fact that both clauses pertain to related subject matters or that both rights, as the case may be, arise from or are related to the same events, conditions or circumstance, or for any other reason. For example, a Purchaser-Indemnitee may be entitled to Indemnification for a Liability of the Seller-Related Parties pursuant to Section 9.2(d) with respect to an event, condition or circumstance arising after the 18-month-anniversary of the Closing Date, notwithstanding that such event, condition or circumstance, as the case may be, also would have constituted a breach of a General Seller Representation if it had arisen prior to the 18-month-anniversary of the Closing Date.
(ii)    Notwithstanding anything to the contrary set forth in Section 9.4(g)(i), the availability of Indemnification with respect to a given event, condition or circumstance to: (A) any Purchaser-Indemnitee pursuant to more than one of clauses “(a)” through “(e)” of Section 9.2; (B) any Seller-Indemnitee pursuant to more than one of clauses “(a)” through “(d)” of Section 9.3, or (C) any Indemnitee pursuant to more than one of the Transactional Agreements, in the case of each of clauses “(A),” “(B)” and “(C),” shall not be deemed to permit such Indemnitee recover any monetary payments in excess of the actual Damages suffered or incurred by such Indemnitee or to which such Indemnitee has otherwise become subject.
(i)    Insurance and Other Recoveries. The amount of any Damages suffered or incurred by any Indemnitee or to which such Indemnitee has otherwise become subject arising from a matter subject to Indemnification pursuant to this Section 9 shall be deemed reduced by an amount equal to: (i) the amount of any cash payment or other cash benefit actually received by such Indemnitee from a third party under any insurance policy, any Contract providing for any rights to indemnity, contribution or other similar payments, or otherwise, in each case, intended as compensation or reimbursement for the same Damages; minus (ii) the aggregate amount of all reasonable fees, costs and expenses (including any attorney’s fees, deductibles or increases in insurance premiums, retroactive or otherwise, solely to the extent that such increases in insurance premiums are attributable to the Indemnitee claiming such Damages against the insurer or the insurer’s payment to such Indemnitee in respect of such Damages) incurred by such Indemnitee in connection with claiming or collecting the amount referred to in the preceding clause “(i).” Notwithstanding anything to the contrary set forth in this Section 9.4(h) or elsewhere in this Agreement, no Indemnitee shall have any obligation to purchase or maintain any insurance policy or to enter into or maintain any Contract providing for any rights to indemnity, contribution or other similar payments or to pursue the collection of any recoveries or payments under any such insurance policy or Contract, regardless of whether such Indemnitee has suffered or incurred or otherwise become subject to any Damages for which such Indemnitee is entitled to compensation under any such insurance policy or Contract.
(j)    Duty of Mitigation. Nothing set forth in this Section 9 shall be construed to contractually eliminate any duty that an Indemnitee may have under the common law to mitigate such Indemnitee’s Damages.
9.5    Defense of Third-Party Claims. In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against the Purchasers, any of the Sellers or any other Person) with respect to which any Indemnitee may be entitled to Indemnification pursuant to this Section 9 (any such claim or Legal Proceeding, a “Third-Party Claim”) from the applicable Indemnitors, such Indemnitee shall have the right, at its election, to proceed with the defense of such Third Party Claim on its own. If such Indemnitee so proceeds with the defense of any Third-Party Claim:
(a)    subject to the other provisions of Section 9, all reasonable expenses (including attorneys’ fees) relating to the defense of any Third-Party Claim, and the amount of any settlement, adjustment or compromise thereof, shall be borne and paid exclusively by the Indemnitors;
(b)    the Indemnitors shall, and shall cause their Affiliates to, make available to the Indemnitee any documents and materials in their possession or control that may be needed for the defense of such Third-Party Claim; and

(c)    the Indemnitee shall have the right to settle, adjust or compromise such Third-Party Claim without the consent of any of the Indemnitors or any other Person; provided, however, that if the Indemnitee settles, adjusts or compromises any Third-Party Claim without the consent of the Indemnitors (which consent may not be unreasonably withheld or delayed), then such settlement, adjustment or compromise shall not be conclusive evidence of the amount of Damages incurred by the Indemnitee in connection with such Third-Party Claim.
Each Indemnitee shall give the Indemnitors prompt notice after it becomes aware of the commencement of any Legal Proceeding against the Indemnitee with respect to which the Indemnitee intends to seek Indemnification; provided, however, any failure on the part of the Indemnitee to so notify the Indemnitors shall not limit any of the obligations of the Indemnitors, or any of the rights of any Indemnitee, under this Section 9 (except to the extent such failure materially prejudices the defense of such Legal Proceeding). If the Indemnitee does not elect to proceed with the defense of any such Legal Proceeding, one or more of the Indemnitors may proceed with the defense of such Legal Proceeding with counsel reasonably satisfactory to the Indemnitee; provided, however, that none of the Indemnitors may settle, adjust or compromise any such Legal Proceeding without the prior written consent of the Indemnitee (which consent may not be unreasonably withheld or delayed).
9.6    Claim Procedure. Any claim for Indemnification (and, at the option of any Indemnitee, any claim based upon Fraud) pursuant to this Section 9 (any such claim brought pursuant to this Section 9, an “Indemnification Claim”) shall be brought and resolved exclusively as follows:
(d)    If any Indemnitee has or claims in good faith to have incurred, suffered or otherwise become subject to, or believes in good faith that it may incur, suffer or otherwise become subject to, any Damages for which it is or may be entitled to Indemnification under this Section 9 or for which it is or may otherwise be entitled to a monetary remedy relating to this Agreement, such Indemnitee may deliver a claim notice (a “Indemnification Claim Notice”) to the applicable Indemnitors. Each Indemnification Claim Notice shall: (i) contain a brief description of the facts and circumstances supporting the Indemnification Claim; and (ii) if practicable, contain a non-binding, preliminary, good faith estimate of the amount to which the Indemnitee might be entitled (the aggregate amount of such estimate, as it may be modified by the Indemnitee in good faith from time to time, being referred to as the “Claimed Amount”).
(e)    During the 30-day period commencing upon receipt by the Indemnitors of an Indemnification Claim Notice from an Indemnitee (the “Dispute Period”), the Indemnitors may deliver to the Indemnitee a written response (the “Response Notice”) in which the Indemnitors: (i) agree that the full Claimed Amount is owed to the Indemnitee; (ii) agree that part, but not all, of the Claimed Amount is owed to the Indemnitee; or (iii) indicate that no part of the Claimed Amount is owed to the Indemnitee. If the Response Notice is delivered in accordance with clause “(ii)” or clause “(iii)” of the preceding sentence, the Response Notice shall also contain a brief description of the facts and circumstances supporting the Indemnitors’ claim that only a portion or no part of the Claimed Amount is owed to the Indemnitee, as the case may be. Any part of the Claimed Amount that is not agreed to be owed to the Indemnitee pursuant to the Response Notice (or the entire Claimed Amount, if the Indemnitors assert in the Response Notice that no part of the Claimed Amount is owed to the Indemnitee) is referred to herein as the “Contested Amount” (it being understood that the Contested Amount shall be modified from time to time to reflect any good faith modifications by the Indemnitee to the Claimed Amount). If a Response Notice is not received by the Indemnitee from the Indemnitors prior to the expiration of the Dispute Period, then the Indemnitors shall be conclusively deemed to have agreed that an amount equal to the full Claimed Amount is owed to the Indemnitee.

(f)    If the Indemnitors in their Response Notice agree that the full Claimed Amount is owed to the Indemnitee, or if no Response Notice is received by the Indemnitee from the Indemnitors prior to the expiration of the Dispute Period, then, subject to the limitations contained in Section 9.4, the Indemnitors shall cause to be paid, within 10 Business Days following the earlier of the delivery of such Response Notice or the expiration of the Dispute Period, the Claimed Amount to the Indemnitee.
(g)    If the Indemnitors deliver a Response Notice to the Indemnitee during the Dispute Period agreeing that part, but not all, of the Claimed Amount is owed to the Indemnitee (the “Agreed Amount”), then, subject to the limitations contained in Section 9.4, the Indemnitors shall cause to be paid, within 10 Business Days following the delivery of such Response Notice, the Agreed Amount to the Indemnitee.
(h)    If the Indemnitors deliver a Response Notice to the Indemnitee during the Dispute Period indicating that there is a Contested Amount, the Indemnitors and the Indemnitee shall attempt in good faith to resolve the dispute relating to the Contested Amount. If the Indemnitors and the Indemnitee resolve such dispute, such resolution shall be binding on the Indemnitors and the Indemnitee, and a settlement agreement stipulating the amount owed to the Indemnitee (the “Stipulated Amount”) shall be signed by the Indemnitee and the Indemnitors. Subject to the limitations contained in Section 9.4, the Indemnitors shall cause to be paid, within 10 Business Days following the execution of such settlement agreement, or such shorter period of time as may be set forth in the settlement agreement, the Stipulated Amount to the Indemnitee.
(i)    In the event that there is a dispute relating to any Indemnification Claim Notice or Contested Amount (whether it is a matter between an Indemnitee, on the one hand, and the Indemnitors, on the other hand, or it is a matter that is subject to a claim or Legal Proceeding asserted or commenced by a third party brought against any Indemnitee), such dispute (an “Arbitrable Dispute”) shall be (or, if such Indemnification Claim Notice or Contested Amount is based upon Fraud, may be, at the option of the Indemnitee) settled by binding arbitration. Notwithstanding the preceding sentence, nothing in this Section 9.6 shall prevent an Indemnitee from seeking preliminary injunctive relief from a court of competent jurisdiction pending settlement of any Arbitrable Dispute.
(i)    Except as herein specifically stated, any Arbitrable Dispute shall be resolved by arbitration in arbitration in San Francisco, California in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect (the “AAA Rules”). However, in all events, the provisions contained herein shall govern over any conflicting rules which may now or hereafter be contained in the AAA Rules. Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction over the subject matter thereof. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available if any judicial proceeding was instituted to resolve an Arbitrable Dispute. The existence of any such arbitration and the terms of the Arbitrable Dispute shall be held confidential by the Indemnitees and Indemnitors, except where necessary to disclose such information: (A) to collect any amount awarded in connection with such arbitration, (B) when compelled by Legal Requirement, subpoena or other Order, (C) to attorneys of a party, or (D) to tax advisors or accountants of a party who are required to hold such information confidential.
(ii)    Any such arbitration will be conducted before a single arbitrator who will be compensated for his or her services at a rate to be determined by the Indemnitee and the Indemnitors or by the American Arbitration Association, but, in the event the parties are not able to agree upon his or her rate of compensation, based upon reasonable hourly or daily consulting rates for the arbitrator as determined by the American Arbitration Association.

(iii)    The arbitrator shall be mutually agreed upon by the Indemnitee and the Indemnitors. In the event the Indemnitee and Indemnitors are unable to agree within 30 days following submission of the dispute to the American Arbitration Association by one of the parties, the American Arbitration Association shall be authorized and directed by the Indemnitee and Indemnitors to select an arbitrator from a list of arbitrators who satisfy the criteria set forth in clause “(iv)” hereof.
(iv)    No arbitrator shall have any past or present family, business or other relationship with the Indemnitee, any of the Seller-Related Parties, nor any respective Affiliate or Representative of the Indemnitee or any of the Seller-Related Parties, unless following full disclosure of all such relationships, the Indemnitee and the Indemnitors agree in writing to waive such requirement with respect to an individual in connection with any dispute. If reasonably practicable, the Indemnitee and Indemnitors shall use commercially reasonable efforts to procure an arbitrator who has experience in the data analytics or a similar industry.
(v)    The arbitrator shall be instructed to hold an up to eight hour, one day hearing regarding the disputed matter within 90 days of his designation and to render an award (without written opinion) no later than 30 days after the conclusion of such hearing, in each case unless otherwise mutually agreed in writing by the Indemnitee and the Indemnitors. The final decision of the arbitrator: (A) shall include the amount of the award to the Indemnitee (the “Award Amount”), if any; (B) shall be furnished to the Indemnitee and the Indemnitors in writing; and (C) shall constitute a conclusive determination of the issue(s) in question, shall be binding upon the Indemnitee and the Sellers and shall not be contested by any of them.
(vi)    The Indemnitee, on the one hand, and the Indemnitors, on the other hand, will each pay 50% of the initial compensation to be paid to the arbitrator in any such arbitration and 50% of the costs of transcripts and other normal and regular expenses of the arbitration proceedings; provided, however, that: (A) the prevailing party in any arbitration will be entitled to an award of attorneys’ fees and costs; and (B) all costs of arbitration, other than those provided for above, will be paid by the non-prevailing party, and the arbitrator will be authorized to determine the identity of the prevailing party and the non-prevailing party. The non-prevailing party shall be determined solely by the arbitrator. If the Indemnitee is found to be the prevailing party in any arbitration, the amount of the fees and expenses of the Indemnitee payable by the Indemnitors pursuant to this clause “(vi)“ shall be added to the Award Amount.
(vii)    The arbitrator chosen in accordance with these provisions shall not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or any other provisions contained in this Section 9.6 or elsewhere in this Agreement.
(j)    Upon resolution of an Arbitrable Dispute, subject to the limitations contained in Section 9.4, the Indemnitors shall cause to be paid, within 10 Business Days following the entry of the arbitrator’s decision by a court of competent jurisdiction, or such shorter period of time as may be set forth in the arbitrator’s decision, the Award Amount to the Indemnitees.
9.7    Joint Action. comScore shall cause itself and each of the other Sellers to act collectively and jointly under Sections 9.5 and 9.6 in their capacities as Indemnitors. Adobe shall cause itself and each of the other Purchasers to act collectively and jointly under Sections 9.5 and 9.6 in their capacities as Indemnitors. In no event shall any Indemnitee be required to undertake separate negotiations or other proceedings with the different Indemnitors in respect of a claim for Indemnification.

9.8    Exclusive Remedy. Except as set forth in Sections 9.1(c) and 10.12, from and after the Closing, the rights of the Indemnitees to Indemnification pursuant to this Section 9 shall provide the exclusive remedies of the Indemnitee for any breach of this Agreement; provided, however, that nothing set forth in this Section 9.8 shall limit or restrict any rights, remedies or obligations of any Person after the Closing under the Transition Services Agreement or the Retained IP License Agreement.

10.	MISCELLANEOUS PROVISIONS.
10.1    Further Actions.
(p)    Further Actions. From and after the date of this Agreement, the Sellers shall cooperate with the Purchasers and the Representatives of the Purchasers, and shall cause to be executed and delivered such documents and take such other actions as the Purchasers may reasonably request, for the purpose of evidencing the Contemplated Transactions and putting the Purchasers or one or more Designated Adobe Affiliates in possession and control of all of the Transferred Business Assets. In the event that, after the Closing, any of the Sellers or any other Seller-Related Party receives any payment in respect of any Transferred Business Receivables, then such Seller shall, and shall cause such other Seller-Related Party to, promptly remit the amount of such payment to the Purchasers.
(q)    Specified Assets.
(i)    If, as of immediately prior to the Closing, the Sellers have not obtained any Consent that is required to be obtained in connection with any of the Contemplated Transactions with respect to any Transferred Business Asset, or any required Consent with respect to any Transferred Business Asset that was obtained prior to the Closing is no longer in full force and effect, then such Transferred Business Asset shall not be assigned or transferred to the Purchasers or one or more Designated Adobe Affiliates at the Closing.
(ii)    With respect to each Transferred Business Asset (including any Specified Business Contract) described in the immediately preceding clause “(i)” (other any Excluded Business Contract or Seller Proprietary Rights Contract) (each, a “Specified Asset”), the Sellers shall use their reasonable efforts to obtain each such required Consent as promptly as practicable after the Closing. Until such Consent is obtained, each of the Sellers after the Closing shall, and shall cause the other relevant Seller-Related Parties to, cooperate, with the Purchasers and the Designated Adobe Affiliates in any lawful arrangement designed to provide the Purchasers or one or more Designated Adobe Affiliates with the benefits of such Specified Asset at a cost to the Purchasers and the Designated Adobe Affiliates, considered collectively, not in excess of the cost the Purchasers would have incurred (without modification to the terms of any Contract) if the Consent had been obtained prior to the Closing. If all such Consents with respect to any Specified Asset are obtained after the Closing Date, then, on the date the last such Consent is obtained (the “Consent Achievement Time”): (A) such Specified Asset shall be deemed to have been assigned and transferred to the applicable Purchaser or one or more Designated Adobe Affiliates, and (B) with respect to a Specified Asset that would have been an Assumed Business Contract had such Consents been obtained prior to the Closing, the applicable Purchaser or one or more Designated Adobe Affiliates shall assume as of the Consent Achievement Time, and agree to discharge and perform as and when due, the ongoing obligations of the Sellers under such Contract, but only: (1) to the extent that such obligations: (w) arise and accrue after the Consent Achievement Time; (x) do not arise from or relate to any breach by any of the Seller-Related Parties of any provision of such Contract; (y) do not arise from or relate to any event, circumstance or condition occurring or existing on or prior to the Consent Achievement Time that, with or without notice or lapse of time, would reasonably be expected to constitute or result in a breach of such Contract; and (z) are ascertainable (in nature and amount) solely by reference to the express written terms of such Contract; and (2) subject to any other limitations on the assumption of any of such obligations that may be stated on Schedule 1.4(b). For the avoidance of doubt, from and at all times after the date hereof, neither the Sellers, the Purchasers nor any of their Affiliates or Representatives will make any effort to obtain any Consent that is required to be obtained in connection with any of the assignment of rights with respect to the Seller Proprietary Rights Contracts under Section 1.1(c)(ii), and the Purchasers hereby acknowledge that the failure to obtain any such Consents and the failure (as a result of any failure to obtain any such Consents) to assign to the Purchasers any rights under the Seller Proprietary Rights Contracts under Section 1.1(c)(ii) requiring such Consents shall not be a breach of this Agreement or any of the other Transactional Agreements.
(r)    Excluded Business Contracts. With respect to each Excluded Business Contract, unless otherwise requested by the Purchasers, the Sellers shall, and shall cause each other applicable Seller-Related Party to: (i) use their reasonable best efforts to: (A) if such Contract is exclusively related to the Business or the Transferred Business Assets, cause such Contract to be terminated as promptly as reasonably practicable following the Closing; and (B) if such Contract is not exclusively related to the Business or the Transferred Business Assets, cause such Contract to be amended as promptly as reasonably practicable following the Closing so as to no longer relate to the Business or any of the Transferred Business Assets; and (ii) not amend, expand, renew, extend, waive or otherwise modify any rights, obligations or any other terms or provisions of such Contract that related to the Business or the Transferred Business Assets without the prior written consent of the Purchasers.
(s)    Post-Closing Transfers. If, following the Closing, the Purchasers or any Seller-Related Party identifies any Asset that: (i) was not duly sold, assigned, transferred, conveyed and/or delivered to the Purchasers or any applicable Designated Adobe Affiliate at the Closing, and (ii) constituted or would reasonably be expected to have constituted a Transferred Business Asset at the Closing, then: (A) if the identification of such Asset was made by any Seller-Related Party, the Sellers shall promptly notify the Purchasers of the existence of such Asset; and (B) if the Purchasers decides to acquire such Asset and notifies the Sellers of their decision to acquire such Asset, the Sellers shall promptly, without any payment or delivery by the Purchasers of any consideration other than the Purchase Price paid at the Closing, cause to be executed and delivered such instruments of sale, assignment, transfer and conveyance with respect to such Asset as the Purchasers may reasonably request in order to cause such Asset (or, if such Asset is or relates to a Contract, all of the rights of the Seller-Related Parties under such Contract) to be sold, assigned, transferred, conveyed and delivered to the Purchasers or the applicable Designated Adobe Affiliate, and to cause the Purchasers or the applicable Designated Adobe Affiliate to be fully vested in such Asset, to have good, valid and marketable title to such Asset and to gain possession of such Asset, as applicable (such Asset being deemed to be a “Transferred Business Asset” under this Agreement).
(t)    Retention of and Access to Books and Records. During the period beginning with the Closing and ending at 11:59 p.m. California time on the seventh anniversary of the Closing Date, the Sellers shall, and shall cause the other Seller-Related Parties to: (i) retain, maintain, and keep reasonably accessible all books and records relating to the Business or any Transferred Business Asset or containing any Business Confidential Information, in each case, that existed prior to the Closing and were not delivered to the Purchasers as part of the Transferred Business Records; and (ii) upon reasonable notice, afford the Purchasers and their respective Representatives with reasonable access (including the right to make copies), during normal business hours, to such books and records. If, at any time, any Seller or Seller-Related Party wishes to destroy or dispose of any of such books and records, the Sellers may deliver a written notice to the Purchasers identifying, in reasonable detail, the books and records proposed to be destroyed or disposed of and the proposed manner of destruction or disposition and requesting that the Purchasers consent to such destruction or disposition. If and only if the Purchasers consent to such destruction or disposition of such books and records as stated in the notice, then the Sellers may, or may permit the applicable Seller-Related Party to, so destroy or dispose of such books and records. Notwithstanding the foregoing, the Sellers may, and may permit the applicable Seller-Related Party to, destroy or dispose of any books and records without the Purchasers’ prior written consent if: (A) the Purchasers are furnished with accurate and complete copies of such books and records in reasonably accessible form prior to such destruction or disposition; and (B) the Purchasers are entitled to retain and use such books and records at least until 11:59 p.m. California time on the seventh anniversary of the Closing Date.
10.2    Tax Cooperation; Allocation of Taxes.
(s)    Each of the Sellers agrees to furnish or cause to be furnished to the Purchasers, upon request and as promptly as practicable, such information and assistance relating to the Business or the Transferred Business Assets as may be necessary or useful to the Purchasers or the Purchasers’ Affiliates for the filing of all Tax Returns, and making of any election related to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim or Legal Proceeding relating to any Tax Return. Each of the Sellers shall retain all books and records with respect to Taxes pertaining to the Transferred Business Assets for a period of at least seven years following the date of this Agreement. At the end of such period, each of the Sellers shall provide the Purchasers with at least ten days’ prior written notice before destroying any such books and records, during which period the Purchasers can elect to take possession, at their own expense, of such books and records.
(t)    Subject to Section 1.8, any and all personal property taxes and similar ad valorem obligations levied with respect to the Transferred Business Assets for a taxable period which includes (but does not end on) Closing Date shall be apportioned between the Sellers and the Purchasers as of the Closing Date based on the number of days of such taxable period ending on and including the Closing Date (the “Pre-Closing Tax Period”) and the number of days of such taxable period beginning after the Closing Date (with respect to any such taxable period, the “Post-Closing Tax Period”). The Sellers shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period, and the Purchasers shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Tax Period. Upon receipt of any bill for personal property Taxes and similar ad valorem obligations levied with respect to the Transferred Business Assets, the Sellers and the Purchasers shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 10.2(b), together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other within 10 days after delivery of such statement. In the event that any of the Sellers or the Purchasers shall make any other payment for which it is entitled to reimbursement under this Section 10.2(b), the other party shall make such reimbursement promptly but in no event later than 10 days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.
10.3    Liabilities. After the Closing, the Sellers shall promptly pay in full and perform all uncontested outstanding accounts payable, debts and other Liabilities of each of the Sellers that are Business-Related and that are not included in the Assumed Business Liabilities as such accounts payable, debts and other Liabilities become due. If any such accounts payable, debts or other Liabilities are not so paid or performed, and if the Purchasers reasonably determines that failure to make any such payments or performance will impair the use or enjoyment of the Transferred Business Assets by the Purchasers or any of their Affiliates, the Purchasers may, at any time after the Closing, elect to make any or all such payments directly (but shall have no obligation to do so) (but only after providing comScore 10 Business Days prior notice and an opportunity to cure such failure within such 10 Business Days). The Purchasers shall be entitled to Indemnification by the Sellers for the full amount of all such payments under Section 9.
10.4    Publicity. Each of the Purchasers and Sellers agrees that, at all times after the execution and delivery of this Agreement on the date of this Agreement through the Closing Date: (a) no press release or other publicity concerning any of the Contemplated Transactions shall be issued or otherwise disseminated by any of the Sellers or Purchasers or on any of the Sellers’ or Purchasers’ behalf, as the case may be, without the consulting in writing with the other parties prior thereto; and (b) each party shall continue to keep the terms of any Transactional Agreements that are not required to be publicly filed as material contracts pursuant to federal securities Legal Requirements strictly confidential; provided, however, that the existence and terms of such Transactional Agreements may be disclosed to the extent required by Legal Requirements if, before making such a disclosure, the disclosing party first notifies the other parties and gives the other parties an opportunity to limit such disclosure or seek a protective order and cooperates with the other parties as reasonably requested; provided, further, that none of the parties hereto shall have any obligation to consult with the other parties hereto with respect to any Securities and Exchange Commission filing that contains reference to the Contemplated Transactions or this Agreement (other than any of the Sellers’ reports on Form 8-K (and any amendments thereto) that announce the signing of this Agreement or the Closing or any securities filing of any of the Sellers that includes a copy of any Transactional Agreement as an Exhibit thereto, for which, in each case, the Purchasers shall have a right to consult in writing). The parties acknowledge and agree that it is anticipated that each party will release its initial press release and other initial publicity regarding the occurrence of the Closing on the Closing Date, and acknowledge and agree that, regardless of when each party hereto releases such initial press release and other initial publicity regarding the occurrence of the Closing, the consultation right provided by clause “(a)” of this Section 10.4 shall apply with respect to such initial press release and other initial publicity.
10.5    Joint and Several Liability of Sellers and Purchasers. All Sellers shall be jointly and severally liable for any breach by any Seller of any representation, warranty, covenant or obligation contained in this Agreement, the Seller Closing Certificate or the Closing Receivables Schedule. All of the Purchasers shall be jointly and severally liable for any breach by any Purchaser of any representation, warranty, covenant or obligation contained in this Agreement or the Purchaser Closing Certificate.
10.6    Attorneys’ Fees. If any Legal Proceeding relating to any of the Transactional Agreements or the enforcement of any provision of any of the Transactional Agreements is brought against any party to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).
10.7    Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received: (a) if delivered by hand, when delivered; (b) if sent before 11:59 p.m. (recipient’s time) on any Business Day via facsimile transmission (and receipt is confirmed) or email, on the date of transmission; (c) if sent on a day other than a Business Day via facsimile transmission (and receipt is confirmed) or email, on the Business Day following the date of transmission; (d) if sent by registered, certified or first class mail, the third Business Day after being sent; and (e) if sent by overnight delivery via a national courier service, one Business Day after being sent, in each case to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

If to the Purchasers:
Adobe Systems Incorporated
345 Park Avenue
San Jose, CA 95110-2704
Attention: General Counsel

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
201 Redwood Shores Parkway
Redwood Shores, CA 94065-1134
Attention: Jane Ross
Facsimile: (650) 802-3100

If to the Sellers:
comScore, Inc.
11950 Democracy Drive, Suite 600
Reston, Virginia 20190
Attention: Chief Financial Officer

with a copy (which shall not constitute notice) to:

Holland & Knight LLP
1600 Tysons Boulevard, Suite 700
Tysons Corner, VA 22102
Attention: Marisa Terrenzi
Facsimile: (703) 720-8610

10.8    Headings. The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.
10.9    Counterparts and Exchanges by Facsimile or Electronic Delivery. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement.
10.10    Governing Law; Venue.
(a)    This Agreement shall be governed by and construed and interpreted in accordance with the laws of the state of Delaware irrespective of the choice of laws principles of the state of Delaware, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies and in respect of the statute of limitations or any other limitations period applicable to any claim, controversy or dispute.
(b)    Except as otherwise provided in Section 9, any Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement (including any Legal Proceeding based upon Fraud) shall be brought or otherwise commenced in any state or federal court located in the State of Delaware. Each party to this Agreement: (i) expressly and irrevocably consents and submits to the exclusive jurisdiction of each state and federal court located in the State of Delaware (and each appellate court located in the State of Delaware) in connection with any such action, suit or Legal Proceeding; (ii) agrees that each state and federal court located in the State of Delaware shall be deemed to be a convenient forum; and (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such action, suit or Legal Proceeding commenced in any state or federal court located in the State of Delaware, any claim that such party is not subject personally to the jurisdiction of such court, that such action, suit or Legal Proceeding has been brought in an inconvenient forum, that the venue of such action, suit or Legal Proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court. Nothing in this Section 10.10 shall be deemed to limit or otherwise affect the right of any Indemnitee to commence any Legal Proceeding against any of the Sellers for injunctive relief or specific performance in any forum or jurisdiction anywhere in the world.
(c)    Any Indemnification Claim shall be brought and resolved exclusively in accordance with Section 9 (it being understood that, for the avoidance of doubt and without limiting any portion of Section 10.10(b), at the option of any Indemnitee and without the consent of the opposing party(ies), any Indemnification Claim based upon Fraud may be brought and resolved in accordance with Section 10.10(b) rather than in accordance with Section 9).
10.11    Successors and Assigns; Parties in Interest.
(a)    This Agreement shall be binding upon: (i) each of the Sellers; (ii) each of the Sellers’ successors and assigns (if any); (iii) the Purchasers; and (iv) the Purchasers’ successors and assigns (if any). This Agreement shall inure to the benefit of: (A) the Sellers; (B) the Purchasers; (C) the other Indemnitees; and (D) the respective successors and assigns (if any) of the foregoing.
(b)    The Purchasers may freely assign any or all of their respective rights or delegate any of their respective obligations under this Agreement, in whole or in part, to any other Person without obtaining the consent or approval of any other Person. Without limiting the generality of the foregoing: (i) the Purchasers may designate any other Person or Persons to receive, in place of the Purchasers, any or all of the Transferred Business Assets; and (ii) the Purchasers may designate any Affiliate or Affiliates to assume, in the place of the Purchasers, any and all of the Assumed Business Liabilities. None of the Sellers shall be permitted to assign any of its rights or delegate any of its obligations under this Agreement without the Purchasers’ prior written consent. Any attempted assignment or delegation by any of the Sellers in violation of this Section 10.11(b) shall be null and void.
(c)    None of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties to this Agreement and the other Indemnitees (and their respective successors and permitted assigns, if any). Without limiting the generality of the foregoing: (i) no Seller Service Provider shall have any rights under this Agreement or under any of the other Transactional Agreements; and (ii) no creditor of any of the Sellers shall have any rights under this Agreement or any of the Transactional Agreements.
10.12    Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). Each party agrees that: (a) any remedy at law for any breach of any covenant, obligation or other provision set forth in this Agreement shall be inadequate; (b) in the event of any breach or threatened breach by the other party of any covenant, obligation or other provision set forth in this Agreement, such party shall be entitled (in addition to any other remedy that may be available to it) to (i) an Order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision and (ii) an injunction restraining such breach or threatened breach without the necessity of providing actual damages; and (c) no Person shall be required to provide any bond or other security in connection with any such Order or injunction or in connection with any related Legal Proceeding. Each party hereby expressly waives all rights to raise the adequacy of any other party’s remedies at law as a defense if such other party seeks to enforce by injunction or other equitable relief the due and proper performance and observance of any covenant, obligation or other provision set forth in this Agreement.
10.13    Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
10.14    Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of the parties hereto.
10.15    Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.
10.16    Entire Agreement. The Transactional Agreements and the Confidentiality Agreement set forth the entire understanding of the parties relating to the subject matter thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter thereof. The Confidentiality Agreement shall remain in full force and effect until the Closing, and shall be automatically terminated, without further action of any Person, effective as of the Closing.
10.17    Disclosure Schedule. The Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections of this Agreement, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section of this Agreement, except to the extent that (a) such information is explicitly cross-referenced in another part of the Disclosure Schedule, or (b) it is readily apparent on the face of the disclosure (without reference to any document referred to therein) that such information qualifies another representation and warranty made in this Agreement. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made in this Agreement, unless the applicable part of the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. The mere listing of a document or other item in, or attachment of a copy thereof to, the Disclosure Schedule will not be deemed adequate to disclose an exception to a representation or warranty made in this Agreement (unless the representation or warranty pertains directly to the existence of the document or other item itself).

10.18    Construction.
(a)    For purposes of this Agreement, whenever the context requires: (i) the singular number shall include the plural, and vice versa; (ii) the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; (iii) the neuter gender shall include the masculine and feminine genders; and (iv) “either” means “either or both.”
(b)    The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement or to the other Transactional Agreements. Each of the parties hereto acknowledges that it has received independent legal advice in connection with the negotiation and execution of this Agreement and the other Transactional Agreements or has determined that such advice is not necessary.
(c)    As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
(d)    Except as otherwise indicated, all references in this Agreement and the Exhibits to this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement, Exhibits to this Agreement and Schedules to this Agreement.
(e)    For purposes of this Agreement, a Consent or Governmental Authorization will be deemed “required” or “required to be obtained,” a notice will be deemed “required” or “required to be given” and a filing or declaration will be deemed “required” or “required to be made” if the failure to obtain such Consent, give such notice or make such filing or declaration would or would reasonably be expected to (in each case, whether under the terms of any Contract, under any applicable Legal Requirement or Order, or otherwise): (i) prevent or restrict, in whole or in part, the legal and enforceable sale, assignment, transfer, conveyance or delivery of any Transferred Business Asset, free and clear of any and all Encumbrances (but, in the case of Transferred Business IP, subject to the Specified IP Licenses) to any Purchaser or Designated Adobe Affiliate or the delegation to or assumption by any Purchaser or Designated Adobe Affiliate of any Assumed Business Liability; (ii) result in any of the Purchasers or their respective Affiliates becoming subject to any Liability, being required to make any payment or losing or forgoing any right or benefit; or (iii) have an adverse effect on the Business, any Transferred Business Asset or any Assumed Business Liability.
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The parties to this Agreement have caused this Agreement to be executed and delivered as of the date first written above.
PURCHASERS:

ADOBE SYSTEMS INCORPORATED
a Delaware corporation
By:
Name:
Title:

ADOBE SOFTWARE TRADING COMPANY LIMITED,
an Ireland limited liability company;
By:
Name:
Title:

ADOBE SYSTEMS SOFTWARE IRELAND LIMITED,
an Ireland limited liability company;
By:
Name:
Title:

Asset Purchase Agreement Signature Page

SELLERS:

COMSCORE, INC.,
a Delaware corporation;

By:
Name:    Melvin Floyd Wesley III
Title:        Chief Financial Officer

COMSCORE B.V.,
a Dutch private limited liability company;

By:
Name:    Melvin Floyd Wesley III
Title:        Director

CS WORLDNET INTERNATIONAL C.V.,
a Dutch private partnership

By: ComScore Holdings LLC
Its: General Partner

By:
Name:    Melvin Floyd Wesley III
Title:        Treasurer

Asset Purchase Agreement Signature Page

EXHIBIT A

CERTAIN DEFINITIONS
For purposes of the Agreement (including this Exhibit A):
AAA Rules. “AAA Rules” has the meaning set forth in Section 9.6(f)(i).
Active-Approach Consent-Required Contract. “Active-Approach Consent-Required Contract” has the meaning set forth in Section 4.3(a)(i).
ADIR. “ADIR” has the meaning set forth in the Preamble.
Adobe. “Adobe” has the meaning set forth in the Preamble.
Affiliate. “Affiliate” means a Person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly through one or more intermediaries, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities or interests, the ability to exercise voting power, by Contract or otherwise.
Agreed Amount. “Agreed Amount” has the meaning set forth in Section 9.6(d).
Agreement. “Agreement” means the Asset Purchase Agreement to which this Exhibit A is attached (including the Disclosure Schedule), as it may be amended from time to time.
AILP. “AILP” has the meaning set forth in the Preamble.
Anti-Corruption Legal Requirements. “Anti-Corruption Legal Requirements” has the meaning set forth in Section 2.9(b).
Arbitrable Dispute. “Arbitrable Dispute” has the meaning set forth in Section 9.6(f).
Asset.     “Asset” means any property (including any Intellectual Property), right (including any right under any Contract and any Intellectual Property Right), interest, claim, goodwill, receivable, authorization (including any Governmental Authorization), document, data, record, information or other tangible or intangible asset (wherever located and whether or not required to be reflected on a balance sheet in accordance with generally accepted accounting principles).
Assumed Business Contracts. “Assumed Business Contracts” has the meaning set forth in Section 1.4(b).
Assumed Business Liabilities. “Assumed Business Liabilities” has the meaning set forth in Section 1.4(b).
Award Amount. “Award Amount” has the meaning set forth in Section 9.6(f)(v).
Behavioral Information. “Behavioral Information” means data collected from an IP address, web beacon, pixel tag, ad tag, cookie, local storage, software, or by any other means, or from a particular computer, web browser, mobile telephone, or other device or application, where such data is or may be used to identify or contact a browser or application, or to predict or infer the preferences, interests, or other characteristics of the browser or application or is otherwise used to target advertisements or other content to a browser or application.
Business. “Business” means the Digital Analytix business of the Seller-Related Parties, which consists of the research, design, modification, development, production, distribution, use, marketing, testing, maintenance, provision, service, support, execution, implementation, exportation, licensing, sale, offer for sale and exploitation of the Digital Analytix SAAS platform to ingest, store, deliver, report and analyze customer structured and unstructured data for the purposes of reporting visitor behavior, understanding and optimizing web/online and offline property usage, personalizing web/online experiences and enhancing customer interactions with their visitors.
Business Confidential Information. “Business Confidential Information” means any and all confidential information, knowledge and data of or primarily related to the Business or any of the Transferred Business Assets and any and all confidential information, knowledge and data of or regarding the Purchasers or any of their Affiliates disclosed by the Purchasers or any of their Affiliates or any of their Representatives to any of the Seller-Related Parties or any Representative of any of the Seller-Related Parties in connection with the Contemplated Transactions.
Business Customer. “Business Customer” means any customer of any Seller-Related Party whose relationship, business or dealings as a customer involve the purchase or use of any Business Product.
Business Data. “Business Data” means all Business-Related data and information (including Trade Secrets) contained in any database, data collection, report, documentation, or data compilation of any Seller-Related Party (excluding all Business Private Information), including, in each case, any such data or information collected by any Seller-Related Party relating to any Business Customer in its capacity as such (excluding all Business Private Information).
Business Day. “Business Day” means any day other than: (a) a Saturday, Sunday or a federal holiday; or (b) a day on which commercial banks in San Jose, California are authorized or required to be closed.
Business Financial Statements. “Business Financial Statements” has the meaning set forth in Section 2.2(a).
Business IP. “Business IP” means: (a) any and all Transferred Business IP and (b) all other Intellectual Property and Intellectual Property Rights that are incorporated or embodied in any of the Business Products or are otherwise Business-Related, including all Intellectual Property and Intellectual Property Rights licensed under the Retained IP License Agreement.
Business Private Information. “Business Private Information” means Personal Data and any and all data collected from an IP address, web beacon, pixel tag, ad tag, cookie, local storage, software, or by any other means, or from a particular computer, Web browser, mobile telephone, or other device or application, where such data is or may be used to identify or contact a browser or application, or to predict or infer the preferences, interests, or other characteristics of the browser or application or is otherwise used to target advertisements or other content to a browser or application.
Business Product. “Business Product” means each product or service that is currently being designed, modified, developed, produced, distributed, made available, marketed, provided, exported, licensed, sold or offered for sale by any of the Seller-Related Parties in the conduct of the Business (including in development, pre-release or beta form), including each Business Website and the Digital Analytix platform and family of products and services.
Business-Related. An Asset or other item shall be deemed to be “Business-Related” if such item: (a) is used primarily in, or is primarily related to, the Business; or (b) is necessary for the Business as currently conducted by any of the Seller-Related Parties.
Business Service Providers. “Business Service Providers” means all former Seller Service Providers, all Seller Service Providers as of the date of this Agreement, and all Seller Service Providers hired or engaged during the Pre-Closing Period, in each case, that have, at any time or times prior to the Closing, provided any services with respect to, the Business or the Transferred Business Assets.
Business Service Provider Contracts. “Business Service Provider Contracts” means all Contracts of any Seller-Related Party with any Business Service Provider.
Business Software. “Business Software” has the meaning set forth in Section 2.4(k).
Business Source Code. “Business Source Code” has the meaning set forth in Section 2.4(l).
Business Website. “Business Website” means any public or private website, social media page or mobile application owned, maintained, or operated on the date of this Agreement by or on behalf of any of the Seller-Related Parties, in each case to the extent primarily related to the Business, including any Business-Related online service made available by any Seller-Related Party, but excluding the registrations for dax.comscore.com, and dax.comscore.eu, any trademark, service mark which includes the word “comScore” and any mobile applications that are not exclusively used in the Business.
Charter Documents. “Charter Documents” means and includes an Entity’s certificate of incorporation, bylaws, articles or memorandum of association or similar formation documents, including all amendments thereto.
Claimed Amount. “Claimed Amount” has the meaning set forth in Section 9.6(a).
Closing. “Closing” has the meaning set forth in Section 1.11.
Closing Date. “Closing Date” has the meaning set forth in Section 1.11.
Closing Business Receivables Schedule. “Closing Business Receivables Schedule” has the meaning set forth in Section 4.8.
Code. “Code” means the Internal Revenue Code of 1986, as amended.
comScore. “comScore” has the meaning set forth in the Preamble.
comScore-CI. “comScore-CI” has the meaning set forth in the Preamble.
comScore-Netherlands. “comScore-Netherlands” has the meaning set forth in the Preamble.
Competition. A Person shall be deemed to be engaged in “Competition” if such Person or any of such Person’s subsidiaries or other Affiliates is engaged or involved in: (a) the research, design, modification, development, production, distribution, use, marketing, testing, maintenance, provision, service, support, execution, implementation, exportation, licensing, sale, offer for sale and exploitation of a SAAS platform to ingest, store and deliver unstructured data from a customer to the same customer in substantially the same manner as the Business; or (b) any business or activity that competes with the Business.
Computer Software. “Computer Software” means computer software, source and object codes, APIs, user interfaces, manuals and other specifications and documentation.
Confidentiality Agreement. “Confidentiality Agreement” means the Master Agreement for Disclosure of Information, dated as of May 28, 2015, between Adobe and comScore.
Consent. “Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).
Consent Achievement Time. “Consent Achievement Time” has the meaning set forth in Section 10.1(b)(ii).
Consent-Required Contract. “Consent-Required Contract” means each Contract that would be a Transferred Business Contract if the Closing occurred at the time of the execution and delivery of this Agreement (without giving effect to any deemed exclusion of Contracts from the definition of “Transferred Business Contracts” pursuant to Section 4.3(b)) and with respect to which any Consent is or would be reasonably be expected to be required to be obtained in connection with any of the Contemplated Transactions.
Contaminants. “Contaminants” means any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (a) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed (excluding security devices, passwords, and other similar code intentionally deployed by the owner of the computer system, network, or device to impede unauthorized access); or (b) damaging, destroying or providing access to any data or file without the user’s consent.
Contemplated Transactions. “Contemplated Transactions” means: (a) the execution and delivery of the Transactional Agreements; and (b) all of the transactions contemplated by the Transactional Agreements, including: (i) the sale of the Transferred Business Assets by the Sellers to the Purchasers and the assumption by the Purchasers of the Assumed Business Liabilities in accordance with the Agreement and (ii) the performance by the Sellers and the Purchasers of their respective obligations under the Transactional Agreements, and the exercise by the Sellers and the Purchasers of their respective rights under the Transactional Agreements.
Contested Amount. “Contested Amount” has the meaning set forth in Section 9.6(b).
Contract. “Contract” means any written, oral, implied or other agreement, contract, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, commitment, covenant, assurance or undertaking of any nature.
Covered Business IP. “Covered Business IP” means all Transferred Business IP and Intellectual Property and Intellectual Property Rights licensed under the Retained IP License Agreement.
Damages. “Damages” shall include any loss, damage, injury, decline in value, lost opportunity, liability, claim, settlement, judgment, award, fine, penalty, Tax, fee (including any legal fee, expert fee, accounting fee or advisory fee), charge, cost (including any cost of investigation) or expense of any nature;

provided, however, that in no event will Damages include (a) exemplary or punitive damages or (b) speculative or unforeseeable losses or damages (except, in the case of each of clauses “(a)” and “(b),” to the extent payable to a third party in connection with a Third-Party Claim).
Designated Adobe Affiliate. “Designated Adobe Affiliate” has the meaning set forth in Section 1.1.
Disclosure Schedule. “Disclosure Schedule” means the schedule (dated as of the date of the Agreement) delivered to the Purchasers on behalf of the Sellers.
Dispute Period. “Dispute Period” has the meaning set forth in Section 9.6(b).
Employee Representative. “Employee Representative” means any trade union, employee representative, appropriate representative or works council representing or purporting to represent any Seller Service Provider.
Encumbrance. “Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title or condition (including any restriction, imposed by any Governmental Body or otherwise, on the transfer of any Asset, any restriction on the receipt of any income derived from any Asset, any restriction on the use of any Asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any Asset).
Entity. “Entity” means any corporation (including any non‑profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.
Excluded Assets. “Excluded Assets” has the meaning set forth in Section 1.2.
Excluded Business Contract. “Excluded Business Contract” has the meaning set forth in Section 4.3(b).
Exclusive Business Customer Contract. “Exclusive Business Customer Contract” means each Seller Business Customer Contract that is exclusively related to the Business or any Transferred Business Asset, other than any such Contract included in the Excluded Assets.
Fraud. “Fraud” means: (a) fraud; (b) any intentional misrepresentation made with scienter; and/or (c) any willful breach made with scienter (and not mere negligence or gross negligence), in each case, plead with particularity. For the purposes of clause “(c)” of this definition only, it is understood that scienter means that the Person alleged to commit a willful breach had intent or actual knowledge that his or her acts or omissions would result in a breach.
Fundamental Purchaser Representations. “Fundamental Purchaser Representations” has the meaning set forth in Section 9.1(b).
Fundamental Seller Representations. “Fundamental Seller Representations” has the meaning set forth in Section 9.1(a).

General Purchaser Representations. “General Purchaser Representations” has the meaning set forth in Section 9.1(b).
General Seller Representations. “General Seller Representations” has the meaning set forth in Section 9.1(a).
Governmental Authorization. “Governmental Authorization” means any: (a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization (including all pending applications therefore or renewals thereof) issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.
Governmental Body. “Governmental Body” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi‑governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (d) multi‑national organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.
Governmental Grant. “Governmental Grant” has the meaning set forth in Section 2.16.
Indemnification. “Indemnification” means any holding harmless or indemnification from or against, or compensation or reimbursement for, any Damages.
Indemnification Claim. “Indemnification Claim” has the meaning set forth in Section 9.6.
Indemnification Claim Notice. “Indemnification Claim Notice” has the meaning set forth in Section 9.6(a).
Indemnitee. “Indemnitee” means any Purchaser-Indemnitee or Seller-Indemnitee.
Indemnitor. “Indemnitor” means each Seller in its capacity as a Person required to provide Indemnification to any Purchaser-Indemnitee pursuant to Section 9 and each Purchaser in its capacity as a Person required to provide Indemnification to any Seller-Indemnitee pursuant to Section 9.
Intellectual Property. “Intellectual Property” means algorithms, application programming interfaces (“APIs”), apparatus, data, data collections and databases, diagrams, formulae, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, domain names and slogans), methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form, including source code and executable or object code), subroutines, techniques, user interfaces, URLs, web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).
Intellectual Property Rights. “Intellectual Property Rights” means all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights and moral rights; (b) Trademark rights; (c) Trade Secret rights; (d) Patent and industrial property rights; (e) other proprietary rights in

Intellectual Property; and (f) rights in or relating to registrations, renewals, extensions, reversions, combinations, divisions and reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(e)” above.
IP Representations. “IP Representations” has the meaning set forth in Section 9.1(a).
Key Business Customers. “Key Business Customers” means BBC World, Microsoft Corporation, Wanadoo UK, Associated Northcliffe Digital, OTTO (GmbH & Co KG) and Activision.
Knowledge. An individual shall be deemed to have “Knowledge” of a particular fact or other matter if (a) such individual is actually aware of such fact or other matter, or (b) a prudent individual should have discovered or otherwise become aware of such fact or other matter under the circumstances. The Sellers shall be deemed to have “Knowledge” of a particular fact or other matter any Person identified on Annex 1 to this Exhibit A has Knowledge of such fact or other matter.
Legal Proceeding. “Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or any arbitrator or arbitration panel.
Legal Requirement. “Legal Requirement” means any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law or other law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body (including those laws relating to record keeping, customs, export and sanctions compliance, foreign assets control, foreign corrupt practices, possession and handling of classified information or zoning), including the European Privacy Directive and the European Data Protection Directive.
Liability. “Liability” means any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, inchoate, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.
Made Available. A document or other item of information shall be deemed to have been “Made Available” only if (a) such document or other item of information was, at all times during the period from November 3, 2015 through the date of the Agreement, included (in the appropriate location) in, and properly categorized and indexed in, the Firmex virtual data room established by comScore at https://comscore.firmex.com/ in connection with the Contemplated Transactions (the “Data Room”), and (b) each of the Purchasers’ Representatives that any of Jonathan Vaas, Peter Iwancio, Verl Allen or Victoria Shaw requested in writing (including by email) have access to such document or other item of information had full access to such document or other item of information throughout such period, without regard to whether any of them actually did access the particular document.
Material Adverse Effect. “Material Adverse Effect” means any change, event, effect, claim, circumstance or matter (each, an “Effect”) that (considered together with all other Effects) is, or would reasonably be expected to be or to become, materially adverse to: (a) the condition (financial or otherwise), Assets, Liabilities or operations of the Business or the condition, usefulness or value of the Transferred Business Assets; or (b) the ability of any of the Sellers to perform any of its covenants or obligations under this Agreement or under any other Transactional Agreement; provided, however, that, for purposes of clause “(a),” none of the following, shall constitute a “Material Adverse Effect”: (i) changes after the date of this Agreement that are the result of changes in the industry in which the Business operates that do not disproportionately affect the Business as compared to other businesses that operate in the same industry; (ii) changes after the date of this Agreement in Legal Requirements, or the interpretation thereof, that do not disproportionately affect the Business as compared to other businesses that operate in the same industry; (iii) changes after the date of this Agreement that are the result of changes in the national, regional or world economy or acts of war or terrorism that, in each case, do not disproportionately affect the Business as compared to other businesses that operate in the same industry; (iv) changes after the date of this Agreement on relationships (contractual or otherwise) with customers, suppliers, licensors or partners that are the result of the announcement or pendency of the transactions contemplated by this Agreement and the other Transactional Agreements (it being understood that the impact of losses of Business Service Providers (other than any Business Service Providers who, as of the execution and delivery of this Agreement on the date of this Agreement, are former (and not current) Business Service Providers) may be taken into account in determining whether a “Material Adverse Effect” has occurred or would reasonably be expected to occur); and (v) the failure, in and of itself, of the Business to meet any of its internal projections or forecasts; provided, however, that, in the case of this clause “(v),” any Effect that caused or contributed to any such failure may be taken into account in determining whether a “Material Adverse Effect” has occurred or would reasonably be expected to occur.
Moral Rights. “Moral Rights” has the meaning set forth in Section 2.4(f)(i).
Notice-Approach Consent-Required Contract. “Notice-Approach Consent-Required Contract” has the meaning set forth in Section 4.3(a)(ii).
Open Source Code. “Open Source Code” means any software code that is distributed as “free software” (as defined by the Free Software Foundation) or “open source software” (as defined by the Open Source Initiative) or is otherwise distributed publicly in source code form under terms that permit modification and redistribution of such software. Open Source Code includes software code that is licensed under the GNU General Public License, GNU Lesser General Public License, GNU Affero General Public License, Mozilla Public License, Common Public License, Apache License, BSD License, MIT License, Artistic License, or Sun Community Source License.
Order. “Order” means any: (a) order, judgment, temporary restraining order, temporary or permanent injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel; or (b) Contract with any Governmental Body entered into in connection with any Legal Proceeding.
Patents. “Patents” means patents (including utility, utility model, plant and design patents, and certificates of invention), patent applications (including additions, provisional, national, regional and international applications, as well as original, continuation, continuation-in-part, divisional, and continued prosecution applications and all patents issuing thereon), reissues, reexaminations, substitutes, and extensions of any of the foregoing, patent or invention disclosures, registrations, applications for registrations and any term extension or other governmental action which provides rights beyond the original expiration date of any of the foregoing.

Permitted Encumbrances. “Permitted Encumbrances” means: (a) immaterial statutory liens for Taxes that are not yet due and payable or immaterial liens for Taxes being contested in good faith by any appropriate proceedings for which adequate reserves have been established; (b) immaterial statutory liens to secure obligations not yet due to landlords, lessors or renters under leases or rental agreements; (c) immaterial deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Legal Requirements; (d) immaterial statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims not yet due or payable for labor, materials or supplies; (e) other liens or encumbrances that secure obligations that are not yet due or payable and that, individually and in the aggregate, are immaterial in character, amount and extent and do not detract from the value or interfere with the current or proposed use of any of the Assets they affect; (f) nonexclusive licenses to the executable code versions of Business Products that are granted to Business Customers in the ordinary course of business under the Seller Business Customer Contracts and that are limited to the internal use of such Business Products; and (g) the Seller Holdback License; provided, however, that no Encumbrance imposed on any Asset pursuant to any of the Seller Debt Documents or in connection with any indebtedness of any of the Seller-Related Parties shall be a “Permitted Encumbrance.”
Person. “Person” means any individual, Entity or Governmental Body.
Personal Data. “Personal Data” means: (a) a natural person’s name, street address, telephone number, e-mail address, photograph, identification number, social security number, government-issued identifier or tax identification number, driver’s license number, passport number, credit card number, bank information, Internet protocol address, device identifier or other persistent identifier or customer or account number, or any other piece of information that allows the identification of a natural person; (b) any “personal data” (as defined by the European Data Protection Directive, including any binding guidelines related thereto); and (c) any data that qualifies as “personal data,” “personal information,” “personally identifiable information,” “non-public financial information” or similar term under any applicable Legal Requirements.
Post-Closing Tax Period. “Post-Closing Tax Period” has the meaning set forth in Section 10.2(b).
Pre-Closing Period. “Pre-Closing Period” means the period from the date of the Agreement through and including the Closing Date.
Pre-Closing Tax Period. “Pre-Closing Tax Period” has the meaning set forth in Section 10.2(b).
Prohibited Transaction. “Prohibited Transaction” means any transaction involving, directly or indirectly, the sale, lease, license, transfer or disposition of all or any portion of the Business or all or any portion of the Transferred Business Assets, other than in the ordinary course of business consistent with past practices; provided, however, that a “Prohibited Transaction” specifically excludes the sale of all of the issued and outstanding common stock of comScore in a bona fide, arm’s-length transaction if all of the Sellers remain bound by the terms of this Agreement and the acquisition will not impair their ability to perform their obligations under this Agreement.
Proposed Transferred Business Contract. “Proposed Transferred Business Contract” has the meaning set forth in Section 1.5(a).
Purchase Price. “Purchase Price” has the meaning set forth in Section 1.3.
Purchase Price Allocation Schedule. “Purchase Price Allocation Schedule” has the meaning set forth in Section 1.9.

Purchaser Closing Certificate. “Purchaser Closing Certificate” has the meaning set forth in Section 7.4(c).
Purchaser-Indemnitee. “Purchaser-Indemnitee” means the following Persons: (a) the Purchasers; (b) the Purchasers’ current and future Affiliates; (c) the respective Representatives of the Persons referred to in clauses “(a)” and “(b)” above; and (d) the respective successors and assigns of the Persons referred to in the preceding clauses “(a)”, “(b)” and “(c)”.
Purchaser Pre-Closing Covenants. “Purchaser Pre-Closing Covenants” has the meaning set forth in Section 9.1(b).
Purchasers. “Purchasers” has the meaning set forth in the Preamble.
Registered IP. “Registered IP” means all Intellectual Property Rights that are registered, filed or issued under the authority of, with or by any Governmental Body (or other registrar in the case of domain names and the like), including all Patents, registered copyrights, registered Trademarks, domain names and the like, and all applications for any of the foregoing.
Representatives. “Representatives” means officers, directors, managers, employees, agents, attorneys, accountants, advisors and representatives.
Response Notice. “Response Notice” has the meaning set forth in Section 9.6(b).
Restricted Period. “Restricted Period” means the period beginning at the Closing and ending at 11:59 p.m. (California time) on the third anniversary of the Closing Date.
Restricted Territory. “Restricted Territory” means: (a) each political subdivision of the United States, the Netherlands, Mexico, Peru, Chile, Brazil, Argentina, the United Kingdom, Spain, Germany, France, Sweden, and Singapore; (b) each political subdivision of any nation or country in which the Business was conducted prior to the Closing Date or was planned to be conducted following the Closing Date, or in which any Business Product was made available prior to the Closing Date or was planned to be made available following the Closing Date; and (c) each other nation or country worldwide.
Retained IP License Agreement. “Retained IP License Agreement” has the meaning set forth in Section 6.6(c).
Seller Business Contract. “Seller Business Contract” means each Seller Contract that is Business-Related.
Seller Business Customer Contract. “Seller Business Customer Contract” means any Seller Contract to which any Business Customer is a party in its capacity as such.
Seller Closing Certificate. “Seller Closing Certificate” has the meaning set forth in Section 6.6(i).
Seller Contract. “Seller Contract” means each Contract that: (a) has any Seller-Related Party as a party; (b) is enforceable against any Seller-Related Party or any of such Seller-Related Party’s Assets in any respect; (c) under which any of the Seller-Related Parties has any Liability; or (d) under which any of the Seller-Related Parties has or may acquire any right or interest.
Seller Debt Documents. “Seller Debt Documents” means: (a) the Security and Pledge Agreement, dated as of September 26, 2013, by and among comScore and the other Obligors (as defined therein) and

Bank of America N.A.; (b) the Credit Agreement, dated as of September 26, 2013, by and among comScore, the Guarantors (as defined therein), the Lenders (as defined therein) and Bank of America N.A. as the Administrative Agent; and (c) all UCC, USPTO and other filings, notices and recordations related to the Encumbrances held by the Lenders on any of the Transferred Business Assets, in the case of each of clauses “(a)” through “(c),” including all amendments and supplements thereto.
Seller Holdback License. “Seller Holdback License” has the meaning set forth in Section 1.6.
Seller-Indemnitee. “Seller-Indemnitee” means the following Persons: (a) the Sellers; (b) the Sellers’ current and future Affiliates; (c) the respective Representatives of the Persons referred to in clauses “(a)” and “(b)” above; and (d) the respective successors and assigns of the Persons referred to in the preceding clauses “(a)”, “(b)” and “(c)”.
Seller IT Systems. “Seller IT Systems” means all information technology and computer systems (including Computer Software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information whether or not in electronic format, used in or necessary to the conduct of the Business.
Seller Pre-Closing Covenants. “Seller Pre-Closing Covenants” has the meaning set forth in Section 9.1(a).
Seller Privacy Policy. “Seller Privacy Policy” means each external or internal, past or present privacy policy or notice of any of the Seller-Related Parties, including any policy or notice relating to: (a) the privacy of users of any Business Website or Business Software and the security of any such Business Website or Business Software; (b) the collection, storage, disclosure, use, transfer, destruction, disposal, processing and security of any Business Private Information; and (c) any employee information that is personal information.
Seller-Related Parties. “Seller-Related Parties” means all of the Sellers and all of their respective Affiliates.
Seller Service Plan. “Seller Service Plan” means each employment, severance or similar Contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock-related rights or other forms of incentive or deferred compensation, material perquisites, tax gross-ups, vacation benefits, holiday allowance, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, supplemental unemployment benefits and post-employment benefits (including retirement, pension, health, medical or life insurance benefits) that is maintained, administered, contributed to or required to be contributed to by any of the Seller-Related Parties and covers any Seller Service Provider, or with respect to which any of the Seller-Related Parties has or may have in the future any Liability in respect of any Seller Service Provider.
Seller Service Providers. “Seller Service Providers” means all current, former and future employees, directors, officers, independent contractors and consultants of any of the Seller-Related Parties.
Sellers. “Sellers” has the meaning set forth in the Preamble.
Service Transfer Regulation. “Service Transfer Regulation” means any Legal Requirement (including TUPE) that may have the effect of transferring the employment of, or any Liabilities of any Seller-Related Party to, any Seller Service Provider by operation of law from any of the Seller-Related Parties to the Purchasers or any Affiliate of the Purchasers in connection with the Contemplated Transactions.

Source Code. “Source Code” means code in any programming language, including all comments and procedural code as well as all related development documents.
Specified Competitor. “Specified Competitor” means: (a) each of Google, Webtrends, IBM, AT Internet, SAS Institute, VisualIQ, Market Share, OptiMine Software, Agil One, Mixpanel, Localytics, Chartbeat, Visual Revenue, Woopra, Outbrain; and (b) any Affiliate of any of the Entities named in clause “(a)” of this sentence.
Specified IP Licenses. “Specified IP Licenses” has the meaning set forth in Section 1.1.
Stipulated Amount. “Stipulated Amount” has the meaning set forth in Section 9.6(e).
Substantial Business Customers. “Substantial Business Customers” has the meaning set forth in Section 2.17(a).
Tax. “Tax” means any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, VAT, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty inflation linkage differential or interest), that is, has been or may in the future be (a) imposed, assessed or collected by or under the authority of any Governmental Body or (b) payable by reason of any Contract, assumption, transferee- or successor-Liability, operation of any Legal Requirement, Treasury Regulation Section 1.1502-6 (or any analogous or similar provision under any Legal Requirement), or otherwise.
Tax Return. “Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information that is, has been or may in the future be filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax, together with any schedules or exhibits thereto.
Third-Party Claim. “Third-Party Claim” has the meaning set forth in Section 9.5
Trademarks. “Trademarks” means trademarks, service marks, trade names, trade dress, logos, corporate names, social media handles, and other source or business identifiers (in each case whether or not registered) and any registrations, applications, renewals and extensions of each of the foregoing and all goodwill associated with each of the foregoing.
Trade Secrets. “Trade Secrets” means trade secrets and confidential information, including all source code and all confidential documentation, know how, processes, technology, formulae, customer lists, business and marketing plans, inventions (whether or not patentable) and marketing information.
Transaction Purposes. “Transaction Purposes” means the purposes of: (a) consummating (or increasing the likelihood of consummation of) any or all of the Contemplated Transactions; (b) planning for and facilitating the transition and integration of the Business into the Purchasers’ and their Affiliates’ existing operations and businesses (including the existing data analytics business of the Purchasers and their Affiliates) and the provision of services by the Seller-Related Parties and their Representatives and Seller Service Providers during under the Transition Services Agreement; (c) determining the terms and conditions necessary or desirable in, negotiating and finalizing the Transition Services Agreement and any and all other Transactional Agreements (including, in each case, the schedules and exhibits thereto) prior to the Closing;

(d) preparing the Purchase Price Allocation Schedule and allocating the Purchase Price among the Purchasers and any Designated Adobe-Affiliate(s); and (e) evaluating or soliciting any Business Customer’s or Business Service Provider’s support of or Consent to the Contemplated Transactions and willingness to remain involved in the Business or, in the case of any Business Customer, become involved in the digital analytics business of the Purchasers after the Closing.
Transactional Agreements. “Transactional Agreements” means this Agreement and each other Contract, certificate or instrument entered into in connection with the Contemplated Transactions, including all bills of sale, assignments and other instruments contemplated by Section 6 or Section 7.
Transferred Business Receivables. “Transferred Business Receivables” has the meaning set forth in Section 1.1(e).
Transferred Business Assets. “Transferred Business Assets” has the meaning set forth in Section 1.1.
Transferred Business Contracts. “Transferred Business Contracts” has the meaning set forth in Section 1.1(c)(i).
Transferred Business IP. “Transferred Business IP” has the meaning set forth in Section 1.1(b).
Transferred Business Software. “Transferred Business Software” has the meaning set forth in Section 1.1(a).
Transferred Customer Contract. “Transferred Customer Contract” has the meaning set forth in Section 1.1(c)(i)(B).
Transferred IP Contract. “Transferred IP Contract” has the meaning set forth in Section 1.1(c)(i)(A).
Transferred Intercompany Contracts. “Transferred Intercompany Contracts” means the Transfer Agreement, dated December 31, 2013, between comScore B.V. and CS Worldnet International C.V. and the ROW Development Rights Transfer Agreement, dated January 1, 2014, between comScore B.V. and CS Worldnet International C.V.
Transferred Source Code. “Transferred Source Code” means all Source Code for the Transferred Business Software.
Transition Services Agreement. “Transition Services Agreement” has the meaning set forth in Section 6.6(b).
TUPE. “TUPE” means all mandatory transfer of undertaking regulations based the European Directive on Transfer of Undertaking (Directive 2001/23/EC) that are applicable to the Business or any Business Service Providers with respect to the Business.
VAT. “VAT” has the meaning set forth in Section 1.8.

Annex 1 to Exhibit A

Persons Whose Knowledge is Imputed to the Sellers
Serge Matta
Mel Wesley
Jodi McDermott
Timur Yarnall
Fernando Gonzalez
Mike Brown
Fred Appleman

EXHIBIT B

FORM OF SELLER HOLDBACK LICENSE AGREEMENT

HOLDBACK LICENSE AGREEMENT
This LICENSE AGREEMENT (this “Agreement”) is entered into as of the Effective Date (as defined below) among comScore, Inc., a Delaware corporation (“comScore”), CS Worldnet International C.V., a Dutch limited partnership and wholly owned subsidiary of comScore (“comScore-CI” and collectively with comScore, “Licensors”), and comScore B.V., a Dutch private limited liability company (besloten vennootschap) and wholly owned subsidiary of comScore (“comScore-Netherlands” or “Licensee”).
RECITALS

A.
Pursuant to the Purchase Agreement (as defined below), the Purchasers are acquiring the Business from the Sellers, and the entering into of this Agreement is a condition to the Closing under the Purchase Agreement.

B.
As of the Effective Date, Licensors are willing to non-exclusively license DAX Platform IP to Licensee for a limited term in accordance with the terms and conditions of this Agreement in order to facilitate the development of Other Platform IP so that the Media Data Hub customers of Licensee and its Affiliates may transition customers from using the DAX Platform IP to using the Other Platform IP.

C.	As of the Effective Date, Licensee is willing to non-exclusively license such DAX Platform IP from Licensors for a limited term in accordance with the terms and conditions of this Agreement.

D.
Licensors and Licensee agree that any change or modification of this Agreement shall require the prior written consent of Adobe Software Trading Company Limited, an Ireland limited liability company (“AILP”).

THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
AGREEMENT
1.DEFINITIONS. Unless otherwise defined in this Agreement, all capitalized terms used in this Agreement will have the same meanings as in the Purchase Agreement. Unless otherwise specified, references to Sections refer to Sections of this Agreement.
1.1    “DAX Platform IP” means the Business IP Licensable by Licensors that constitutes software code (or other Intellectual Property) that enables the Media Data Hub, including enabling those functions that relate to the production, distribution, use provision, service, support, execution, and implementation of the Media Data Hub, as such functions exist on the Closing Date (or on such other date as stated in this Agreement).
1.2    “Effective Date” means the date immediately preceding the Closing.
1.3    “Licensable” means, with respect to any Person and any Intellectual Property or Intellectual Property Right, that such Person at any time either (a) has the right to grant a license or sublicense to or under such Intellectual Property or Intellectual Property Right, without the requirement to pay additional amounts or assume material additional obligations to the owner thereof or (b) owns such Intellectual Property or Intellectual Property Rights.
1.4    “Media Data Hub” means the product of Licensee (or its Affiliates) that is generally known as such and provides media data-hub functionality, including functionality for a Software-as-a-Service platform to ingest, store, and deliver structured data, which data includes at a minimum comScore data and customer-owned or licensed data.
1.5     “Other Platform IP” means user interface and other Intellectual Property relating to replacement functionality for the DAX Platform IP within Media Data Hub, provided that such Intellectual Property is separate and distinct from the DAX Platform IP and is developed by Licensee without use of or reference to the DAX Platform IP.
1.6    “Purchase Agreement” means the Asset Purchase Agreement dated [INSERT DATE], 2015, among Adobe Systems Incorporated, a Delaware corporation; Adobe Software Trading Company Limited, an Ireland limited liability company; Adobe Systems Software Ireland Limited, an Ireland limited liability company; comScore, Inc., a Delaware corporation; comScore B.V., a Dutch private limited liability company; and CS Worldnet International C.V., a Dutch limited partnership.
2.    LICENSES
2.1    License Grant.
(a)    Solely during the Term and subject to the terms and conditions of this Agreement, Licensors grant Licensee a limited, non-exclusive, non-transferable, non-sublicensable (other than to Affiliates of Licensee for the limited purpose set forth in this Section 2.1(a)) royalty-free, fully-paid license to use internally the DAX Platform IP solely for Licensee and its Affiliates to fulfill their contractual obligations to Media Data Hub customers, solely with respect to Contracts entered into before December 31, 2016 (such customers, “End-Date Customers”). The foregoing license will remain in effect until the termination or expiration of this Agreement. For clarity, use “internally” under this Section 2.1(a) includes providing to End-Date Customers (i) the access, use, and other rights specified in the Contracts described above and (ii) the services (including maintenance services) specified in the Contracts described above and in the ordinary course of Licensee’s Media Data Hub business.
(b)    Licensee shall (and shall cause its Affiliates to) not: (i) disclose, license, or otherwise provide access to any Source Code or associated source materials that constitute DAX

Platform IP (or any modification, derivative work, or component thereof) to any third party; (ii) reverse engineer, decompile, disassemble, or otherwise attempt to derive the source code of any software that constitutes DAX Platform IP; or (iii) modify, adapt, alter, translate, or create derivative works of any DAX Platform IP, except that this clause “(iii)” will not limit modification, adaptation, alteration, translation, or creation of derivatives (A) for Licensee’s or its Affiliates’ internal use solely to the extent required for Licensee and its Affiliates to provide End-Date Customers with Media Data Hub maintenance services or error corrections in accordance with Section 2.1(a) or (B) for making those modification to DAX Platform IP (or other Business IP) that are specified under the Transition Services Agreement.
2.2    Intellectual Property. Unless expressly set forth in this Agreement, no rights or licenses are granted hereunder by Licensors, by implication, estoppel, or otherwise. Until the Closing, Licensors retain exclusive ownership of all rights in and to the DAX Platform IP. On and after the Closing, AILP (or its Affiliate or designee, as applicable) retains exclusive ownership of all rights in and to the DAX Platform IP.
3.    TERM. This Agreement will take effect on the Effective Date and will remain in effect until December 31, 2016, unless earlier terminated as provided herein (the “Term”). This Agreement will terminate immediately upon: (a) written notice from Licensee to either Licensor, (b) any termination of the Purchase Agreement, (c) any breach of Section 2.1(b) by Licensee or any of its Affiliates, or (d) failure to cure any breach of this Agreement by either Licensor, Licensee or any of their Affiliates after 30 days written notice from AILP. Upon any termination or expiration of this Agreement for any reason, the licenses set forth under Section 2.1 will immediately cease.
4.    GENERAL
4.1    Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement (“Notices”) shall be in writing in the English language and shall be deemed properly delivered, given and received: (a) if delivered by hand, when delivered; (b) if sent before 11:59 p.m. (recipient’s time) on any Business Day via email, on the date of transmission; (c) if sent on a day other than a Business Day via email, on the Business Day following the date of transmission; (d) if sent by registered, certified or first class mail, the third Business Day after being sent; and (e) if sent by overnight delivery via a national courier service, one Business Day after being sent, in each case to the address set forth beneath the name of such party below (or to such other address as such party shall have specified in a written notice given to the other parties hereto). Notice may not be given by fax.
If to Licensors:
[comScore]
[Address Line 1]
[Address Line 2]
Attention: [Insert Contact]
Facsimile: [Insert Number]

with a copy to:

[comScore’s Counsel]

[Address Line 1]
[Address Line 2]
Attention: [Insert Contact]
Facsimile: [Insert Number]

If to Licensee:

[comScore-Netherlands]
[Address Line 1]
[Address Line 2]
Attention: [Insert Contact]
Facsimile: [Insert Number]

with a copy to:

[comScore-Netherlands’ Counsel]
[Address Line 1]
[Address Line 2]
Attention: [Insert Contact]
Facsimile: [Insert Number]

If to AILP:

[AILP]
[Address Line 1]
[Address Line 2]
Attention: [Insert Contact]
Facsimile: [Insert Number]

with a copy to:

[AILP’s Counsel]
[Address Line 1]
[Address Line 2]
Attention: [Insert Contact]
Facsimile: [Insert Number]
4.2    Headings. The headings contained in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement, and will not be referred to in connection with the construction or interpretation of this Agreement.
4.3    Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission or facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

4.4    Relationship of the Parties. Each party will be deemed to be an independent contractor and not an agent, joint venturer, or representative of the other party. Neither party may create any obligations or responsibilities on behalf of or in the name of the other party. Neither party will hold itself out to be a partner, employee, franchisee, representative, servant, or agent of the other party.
4.5    Governing Law; Venue.
(a)    This Agreement will be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware, United States of America (without giving effect to principles of conflicts of laws that would require the application of the laws of any other jurisdiction).
(b)    Except as otherwise provided in this Agreement, any Proceeding relating to this Agreement or the enforcement of any provision of this Agreement will be brought or otherwise commenced in any state or federal court located in the County of Santa Clara, California, United States of America. Each party to this Agreement:
(i)    expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the County of Santa Clara, California (and each appellate court located in the State of California) in connection with any such Proceeding;
(ii)    agrees that each state and federal court located in the County of Santa Clara, California will be deemed to be a convenient forum; and
(iii)    agrees not to assert (by way of motion, as a defense or otherwise), in any such Proceeding commenced in any state or federal court located in the County of Santa Clara, California, any claim that such party is not subject personally to the jurisdiction of such court, that such Proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by a state or federal court located in the County of Santa Clara, State of California.
4.6    Assignment; Transfer. This Agreement shall be binding upon each Licensor, their Affiliates, and their successors and assigns (if any) and Licensee and its successors and assigns (if any). This Agreement shall inure to the benefit of each Licensor and Licensee, and the respective successors and assigns (if any) of the foregoing. Neither Licensee nor either Licensor shall assign any of their respective rights or delegate any of their respective obligations under this Agreement without AILP’s prior written consent. Any attempted assignment or delegation in violation of the foregoing will be null and void.
4.7    Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto will be cumulative (and not alternative). Each party agrees that: (a) in the event of any breach or threatened breach by the other party of any covenant, obligation or other provision set forth in this Agreement, such party will be entitled (in addition to any other remedy that may be available to it) to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such breach or threatened breach; and (b) no Person will be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related Proceeding.
4.8    Waiver. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege, or remedy under this Agreement, will operate as a waiver of such power, right, privilege, or remedy; and no single or partial exercise of any such power, right, privilege, or remedy will preclude any other or further exercise thereof or of any other power, right, privilege, or remedy. No party will be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege, or remedy under this Agreement, unless the waiver of such claim, power, right, privilege, or remedy is expressly set forth in a written instrument duly executed by both parties; and any such waiver will not be applicable or have any effect except in the specific instance in which it is given.
4.9    Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of AILP, Licensee, and each Licensor.
4.10    Severability. In the event that any provision of this Agreement, or the application of any such provision to any party or set of circumstances, is determined by a court of competent jurisdiction to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to parties or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and will continue to be valid and enforceable to the fullest extent permitted by law.
4.11    Construction.
(a)    For purposes of this Agreement, whenever the context requires: the singular number will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include the masculine and feminine genders.
(b)    The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in the construction or interpretation of this Agreement.
(c)    As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”
(d)    As used in this Agreement, the use of “or” will not be deemed to be exclusive.
(e)    Except as otherwise indicated, all references in this Agreement to “Sections” and “Schedules” are intended to refer to Sections of this Agreement and Schedules to this Agreement.

4.12    Rights of AILP. Licensors and Licensee each agree that AILP is an intended third-party beneficiary of this Agreement, and AILP has the right to enforce this Agreement (including Sections 2.1, 2.2, 3, 4.6, 4.7, and 4.9) directly against each of the parties hereto.
4.13    Entire Agreement. This Agreement, the Purchase Agreement, and the other Transactional Agreements contain the entire understanding of the parties relating to the subject matter hereof and supersedes all prior or contemporaneous agreements, communications, and understandings among the parties (whether written or oral) relating to the subject matter hereof.
[Signature page follows]

IN WITNESS WHEREOF, intending to be legally bound, the parties through their duly authorized representatives have executed this Agreement as of the Effective Date.

comScore, Inc.	Adobe Software Trading Company Limited
By:	By:
Name:	Name:
Title:	Title:
Date:	Date:
CS Worldnet International C.V.
By:
Name:
Title:
Date:
comScore B.V.
By:
Name:
Title:
Date:

EXHIBIT C

FORM OF TRANSITION SERVICES AGREEMENT

TRANSITION SERVICES AGREEMENT
THIS TRANSITION SERVICES AGREEMENT (this “Agreement”) is entered into as of the Effective Date (as defined below) by and between comScore, Inc., a Delaware corporation (the “Provider”), Adobe Systems Incorporated, a Delaware corporation (“Adobe”), and Adobe Systems Software Ireland Limited, an Ireland limited liability company and wholly owned subsidiary of Adobe (“ADIR” and collectively with Adobe, the “Recipient”).
RECITALS

A.	Pursuant to an Asset Purchase Agreement dated as of [●], 2015 (the “APA”), the Purchasers acquired the Business from the Sellers.

B.
As contemplated by the APA, beginning on the Effective Date and for the duration of each Service Term (as defined below), Provider, directly or through one or more Affiliates, shall provide certain services to the Recipient and the Recipient Group in accordance with the terms and conditions set forth in this Agreement.

The parties to Agreement, intending to be legally bound, agree as follows:

AGREEMENT

2.DEFINITIONS. Capitalized terms used but not defined herein have the meanings given such terms in the APA or Retained IP License Agreement, as applicable. The following terms, when used herein with initial capital letters, will have the meanings ascribed to such terms in this Section 1.
2.1    “Business Customer Contract” means each Seller Contract: (a) that covers the provision, licensing, sale, delivery, or making available of any Business Product or is otherwise related (in whole or in part) to the Business and (b) to which any Business Customer is a party in its capacity as such either (i) as of the Effective Date or (ii) if such Business Customer was added as a Business Customer in accordance with this Agreement, at any time during the term of this Agreement.
2.2    “Business IP Contracts” means those Contracts under which a Seller-Related Party is granted any rights, licenses or immunities under or to any Intellectual Property or Intellectual Property Rights that are primarily related to, or necessary for, the Business as conducted by any of the Seller-Related Parties as of the Effective Date or the date of the APA.
2.3    “Effective Date” means the Closing Date (as defined in the APA).

2.4    “Non-Assumed Business Customer Contract” means each Business Customer Contract that has not been assigned to, and assumed by, a member of the Recipient Group as of the Effective Date that is either in effect as of the Effective Date or renewed pursuant to Section 2.9(a).
2.5    “Provider Personnel” means Provider’s employees and contractors and the employees and contractors of Provider’s Affiliates, in each case who perform Services under this Agreement. For clarity, upon the employment of any Provider Personnel by any member of Recipient Group, such Persons shall no longer be deemed Provider Personnel.
2.6    “Recipient Group” means the Recipient and each of the Recipient’s Affiliates.
2.7    “Reference Period” means the 12-month period preceding the date of the APA.
2.8    “Services” means the services, functions, and responsibilities of Provider or Provider Personnel described on Schedule A or elsewhere in this Agreement, as they may be changed or supplemented during the term of this Agreement pursuant to the terms of this Agreement. In addition, if any service, function, or responsibility not specifically described in this Agreement is an inherent or necessary part of the performance of the Services, it will be deemed included within the scope of the Services.
2.9    “Service Term” shall have the meaning given to it in Section 2.1.
2.10    “Term” shall have the meaning given to it in Section 9.1.

3.	SERVICES.
3.1    Provision of Services. Provider shall provide, and as necessary shall cause its Affiliates to provide, the Services to Recipient during the term specified for each Service on Schedule A (each such period, a “Service Term”). As Recipient may reasonably request from time to time, Provider will provide, and as necessary will cause its Affiliates to provide, the Services to other members of the Recipient Group on the terms and conditions of this Agreement, including Recipient’s obligation to pay Provider for such Services. Except as otherwise expressly provided in this Agreement, Provider will be responsible for providing the facilities, hardware, software, personnel, processes, equipment, business applications, tools, supplies, and other resources required for performance of the Services. Recipient shall be responsible for paying the amounts due from Recipient as specified on or calculated in accordance with Schedule A. Except as otherwise provided in this Agreement, each party will bear its own expenses in connection with the performance of its obligations under this Agreement.
3.2    Consents. As part of the Services, Provider shall obtain and maintain all consents, permits, licenses, sublicenses, and approvals (“Consents”) necessary to permit Provider (and its Affiliates, as applicable) to provide, and the Recipient Group (and Business Customers, as applicable) to receive, the Services. The costs of obtaining and maintaining such Consents will be borne by Provider, and Recipient shall be responsible for paying the amounts due from Recipient as specified on or calculated in accordance with Schedule A.

3.3    General Standards of Performance. Without limiting any obligation to meet any specific requirement of this Agreement, Provider shall provide (and, as applicable, shall cause its Affiliates to provide) the Services with at least the same level of skill, quality, care, timeliness, priority, volume, amount, detail, and cost-effectiveness as (a) such services, functions and responsibilities were performed for the Business immediately prior to the date of execution of the APA, (b) is sufficient to meet, and in the case of Business Customer Contracts assigned to any member of the Recipient Group under the APA or this Agreement, to enable the Recipient Group to meet, the requirements of each Business Customer Contract (including with respect to uptime, other service level requirements, and security certifications), and (c) is sufficient to conduct the Business after the Effective Date consistent with the manner the Business was conducted immediately prior to the date of execution of the APA. At a minimum, and without limiting any other obligations under this Agreement, Provider shall (y) perform (and cause its Affiliates to perform) the Services in a timely and professional manner and (z) comply (and cause its Affiliates to comply) with all applicable Legal Requirements and Consents in performance of Provider’s obligations under this Agreement.
3.4    Provider’s Affiliates and Third-Party Providers. In providing or otherwise making available Services, Provider may use the employees of any of its Affiliates or third-party contractors (each of the foregoing, a “Third-Party Provider”), including the pre-approved Third-Party Providers identified on Schedule B; provided that (a) Provider shall obtain Recipient’s written consent (not to be unreasonably withheld) prior to employing the services of any new Third-Party Provider not identified on Schedule B; (b) Provider shall remain responsible for ensuring that its obligations with respect to such Services are satisfied with respect to all Services provided by any such Third-Party Provider; and (c) the use of any Third-Party Provider shall not increase any fees or other amounts payable by Recipient hereunder, except as otherwise specified on Schedule A. Provider will serve as Recipient’s sole point of contact with respect to the Services, including for payment.
3.5    Transition Assistance. As part of the Services, Provider (and its Affiliates, as applicable) shall provide to Recipient consultation, assistance, and information as reasonably requested by Recipient in order to assist with, and otherwise perform the Services so as to, effect a smooth transition of the conduct of the Business to the Recipient Group, for the fees specified in Schedule A.
3.6    Reduction in Services. The parties acknowledge that as the conduct of the Business is transitioned to the Recipient Group, the amount of and need for Services are anticipated to decrease along with the corresponding fees (as described below), and Recipient will notify Provider of such reduced needs not less than 60 days in advance of such reduction. Recipient may elect to suspend or cease receiving all or any part of the Services at any time upon not less than 60 days written notice to Provider, including with respect to any one or more individual Business Customer(s). If Recipient suspends or elects to cease receiving a Service, the charges payable under the Agreement will be reduced by the applicable price set forth on Schedule A or as otherwise set forth in this Agreement, or if no separate price or reduction mechanism is set forth on Schedule A or this Agreement for the terminated Service, by an equitable amount to account for the reduction in Services provided, unless otherwise specified on Schedule A.

3.7    Changes in Services. Recipient will have the right, upon written notice to Provider, to request reasonable changes in the manner the Services are performed by Provider (e.g., frequency, schedule, delivery methods). Upon mutual agreement of the parties with respect to such request, including any agreed-upon changed costs or fees associated with the request, Provider shall promptly implement such reasonable changes.
3.8    Additional Services. If Recipient requests that Provider perform additional services not included within the scope of the Services (but related to transitioning the Business to the Recipient Group), then the parties will promptly negotiate in good faith with a view toward adding such additional services to Schedule A and on the same terms and conditions as are set forth in this Agreement. If the parties have not agreed on terms for adding such services by the date ten (10) Business Days after Recipient’s initial request, then the matter shall upon request of either party promptly be escalated to an appropriate senior executive of each party at the Vice President level or higher, and such senior executives shall meet in person, by teleconference, or by video conference in order to attempt in good faith to agree upon the terms for addition of such services to the reasonable satisfaction of both parties. Such meeting shall be held within five (5) Business Days of the date of a party’s request for escalation. If, by the date ten (10) Business Days after a party’s request for escalation, the parties have not agreed on the terms of adding such services, then the matter shall upon request of either party promptly be escalated further to an appropriate senior executive of each party at the Senior Vice President level or higher, and such senior executives shall meet in person, by teleconference, or by video conference in order to attempt in good faith to agree upon the terms for addition of such services to the reasonable satisfaction of both parties. Such meeting shall be held within five (5) Business Days of the date of request for further escalation under the preceding sentence.
3.9    Continued Operations. As part of the Services, as further described on Schedule A, Provider shall ensure that each of the following is complied with (however, for the avoidance of doubt, in fulfilling its obligations under this Section 2.9, Provider will not be required to violate or in any way breach any provision of any Business Customer Contract):
(b)    Except as otherwise directed in writing by Recipient, Provider shall use reasonable efforts to cause the renewal of each Non-Assumed Business Customer Contract that would otherwise expire on or before January 31, 2016, in accordance with Section 2.10.
(c)    Except as otherwise directed by Recipient, Provider shall continue the provision, delivery, performance, operation, maintenance, and support of the Business Product to each Business Customer in accordance with each applicable Business Customer Contract and otherwise in the manner in which the foregoing were performed prior to the Effective Date.
(d)    Except as otherwise directed by Recipient: (i) Provider shall cause all of the obligations of Provider and Provider’s Affiliates to be performed under each Business Customer Contract in accordance with the terms and conditions of such Contracts and otherwise in accordance with this Agreement until the applicable Business Customer Contract is terminated or fully transitioned to Recipient or a member of the Recipient Group; and (ii) Provider shall exercise all rights and remedies of Provider and Provider’s Affiliates under each Non-Assumed Business Customer Contract in the manner in which such rights and remedies were exercised prior to the Effective Date.
(e)    Service Levels.
(i)    Provider shall ensure that the Digital Analytix platform (including the Akamai infrastructure), the Subversion system, and other shared systems (collectively, the “Business Platform”) are accessible to each Business Customer (or, as applicable, Recipient) as required under the service level committed under each of the applicable Business Customer Contracts.
(ii)    In responding to the effects of any incident or disruption affecting the Business Platform and/or the provision of Services hereunder (including, without limitation, power outages at facilities, Security Incidents (as defined in Section 5.6) and natural or man-made disasters), Provider shall accord at least equal incident management, disaster recovery, and business continuity treatment to Recipient and the Business Platform as Provider accorded to the Business during the Reference Period.
(iii)    Upon the request of Recipient, but not more frequently than once per month, Provider shall provide to Recipient a written performance report, in form reasonably satisfactory to Recipient, that details Provider’s performance in the preceding months against the service levels set forth in this Agreement (including the service levels noted in Section 2.3 and Section 2.9(d)(i), “Service Level”), and highlights any failures to meet such Service Levels, as well as any communicated instances of dissatisfaction by any Business Customer that relates to any of the Services.
(iv)    If Provider fails to meet any Service Level and such failure results in a credit, refund, or other liability under a Business Customer Contract (excluding failures caused by any Recipient Group member through no fault of Provider or any Third Party Provider) (each such failure, a “Service Level Failure”), Provider shall pay to Recipient, by the date 30 days after the end of the month in which the Service Level Failure occurred, the amount of the credit, refund, or other liability required under such Business Customer Contract, as further described on Schedule A, for such Service Level Failure (“Service Level Credit”). Provider shall deduct the Service Level Credits from the amount of Provider’s next invoice. If more than one Service Level Failure occurs in a single month, Provider shall pay the sum of the corresponding Service Level Credits. If any Service Level Failure occurs, Provider shall (A) promptly investigate the problem and report on the root causes of the problem within three (3) Business Days after becoming aware of such Service Level Failure; (B) use all reasonable efforts to correct the problem and to begin meeting the Service Levels as soon as practicable; and (C) advise Recipient, as and to the extent requested by Recipient, of the status of remedial efforts being undertaken with respect to such problem and provide Recipient reasonable evidence that the causes of such problem have been or will be corrected.
(f)    Except as otherwise directed by Recipient, Provider shall use reasonable efforts, and in any event the same level of efforts made during the Reference Period, to collect all amounts due under each Business Customer Contract, and on or prior to the 5th day of each calendar month, Provider shall (i) remit to Recipient all payments received by (or, in the case of Non-Assumed Business Customer Contracts involving channel partners of Provider, on behalf of) Provider or Provider’s Affiliates during the prior calendar month pursuant to each Non-Assumed Business Customer Contract, (ii) provide Recipient with copies of the applicable Business Customer Contract invoices related to such payments, and (iii) provide Recipient with a report (A) listing such invoices and amounts being remitted to Recipient for the prior calendar month, (B) identifying the applicable Business-related accounts receivable aging as of the end of the prior calendar month, and (C) detailing any other applicable Business-related accounts receivable activity (including write-offs, adjustments, voided invoices, etc.). For clarity, nothing in this Agreement shall be construed as making Provider a guarantor of payment for uncollected amounts under any Business Customer Contract or Non-Assumed Business Customer Contract.
(g)    Except as otherwise mutually agreed by the parties, Provider shall maintain and keep available all Seller IT Systems and all facilities, personnel, suppliers, and other resources at the levels as maintained and available during the Reference Period for the Business. Recipient understands that Provider may be reducing personnel involved in sales and other areas relating to the Business and such reduction, in and of itself, will not be a violation of this Agreement.

3.10    New and Renewed Business Customer Contracts. Upon Recipient’s request, and without limiting Provider’s obligations under Section 2.9, Provider may in its sole discretion enter into new Business Customer Contracts and renew Non-Assumed Business Customer Contracts in cooperation with Recipient. Each such new Business Customer Contract or renewal thereof entered into by Provider pursuant to this Agreement constitutes a Non-Assumed Business Customer Contract.
3.11    Customer Relationships.
(b)    As part of the Services, as may be further described on Schedule A, Provider shall use reasonable efforts to facilitate the prompt transfer to Recipient or its Affiliates the customer relationships under each of the Business Customer Contracts. Such efforts will include, as requested by Recipient, introductions, written communications, and in-person and telephonic meetings with the applicable customers.
(c)    Without limiting Section 2.11(a), as directed by Recipient, Provider shall exercise any and all rights available to it under each Non-Assumed Business Customer Contract to (i) transfer, to the extent relating to the Business, such applicable customer relationship thereunder to Recipient or its Affiliate (by way of facilitating either the assignment of such Non-Assumed Business Customer Contract to Recipient or its Affiliate or the transition of such applicable customer onto the Recipient’s form agreements) as contemplated under the APA, or, if such transfer is not possible, (ii) terminate or otherwise conclude Provider’s performance thereunder, to the extent relating to the Business, at the earliest possible date following Recipient’s direction (whether such date occurs before or after the expiration of the Term).
(d)    If and to the extent directed by Recipient with respect to any one or more Business Customers or other Persons, as may be further described on Schedule A, Provider shall promptly refer to Recipient all inquiries and requests and related communications received from each applicable Person in each case to the extent related to the Business Products or the Business.
(e)    For the avoidance of doubt, in fulfilling its obligations under this Section 2.11, Provider shall not be required to violate or in any way breach any provisions of any Non-Assumed Business Customer Contract.
3.12    Facilities. As part of the Services, Provider shall provide to Recipient and Recipient’s Affiliates access to and use of the facilities identified on Schedule A, as further described on Schedule A solely in connection with the transition of the Business to Recipient. Recipient shall (and shall cause its Recipient Personnel to): (a) not attempt to obtain access to, use or interfere with any information technology systems of Provider or its Affiliates, or any data owned, used or processed by Provider or its Affiliates, except to the extent required for to the transition of the Business required or in connection with the Services; (b) maintain reasonable security measures to protect the systems of Provider and its Affiliates to which it has access pursuant to this Agreement from access by unauthorized third parties, and any “back door”, “time bomb”, “Trojan Horse”, “worm”, “drop dead device”, “virus” or other computer software routine intended or designed to permit access or use of information technology systems by a third party other than as expressly authorized by Provider; (c) not disable, damage or erase or disrupt or impair the normal operation of the information technology systems of Provider; (d) when accessing the systems or facilities of Provider or its Affiliates, comply with the reasonable security policies and procedures of Provider that are provided to Recipient (as may be updated from time to time in the ordinary course of business); and (e) not to unreasonably interfere with the operations of the Provider’s and its Affiliates’ business. Notwithstanding the foregoing, except as specified on Schedule A, Provider is under no obligation to extend any leases relating to systems or facilities, or to lease or obtain additional facilities or systems, in each case for the use of Recipient Personnel under this Section 2.12. Recipient shall provide Provider with at least one week’s advance written notice prior to visiting any facilities of Provider or its Affiliates in order to use those facilities under this Section 2.12.
4.FEES.
4.1    Fees for Services. In consideration for the Services, Recipient shall pay Provider the fees and costs for each Service set forth opposite such Service under “Service Fee” on Schedule A. Recipient shall compensate Provider for all agreed Services required under this Agreement as set forth on Schedule A. Provider represents and warrants that, other than with respect to personnel time, all fees set forth on Schedule A for Services reflect Provider’s reasonable, good-faith determination of the Provider’s actual cost to provide such Services and do not include any profit margin or markup unless otherwise specified on Schedule A. The fees and costs set forth on Schedule A are all-inclusive, and unless otherwise expressly agreed in writing by the parties, each party will bear and pay all of its own costs and expenses incurred in performance of this Agreement.
4.2    Invoicing and Payment of Fees.
(b)    Provider shall submit invoices to Recipient for fees payable in respect of all Services provided during each calendar month within 30 days after the end of such month. Each such invoice shall be in a format and contain a level of detail reasonably sufficient under the circumstances to identify the Services provided during the applicable month and such Provider’s calculation of the amounts payable in respect thereof. Provider agrees to provide to Recipient a copy of any supporting documentation for any such invoices that Recipient may reasonably request.
(c)    Recipient shall pay the undisputed amounts of each invoice delivered in accordance with Section 3.2(a) on or before the date that is forty-five (45) days after the date of receiving such invoice.
4.3    Taxes. Provider will be responsible for applicable Taxes incurred as a result of the transactions contemplated by, or the amounts payable under, this Agreement, except for: (a) Taxes based upon Recipient’s or its Affiliates’ income or revenues, (b) employment-related Taxes incurred by Recipient or its Affiliates with respect to their respective employees, without regard to where such employees are assigned, (c) Taxes incurred by Recipient or its Affiliates in order to be qualified in, or to permit their respective employees to do business in, a particular territory, and (d) Taxes specified as payable by Recipient on Schedule A (collectively, “Excluded Taxes”). Provider shall indemnify and hold the Recipient Group harmless from any and all damages, losses, liabilities, demands, assessments, costs, penalties and expenses arising from Provider’s failure to pay any of the Taxes required to be paid by Provider or the Recipient Group in relation to this Agreement, except for Excluded Taxes. If Recipient is required to withhold any Tax from the payment of fees to Provider, Recipient may do so, and Recipient will, at Provider’s reasonable request, provide documentation showing that the amount withheld was paid to the appropriate tax authorities.
4.4    Records and Audits.
(b)    Records. Provider shall maintain (and, as applicable, cause its Affiliates to maintain) accurate and complete records regarding the Services and its other activities under this Agreement and the means of calculating the amounts billed to Recipient hereunder. Such books and records will, at all times, be kept in a manner consistent with Provider’s past practices prior to the date of the APA and, in any event, in accordance with good administrative and secretarial practice. Provider shall retain (and, as applicable, cause its Affiliates to retain) all such records (i) until one year after any termination or expiration of this Agreement, or (ii) for the period of time required by any Legal Requirement, whichever is greater. The parties shall reasonably cooperate to transfer Provider’s records pertaining to Business Customers prior to the expiration of this Agreement; provided Provider may retain copies of all such records to permit it to meet its Tax and other financial reporting obligations, and to assert or defend its rights in any Legal Proceeding, and to meet its obligations under any Business Customer Contract that has not been assigned to Recipient.
(c)    Audits. Upon not less than 20 days’ notice to Provider, and no more frequently than annually, Recipient and its designees will have the right to inspect and audit all the relevant records and books of account of Provider and its Affiliates solely to the extent relating to the Services, to verify the accuracy of all payments made or to be made by Recipient pursuant to Section 3. Any audit that reveals an overpayment by Recipient will not count toward the foregoing limit. Any audit by Recipient or its designees will be conducted during regular business hours at the facilities of Provider or its Affiliates, and Recipient shall use commercially reasonable efforts to minimize interference with the normal business activities of Provider or its Affiliates. If any audit reveals an overpayment by Recipient and Provider does not dispute in good faith the results of such audit, Provider shall promptly refund any such overpayment. Prior to having access to the relevant books and records, any third party auditor selected by Recipient will be required to execute a confidentiality agreement with Recipient that is at least as protective as Section 5 of this Agreement. Recipient and its designees shall observe the reasonable security policies and procedures of Provider that are provided to Recipient while on the premises of Recipient.
(d)    Access to Business and Transferred Business Assets. During the Term, Provider and its Affiliates shall, promptly upon Recipient’s reasonable request (i) provide, for the purpose of planning for and facilitating the transition and integration of the Business into Recipient’s and its Affiliates’ existing operations and businesses (including the existing data analytics business of the Provider and its Affiliates) and the provision of services by the Provider, its Affiliates, and their Representatives and Seller Service Providers under this Agreement (the “Purpose”), to the Recipient and its respective Representatives reasonable access (including copies of) (which, in the case of items that are in or can be readily converted into digital form, may be achieved by making such item available in the Data Room): (A) to any Assets, books, records, work papers and other documents of the Provider and its Affiliates that are Business-Related; and (B) to the then-current Business Service Providers and (to the extent related to the Business or the Transferred Business Assets, any other Representatives) of Provider and its Affiliates; and (ii) Provider, its Affiliates, and their Representatives shall compile such additional financial, operating and other data and information relating to the Business or the Transferred Business Assets as Recipient may reasonably request in good faith for the Purpose, and shall provide reasonable access to (including copies of) such data and information as described in the preceding clause “(i).”
(e)    Access to Third Parties Involved in the Business. During the Term, with reasonable prior notice to Provider, Recipient and its respective Representatives may make inquiries of Persons having business relationships with any of Provider or its Affiliates relating to the Business or any of the Transferred Business Assets (including suppliers and licensors in respect of the Business or any of the Transferred Business Assets and Business Customers), and Provider shall ensure that each of its Affiliates and its Representatives reasonably facilitate (and reasonably cooperate with Recipient in connection with) such inquiries.

5.	PERSONNEL OF PROVIDER.
5.1    Services Manager; Customer Manager.
(d)    Provider shall designate a “Services Manager” for the Services. The Services Manager will be an employee of Provider, shall serve as the single point of accountability to Recipient for performance of the Services, shall have day-to-day authority and responsibility for ensuring performance of the Services in accordance with the terms of this Agreement, and shall coordinate with the other Provider Personnel, including functional leads, for facilitating meetings with and inquiries from Recipient personnel and the performance of the Services. Provider’s initial designation of the Services Manager and each replacement will be subject to Recipient’s reasonable approval. Provider may replace the Services Manager only if the Services Manager is unable to continue fulfilling his or her responsibilities as such due to death, disability, or termination of employment with or by Provider.
(e)    Provider shall designate a “Customer Manager” for the Services. The Customer Manager will be an employee of Provider, shall serve as the single point of accountability to Recipient for the transfer of Business Customers and Business Customer Contracts to Recipient, shall have day-to-day authority and responsibility for ensuring such transfers in accordance with the terms of this Agreement, and shall coordinate with the other Provider Personnel, including Business Customer leads, for the performance of such Services. Provider’s initial designation of the Customer Manager and each replacement will be subject to Recipient’s reasonable approval. Provider may replace the Customer Manager only if the Customer Manager is unable to continue fulfilling his or her responsibilities as such due to death, disability, or termination of employment with or by Provider.
5.2    Skills, Training, and Experience. Provider shall ensure that Provider Personnel performing Services have sufficient skills, training, and experience to enable them to perform the Services with the same level of skill, quality, care, timeliness, and cost-effectiveness as performed in connection with the Business during the Reference Period.
5.3    Replacements. Without limiting Provider’s other obligations under this Agreement, if any Provider Personnel are removed from performance of Services for any reason (other than as a result of employment by Recipient or any member of the Recipient Group), to the extent required for the continued performance of the Services, Provider shall promptly replace such Provider Personnel with Provider Personnel that have appropriate skills, training, and experience. Provider shall maintain backup procedures and conduct the replacement procedures for Provider Personnel in such a manner so as to cause an orderly succession for Provider Personnel who are replaced. On the first day of every calendar month during the Term, Provider shall provide Recipient with monthly headcount reports summarizing all individual Provider Personnel. To the extent any Provider Personnel who are performing Services become employed by Recipient or any member of the Recipient Group such that Provider is unable to perform Services that were being performed by such Provider Personnel, Provider will be relieved of its obligation to perform such Services.
5.4    Compensation and Benefits. All Provider Personnel providing Services under this Agreement will remain at all times, and be deemed to be, employees or contractors solely of Provider (or, as applicable, its Affiliates) for all purposes, including without limitation of all compensation and employee benefits, and not to be employees or contractors of any member of the Recipient Group. Subject to the limitations of [Section 9.2 of the APA], Provider (or its Affiliates) shall be responsible for payment of (a) all income, disability, withholding, and other employment taxes and

(b) all medical benefit premiums, vacation pay, sick pay, or other fringe benefits for all Provider Personnel. Subject to the limitations of [Section 9.2 of the APA], Provider shall indemnify, defend and hold the Recipient Group harmless against any liability for (x) premiums, contributions or taxes payable under workers’ compensation, unemployment compensation, disability benefit, old age benefit, or tax withholding, or (y) any fees or penalties under any employment or immigration Legal Requirements for which any member of the Recipient Group may be adjudged liable as an employer with respect to any Provider Personnel who perform Services. All Provider Personnel will be under the direction, control, and supervision of Provider, and Provider will have the sole right to exercise all authority with respect to the employment, termination, assignment, and compensation of such Provider Personnel. Provider shall ensure that at all times all Provider Personnel providing Services under this Agreement are lawfully entitled to provide such services under all applicable employment and immigration Legal Requirements and will immediately replace any Provider Personnel who is or becomes unable to continue to perform such services.
5.5    Continued Access. As part of the Services, Provider shall continue to provide to Provider Personnel hired by Recipient reasonable continued access to the facilities, resources, tools, applications, devices, and equipment of Provider, subject to the limitations and requirements set forth in Section 2.12 for the reasonable fees agreed upon by the parties and specified in Schedule A.

6.	CONFIDENTIALITY; DATA.
6.1    Confidentiality Obligations. During and prior to the term of this Agreement, Provider and its Affiliates may have or have had, be provided with or have been provided with, access or have accessed, or learn or have learned information of Recipient or other Recipient Group members (including records and other information and materials concerning Recipient’s business, plans, customers, technology, and products) and Recipient Group members may have, be provided with, access, or learn information of Provider and its Affiliates (“Confidential Information”). All Confidential Information made available by a party (the “Disclosing Party”) remains the property of the Disclosing Party. Recipient Data constitutes Confidential Information of Recipient. The party receiving Confidential Information from the Disclosing Party (the “Receiving Party”) may disclose the Confidential Information of Disclosing Party only to Receiving Party’s employees and contractors who need to know the Confidential Information for purposes of performing under this Agreement or transitioning the Business to Recipient, and who are bound by confidentiality agreements at least as protective as this Section 5. Receiving Party will not, and will cause its Affiliates not to, use the Confidential Information for any purpose without Disclosing Party’s prior written consent except as necessary for the performance of Services under this Agreement or transitioning the Business to Recipient. Receiving Party will, and will cause its Affiliates to, take measures to maintain the confidentiality of the Confidential Information equivalent to those measures Receiving Party uses to maintain the confidentiality of its own confidential information of like importance but in no event less than reasonable measures. Receiving Party shall, and shall cause its Affiliates to, give immediate notice to Disclosing Party of any unauthorized use or disclosure of the Confidential Information of which Receiving Party or any of its Affiliates becomes aware and agrees to reasonably assist, at Disclosing Party’s expense, Disclosing Party in remedying such unauthorized use or disclosure. Upon termination or expiration of this Agreement, Receiving

Party shall return to Disclosing Party all tangible copies of Confidential Information in Receiving Party’s possession or control and will erase from its computer systems all electronic copies thereof.
6.2    Exceptions. The confidentiality obligations of Section 5.1 do not extend to Confidential Information which (a) becomes part of the public domain without the fault of Receiving Party; (b) is rightfully obtained by Receiving Party after the Effective Date from a third party with the right to transfer such information without obligation of confidentiality; or (c) is independently developed by Receiving Party after the Effective Date without reference to or use of Disclosing Party’s Confidential Information, as evidenced by written records. In addition, Receiving Party may disclose Confidential Information as may be required by law, a court order, or a governmental agency with jurisdiction, provided that before making such a disclosure, to the extent permitted and practicable, Receiving Party first notifies Disclosing Party to give Disclosing Party an opportunity to seek confidential treatment or seek a protective order or otherwise limit such disclosure, and reasonably cooperates (at Disclosing Party’s expense) with Disclosing Party if Disclosing Party does so. Receiving Party will have the burden of proving the applicability of any of the above exceptions that Receiving Party claims may apply. If any portion of the Confidential Information falls within any of the above exceptions, the exception will apply only to that specific portion and the remainder of the Confidential Information will continue to be subject to the confidentiality requirements of this Agreement.
6.3    Systems Access. Provider shall (and shall cause its Provider Personnel to): (a) not attempt to obtain access to, use or interfere with any information technology systems of Recipient or other Recipient Group members, or any data owned, used or processed by Recipient or other Recipient Group members, except to the extent required to provide or receive Services or otherwise provided in the APA or this Agreement; (b) maintain reasonable security measures to protect the systems of Recipient or other Recipient Group member to which it has access pursuant to this Agreement from access by unauthorized third parties, and any “back door”, “time bomb”, “Trojan Horse”, “worm”, “drop dead device”, “virus” or other computer software routine intended or designed to permit access or use of information technology systems by a third party other than as expressly authorized by Recipient or other Recipient Group member; (c) not disable, damage or erase or disrupt or impair the normal operation of the information technology systems of Recipient or other Recipient Group member; and (d) when accessing the systems or facilities of Recipient or other Recipient Group member, comply with the reasonable security policies and procedures of Recipient or other Recipient Group member that are provided to Provider (as may be updated from time to time in the ordinary course of business). Provider shall provide Recipient with at least one week’s advance written notice prior to visiting any facilities of Recipient.
6.4    Recipient Data.
(b)    Recipient and the Recipient Group members are the sole and exclusive owner of (i) all data and information that is included in the Transferred Business Assets and all data and information provided to Provider by or on behalf of Recipient or a Recipient Group member or any of its personnel for processing, (ii) all data and information collected during the term of this Agreement, in the performance of Services, about the Business or through the operation of the Business, including all usage-related data, user traffic and access data, usage statistics, images, and profile data generated or collected by or for Provider in connection with performance of any Services, in each case except for Customer Account Data, (iii) the document indexes, schema, and table structures used to organize any of the foregoing data (except to the extent they belong to a third party), and (iv) all changes and derivatives to any of the foregoing made by or for Recipient or a Recipient Group member and any and all updates, modifications, or derivatives of the foregoing made by Provider Personnel in the performance of the Services (“Recipient Data”), and all Intellectual Property Rights in the Recipient Data, whether or not provided to any other party under this Agreement. For the avoidance of doubt, Recipient Data does not include (1) Provider’s financial books and records relating to the performance of the Services, Taxes, Provider Personnel records, and similar information relating to the performance of the Services, (2) Pre-Existing IP, or (3) Shared Business IP. All audit logs created in the performance of Services will remain the property of Provider, and Provider shall provide copies of such audit logs to Recipient promptly upon Recipient’s request. As used herein, “Pre-Existing IP” means the Intellectual Property licensed to Recipient under the Retained IP License Agreement.
(c)    As used herein, “Customer Account Data” means all data and information collected by any Business Customer, whether before or after the Effective Date, with respect to any of such Business Customer’s customers or users, which data and information that (i) is used in, or generated or collected by, such Business Customer using any Business Product and (ii) is identified in the Business Customer Contracts as being owned by the Business Customer. The parties acknowledge that Customer Account Data is owned by the applicable Business Customer, except to the extent otherwise agreed in writing between Recipient and the Business Customer. However, Provider shall safeguard and protect the Customer Account Data in accordance with the Business Customer Contracts, and shall refrain from using Customer Account Data except in the performance of Services under this Agreement or as otherwise expressly permitted in the applicable Business Customer Contracts or another written agreement between Provider and the applicable Business Customer entered into prior to such use. When directed by a Business Customer in writing, Provider shall deliver to Recipient the Customer Account Data relating to that Business Customer, and upon such delivery any right, title or interest Provider may have in such Customer Account Data is automatically assigned to Recipient.
(d)    Upon Recipient’s request from time to time or at any time, Provider shall promptly provide an electronic copy of all Recipient Data to Recipient (or Recipient Group member, if applicable), in the format and with the file layouts reasonably requested by Recipient. If Recipient requests at any time, Provider shall destroy all copies of Recipient Data in Provider’s possession or control and after such requested destruction shall be relieved of obligations under this Agreement that require use of or access to such destroyed Recipient Data, unless and until Recipient provides another copy of such Recipient Data. Notwithstanding the foregoing, Provider may retain copies of all such Recipient Data to the extent required under Legal Requirements. Provider shall not withhold any Recipient Data as a means of resolving any dispute. Provider shall not use Recipient Data for any purpose other than that of rendering Services under this Agreement or as necessary to comply with Legal Requirements or to assert or defend in any Legal Proceeding its rights under this Agreement, under any Business Customer Contract, or with respect to allegations by third parties of Provider’s failure to comply with applicable privacy policies or Legal Requirements. Provider shall not sell, assign, lease, dispose of or otherwise exploit Recipient Data. Provider shall not possess or assert any lien or other right against or to Recipient Data. In the event that Provider has or acquires any right, title or interest in or to any Recipient Data, Provider shall, and hereby does, assign any and all such right, title and interest to Recipient.
(e)    Notwithstanding anything to the contrary, Provider shall not use or disclose the Unified Digital Measurement data of any Business Customer except in the performance of Services under this Agreement or as otherwise expressly permitted in the applicable Business Customer Contracts or another written agreement between Provider and the applicable Business Customer entered into prior to such use or disclosure.

6.5    Safeguarding Data. Provider shall establish, maintain, and comply with environmental, safety and facility procedures, information security programs, data security practices, and other safeguards against the destruction, loss, alteration, or unauthorized access or disclosure of Recipient Data and Customer Account Data in the possession or control of Provider that are (a) in conformance with the requirements set forth in this Agreement and applicable Legal Requirements, (b) at least as rigorous as the safeguards used by Provider in the conduct of the Business prior to the Effective Date, and (c) no less rigorous than those maintained by Provider for its own information of a similar nature. If at any time, due to any act or omission of Provider or any Provider Personnel, any natural person is required to be notified of any unauthorized access, use, or disclosure of any personally-identifiable data or information pertaining to that natural person, then Provider will pay (or reimburse Recipient for) all costs of such notifications and the cost of providing a credit monitoring and identity theft protection service for that natural person for a period of 12 months.
6.6    Security Incident. In the event Provider become aware of any Security Incident, Provider shall promptly notify Recipient of such Security Incident, shall investigate such Security Incident, and shall provide reasonable cooperation with Recipient (or Recipient Group member, if applicable) and any Governmental Body, if applicable, in investigating such Security Incident. Recipient and Provider shall reasonably cooperate with respect to the timing and content of notices to customers or prospective customers and/or the general public of such Security Incident, and the implementation of the remediation plan with respect to such Security Incident, except as otherwise required under Legal Requirements. “Security Incident” means any activity that compromises, or would reasonably be expected to compromise, physical security or systems security (a) pursuant to which any applicable Legal Requirement requires notification of such breach to be given to affected Persons or other action in response to such circumstance; or (b) in a manner that either does or could reasonably be expected to allow unauthorized disclosure of or access to Recipient Data or Customer Account Data in connection with the Services.
6.7    Data Integrity. Provider shall use reasonable efforts to maintain the integrity, and prevent the destruction, corruption or loss, of all Recipient Data and Customer Account Data in the possession or control of Provider or any Provider Personnel. In the event any Recipient Data or Customer Account Data in the possession or control of Provider or any Provider Personnel is destroyed, corrupted or lost in the course of Provider providing Services, Provider shall recreate or restore such Recipient Data and Customer Account Data as promptly as practicable, provided that Provider will not be responsible for the costs of recreation of Recipient Data or Customer Account Data to the extent that the destruction, corruption, or loss of such data was caused by Recipient Group personnel accessing Provider’s systems on which such data was stored.
6.8    Injunctive Relief. Each party acknowledges and agrees that the other party would suffer irreparable harm for which monetary damages would be an inadequate remedy if there were a breach by such party or any of its Affiliates of obligations under this Section 5. Each party further acknowledges and agrees that equitable relief, including injunctive relief, would be appropriate to protect the non-breaching party’s and its Affiliates’ rights and interests if such a breach were to arise, be threatened, or be asserted, and the non-breaching party and its Affiliates will be entitled to the entry of an order for immediate injunctive relief.

7.	INTELLECTUAL PROPERTY.
7.1    Transferred Business IP Licenses.
(f)    Subject to the terms and conditions of this Agreement, Recipient grants Provider (and to its Affiliates performing Services) under this Agreement, a limited, non-exclusive, non-transferable, royalty-free, fully-paid license under the Transferred Business IP and Recipient Materials (as defined below) solely to provide Services under this Agreement (including performance of the Business Customer Contracts). The foregoing license will remain in effect until the termination or expiration of this Agreement. The foregoing license does not supersede any other license granted to Provider or its Affiliates under any other agreement.
(g)    Provider shall not, except as required to provide Services under this Agreement: (i) disclose, license, or otherwise provide access to any Source Code or associated source materials that constitute Transferred Business IP (or any modification, derivative work, or component thereof) to any third party; (ii) reverse engineer, decompile, disassemble, or otherwise attempt to derive the source code of any software that constitutes Transferred Business IP; (iii) modify, adapt, alter, translate, or create derivative works of any Transferred Business IP; or (iv) remove, alter or obscure any proprietary rights notices (including copyright notices) of the Recipient Group or any of its suppliers on or within any copies of Transferred Business IP (including source code and associated source materials).
(h)    All Intellectual Property and Intellectual Property Rights of Recipient and the other Recipient Group members remain the sole property of Recipient and other Recipient Group members. Unless expressly set forth in this Agreement, no rights or licenses are granted under this Agreement by any Recipient Group member, by implication, estoppel, or otherwise.
7.2    Work Product.
(b)    If Provider or Provider Personnel create, invent, or otherwise develop any Intellectual Property, either alone or jointly with others, in the performance of Services, Recipient will be the sole and exclusive owner of such Intellectual Property and all Intellectual Property Rights therein (collectively, “Work Product”), except to the extent assigned to a Business Customer as required under the applicable Business Customer Contract and except as otherwise provided in Section 6.2(b).
(c)    Provider agrees to and hereby does assign, transfer and convey to Recipient (or Recipient’s designee) all of Provider’s and its Affiliates’ right, title, and interest (including all rights to sue and recover for past and future infringement or misappropriation of same), in and to all Work Product and all Recipient Data, excluding (i) the Pre-Existing IP and (ii) the Shared Business IP (as defined below). Provider, on behalf of itself and its Provider Personnel, hereby waives any and all moral rights, including any right to identification of authorship, rights of approval of modifications, or limitation on subsequent modifications that Recipient has or may have in connection with the Work Product and the Recipient Data. As used herein “Shared Business IP” means the SDKs, JavaScript measurement code, and Unified Digital Measurement data with respect to any Business Customer, in each case that are owned by Provider or any of its Affiliate or owned by a Business Customer but Licensable (as defined in the Retained IP License Agreement) by Provider or any of its Affiliates on the Effective Date and are used by Provider and its Affiliates in respect of and outside of the Business on the Effective Date, and all updates, modifications, and derivatives of the foregoing created by Provider or any of its Affiliates in the performance of Services.
(d)    Provider shall promptly and fully disclose in writing to Recipient all Work Product. In addition to Provider’s other obligations under this Agreement, Provider agrees to promptly cooperate and assist (and have its Provider Personnel promptly cooperate and assist) in every proper way and to execute those documents and take such acts as are reasonably requested by Recipient to obtain, sustain and from time to time enforce Intellectual Property Rights relating to Work Product or Recipient Data in the United States or any other country.
(e)    Without limiting the assignments set forth above, Provider shall and hereby does, on behalf of itself and all Provider Personnel, grant to Recipient and its Affiliates a nonexclusive, irrevocable, perpetual, worldwide, fully paid, royalty-free, freely-transferable license, under all Intellectual Property Rights owned or Licensable (as defined in the Retained IP License Agreement) by Provider, to: (i) make, have made, use, sell, import, execute, install, reproduce, modify, prepare derivative works based on, display, perform, distribute, transmit, disclose, and otherwise exploit in any manner (A) all Work Product that is not assigned to Recipient under Section 6.2(b), (B) all Recipient Data that is not assigned to Recipient under Section 5.4(c), (C) all Shared Business IP, (D) all deliverables furnished to Recipient under this Agreement in the course of providing the Services (as described on Schedule A), and (E) all updates, modifications, and derivatives of each of the foregoing created, invented or otherwise developed in the course of performing Services (collectively, “Provider IP”); and (ii) sublicense others to do any or all of the foregoing or grant further sublicenses to same. For clarity, the Pre-Existing IP is licensed by Provider under the Retained IP License Agreement and not under this Agreement. Notwithstanding the foregoing, the license granted in this Section 6.2(d) to (1) the Intellectual Property described in clause “(i)(C)” and clause “(i)(D)” above and (2) the Intellectual Property described in clause “(i)(E)” that constitutes an update, modification, or derivative of any of the Intellectual Property described in clause “(i)(C)” or “(i)(D)” above is limited to the conduct of the Business.
(f)    Except as otherwise approved by Recipient in writing, Provider shall not use or incorporate or embody in any Work Product any third-party materials, other than Provider IP, with respect to which Provider cannot assign all rights in accordance with Section 6.2(b) (“Third Party Material”) or license rights in accordance with Section 6.2(d). If, in accordance with Recipient’s prior written approval, Third Party Material is incorporated into Work Product, then Provider at its own expense (or as otherwise specified on Schedule A) shall secure either: (i) a written assignment in a form reasonably acceptable to Recipient conveying to Recipient all Intellectual Property and Intellectual Property Rights in and to the Third Party Material and that is duly executed by the person who owns or is otherwise authorized to convey such Intellectual Property and Intellectual Property Rights (“Third Party Provider”); or (ii) a written license from such Third Party Provider granting Recipient and its Affiliates rights to the Third Party Material in a form substantially to the same as the license rights set out in Section 6.2(d). Provider shall provide Recipient with original execution copies of any assignment or license secured by Provider under this Section 6.2(e).
(g)    Recipient will retain all of Recipient’s and its Affiliates’ Intellectual Property Rights in any Intellectual Property licensed or provided to Provider by Recipient or any of its Affiliates under this Agreement (“Recipient Materials”). Provider will obtain no right or license in and to the Recipient Materials except solely as necessary for Provider to perform Services. Any modifications, derivative works, improvements (whether patentable or not) to the Recipient Materials that is made by Provider or Provider Personnel under this Agreement will be deemed Work Product owned by Recipient.
8.INDEMNIFICATION AND INSURANCE.
8.1    Indemnification by Provider. Provider shall hold harmless and indemnify and defend each of the Recipient Group members and their respective officers, directors, employees and agents (each, a “Recipient Indemnitee”) from and against, any liability, cost, damage, expense or loss (including court costs and reasonable attorneys’ fees) which any Recipient Indemnitee may sustain or incur by reason of any claim, demand, suit, or recovery by any third party resulting from any third party claim arising as a result of:

(h)    any failure of Provider or Provider Personnel to perform any of the Services described in Section 2.9, or any other obligations under this Agreement that relate to Business Customer Contracts, in accordance with this Agreement and the requirements on Schedule A; or
(i)    any breach of Provider’s obligations of confidentiality under this Agreement or any of Provider’s obligations relating to Recipient Data or Customer Account Data;
(j)    any negligence, fraud or willful default on the part of Provider or Provider Personnel in the provision of the Services.
8.2    Indemnification by Recipient. Recipient agrees to indemnify, defend and hold harmless Provider, its Affiliates, and their respective directors, officers, employees, agents and representatives (each, a “Provider Indemnitee”) from and against any liability, cost, damage, expense or loss (including court costs and reasonable attorneys’ fees) which any Provider Indemnitee may sustain or incur by reason of any claim, demand, suit or recovery by any third party resulting from any third party claim arising as a result of:
(f)    any breach of Recipient’s obligations of confidentiality under this Agreement; or
(g)    any act of, or negligence, fraud or willful default on the part of any Recipient Group member personnel in accessing the facilities, systems or records of Provider.
8.3    Each party seeking indemnification or defense under Section 7.1 or Section 7.2 (“Indemnified Party”) will notify the other party (“Indemnifying Party”) promptly in writing of any action for which it will seek indemnification or defense hereunder. Each Indemnified Party will give the Indemnifying Party sole control of the defense and settlement of any such action, except that the Indemnifying Party will not enter into a settlement of any such action that would impose liability or obligation on the Indemnified Party without the Indemnified Party’s prior written consent. Each Indemnified Party will cooperate and, at the Indemnifying Party’s reasonable request and sole expense, assist in such defense.
8.4    Insurance. Provider shall maintain at least the same types of insurance policies and amounts of insurance coverage for the Business as Provider maintained for the Business during the Reference Period. In the event of any modification, termination, expiration, non-renewal or cancellation of any of such insurance policies, Provider shall give written notice thereof to Recipient not more than 30 days following Provider’s receipt of such notification.
9.LIMITATIONS ON LIABILITY. EXCEPT IN THE EVENT OF A PARTY’S BREACH OF ITS OBLIGATIONS IN, OR LIABILITY UNDER, SECTIONS 5.1, 5.3, 5.4, OR 5.5, AMOUNTS INCURRED IN PERFORMANCE OF, OR AMOUNTS PAID OR REQUIRED TO BE PAID TO THIRD PARTIES UNDER, THE INDEMNIFICATION OBLIGATIONS HEREUNDER, AND FRAUD (AS DEFINED IN THE APA): (A) IN NO EVENT WILL RECIPIENT OR ANY OF ITS AFFILIATES OR PROVIDER OR ANY OF ITS AFFILIATES BE LIABLE FOR ANY LOSS OF PROFIT, INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND (B) IN NO EVENT WILL THE AGGREGATE LIABILITY OF RECIPIENT OR ANY OF ITS AFFILIATES OR THE AGGREGATE LIABILITY OF PROVIDER OR ANY OF ITS AFFILIATES ARISING FROM OR RELATING TO THIS AGREEMENT EXCEED THE TOTAL FEES PAID OR PAYABLE BY RECIPIENT TO PROVIDER UNDER THIS AGREEMENT. EACH PARTY ACKNOWLEDGES THAT THE LIMITATIONS OF LIABILITY CONTAINED IN THIS SECTION 8 REFLECT THE ALLOCATION OF RISK SET FORTH IN THIS AGREEMENT AND THAT THE OTHER PARTY WOULD NOT ENTER INTO THIS

AGREEMENT WITHOUT THESE LIMITATIONS ON LIABILITY.

WITHOUT LIMITING ANY OF THE EXPRESS OBLIGATIONS OR COMMITMENTS IN THIS AGREEMENT, EXCEPT IN EACH CASE AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE APA, NEITHER PROVIDER, RECIPIENT, NOR THEIR RESPECTIVE AFFILIATES MAKE ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, WITH RESPECT TO THE SERVICES OR THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE OR USE, TITLE, NON-INFRINGEMENT, ACCURACY, AVAILABILITY, TIMELINESS, COMPLETENESS OR THE RESULTS TO BE OBTAINED FROM SUCH SERVICES.

10.	TERM AND TERMINATION.
10.1    Term of Agreement. The term of this Agreement begins on the Effective Date and, unless earlier terminated as provided herein, will continue until the expiration or termination of the last Service Term (the “Term”).
10.2    Termination for Breach. Each party will have the right to terminate this Agreement in its entirety by giving to the other party written notice of termination if (a) the other party fails to substantially comply with the material obligations imposed upon it under this Agreement resulting in direct damages to the other party, (b) the non-breaching party serves the breaching party with a written notice of such failure, which notice states with reasonable particularity the nature of the failure, (c) the breaching party does not cure the failure within 60 days following receipt of the notice, and (d) such breach is continuing at the time that the non-breaching party delivers its notice of termination.
10.3    Termination for Convenience by Recipient. Notwithstanding anything to the contrary, (a) Recipient may terminate all or any part of the Services, in accordance with Section 2.6 of this Agreement and (b) Recipient may terminate this Agreement, in each case with or without cause at any time, by providing not less than 60 days’ prior written notice to Provider. To the extent specified on Schedule A, Recipient will be responsible for paying early termination fees incurred by Provider as a result of termination under Section 2.6 or this Section 9.3.
10.4    Survival. The following provisions of this Agreement will survive the termination or expiration of this Agreement: Sections 1, 3.3, 3.4(a), 3.4(b), 4.4, 5, 6.1(b), 6.1(c), 6.2, 7, 8, 9.4, and 10.

11.	GENERAL.
11.1    Entire Agreement. This Agreement, the APA and the other Transactional Agreements constitute the entire agreement, and supersede any previous agreements between the parties relating to the subject matter of this Agreement and the APA and the other Transactional Agreements.
11.2    Variation. This Agreement may only be amended or otherwise varied by an instrument in writing signed on behalf of the parties. Any amendment to this Agreement executed by the parties shall be binding upon each party.

11.3    Assignment. Except as otherwise provided in this Agreement, neither party shall assign, transfer, delegate or sub-contract, or purport to assign, transfer, delegate or sub-contract, any rights or obligations under this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld and any assignment, transfer, delegation or sub-contract without such consent shall be ineffective.
11.4    Notices.
(b)    Any notice or other communication required or permitted to be delivered to any party under this Agreement (“Notices”) shall be in writing in the English language and shall be deemed properly delivered, given and received: (a) if delivered by hand, when delivered; (b) solely with respect to any Notice that does not involve any claim of breach of this Agreement or any claim for indemnification under Section 7.1, if sent before 11:59 p.m. (recipient’s time) on any Business Day via email, on the date of transmission; (c) solely with respect to any Notice that does not involve any claim of breach of this Agreement or any claim for indemnification under Section 7.1, if sent on a day other than a Business Day via email, on the Business Day following the date of transmission; (d) if sent by registered, certified or first class mail, the third Business Day after being sent; and (e) if sent by overnight delivery via a national courier service, one Business Day after being sent, in each case to the address set forth beneath the name of such party below (or to such other address as such party shall have specified in a written notice given to the other parties hereto). Notice may not be given by fax.
If to Provider:

[●]
[●]
Attention: [●]
Email: [●]

If to Recipient:

[●]
[●]
Attention: [●]
Email: [●]

With a copy to (which shall not constitute notice):

[●]
Attention: [●]
Email: [●]
The parties agree that despite the foregoing any process commencing or issued concerning any Legal Proceeding may also be served according to any Legal Requirement that applies.
11.5    Specific Performance. Each party acknowledges and agrees that remedies at law would be inadequate remedy for the breach of any covenant or agreement contained in this Agreement and that in addition thereto, the other party shall be entitled to specific performance of the terms hereof or other equitable remedies in the event of any such breach, without the necessity of proving the inadequacy of remedies at Law and to obtain injunctive relief against any breach or threatened breach of any covenant or agreement contained in this Agreement.
11.6    Governing Law. This Agreement shall be construed and interpreted in accordance with, and governed in all respects by, the laws of the State of Delaware as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies and in respect of the statute of limitations or any other limitations period applicable to any claim, controversy or dispute.
11.7    Jurisdiction.
(b)    Notwithstanding anything to the contrary contained in this Agreement, any claim, difference or dispute relating or arising out of this Agreement or the transactions contemplated in this Agreement after the Effective Date (including non-contractual claims, differences or disputes) shall be brought and resolved exclusively by binding arbitration in accordance with [Section 9.5] of the APA.
(c)    Any other dispute arising from or connected with this Agreement, including one regarding the existence, validity or termination of this Agreement or the consequences of its nullity, will be treated as an Arbitrable Dispute as defined in the APA and will exclusively be brought and settled in accordance with [Section 9.5] of the APA.
11.8    Construction; Interpretation.
(b)    For purposes of this Agreement, whenever the context requires: the singular number will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include the masculine and feminine genders.
(c)    The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in the construction or interpretation of this Agreement.
(d)    As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”
(e)    As used in this Agreement, the use of “or” will not be deemed to be exclusive.
(f)    Except as otherwise indicated, all references in this Agreement to “Sections” and “Schedules” are intended to refer to Sections of this Agreement and Schedules to this Agreement. Schedule A will be construed with and as an integral part of this Agreement to the same extent as if set forth verbatim herein.
(g)    Unless the context clearly indicates a contrary intention, when any number of days is prescribed in this Agreement, it must be calculated exclusively of the first and inclusively of the last day unless the last day falls on a day other than a business day, in which case the last day will be the next succeeding day which is a business day.
(h)    The headings in this Agreement are inserted for convenience and reference purposes only and do not affect its interpretation.
(i)    Except as otherwise specified in this Agreement, this Agreement and the APA are separate agreements between the parties. Article IX of the APA does not apply to this Agreement except to the limited extent set forth in Section 10.7 of this Agreement. Nothing contained herein will be deemed to alter, modify, expand or diminish the terms of the APA.
11.9    Counterparts. This Agreement may be executed in any number of counterparts, all of which, taken together constitute one agreement and any party may enter into this Agreement by executing a counterpart. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission or facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.
11.10    Successors and Assigns. This Agreement shall be binding upon each of the parties hereto and each of their respective personal representatives, executors, administrators, estate, heirs, successors and assigns, if any. This Agreement shall inure to the benefit of Provider, its Affiliates, Recipient, its Affiliates, and the other members of the Recipient Group and the respective successors and assigns (if any) of the foregoing.
11.11    Third Party Beneficiaries. Except to the extent expressly set forth herein with respect to Affiliates of the parties, this Agreement will not confer third-party beneficiary rights or remedies upon any Person or entity other than the parties hereto and their respective successors and permitted assigns and the Recipient Indemnitees and Provider Indemnitees under Section 7.
11.12    Force Majeure. No party will be liable to another for any loss, claim or damage as a result of any delay or failure in the performance of any obligation hereunder, directly or indirectly caused by or resulting from any act or event beyond such party’s control (including: acts of the government; acts of God; acts of third persons; strikes, embargoes, delays in the mail, transportation and delivery; power failures and shortages; fires; floods; epidemics and unusually severe weather conditions; or other causes beyond the control of such party), provided that, in each case, such party being excused uses reasonable efforts, under the circumstances, to notify the other party of the circumstances causing the delay and to resume performance as soon as possible.
11.13    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Legal Requirement or as a matter of public policy, all other conditions and provisions of this Agreement will remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.
[Signature Page Follows]

The parties to this Agreement have caused this Agreement to be executed and delivered as of the Effective Date.

comScore, Inc. By: Name: Title:	Adobe Systems Incorporated By: Name: Title:
Adobe Software Ireland Limited By: Name: Title:

SIGNATURE PAGE TO TRANSITION SERVICES AGREEMENT

Schedule A
Services and Fees
[TO BE COMPLETED]

Schedule B
Pre-Approved Third-Party Providers
[TO BE COMPLETED]

EXHIBIT D
FORM OF RETAINED IP LICENSE AGREEMENT
LICENSE AGREEMENT
This LICENSE AGREEMENT (this “Agreement”) is entered into as of the [INSERT DATE] (“Effective Date”) among [Seller-Related Party 1], a [JURISDICTION] [ENTITY TYPE], [Seller-Related Party 2], a [JURISDICTION] [ENTITY TYPE], [Seller-Related Party 3], a [JURISDICTION] [ENTITY TYPE], … and [Seller-Related Party #], a [JURISDICTION] [ENTITY TYPE], on the one hand (all of the foregoing collectively referred to herein as “Licensor”) [Note to Draft: Complete list of Seller-Related Parties to be added.], and Adobe Software Trading Company Limited, an Ireland limited liability company (“Licensee”), on other hand.
RECITALS

E.
Pursuant to the Purchase Agreement (as defined below), the Purchasers acquired the Business from the Sellers, and the entering into of this Agreement is a condition to the Closing under the Purchase Agreement.

F.
As contemplated by the Purchase Agreement, Licensee and its Affiliates are willing to license certain data analytics technology and related intellectual property rights from Licensor and its Affiliates in accordance with the terms and conditions of this Agreement.

G.	Licensor and its Affiliates are willing to license such technology and intellectual property rights to Licensee and its Affiliates in accordance with the terms and conditions of this Agreement.
THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
AGREEMENT
5.    DEFINITIONS. Unless otherwise defined in this Agreement, all capitalized terms used in this Agreement will have the same meanings as in the Purchase Agreement. Unless otherwise specified, references to Sections refer to Sections of this Agreement.
5.1    “Licensable” means, with respect to any Person and any Intellectual Property or Intellectual Property Right, that such Person at any time either (a) has the right to grant a license or sublicense to or under such Intellectual Property or Intellectual Property Right, without the requirement to pay additional amounts or assume additional material obligations to the owner thereof or (b) owns such Intellectual Property or Intellectual Property Rights. For clarity, if a requirement to pay additional amounts or to assume additional material obligations to the owner of an item of Intellectual Property or an Intellectual Property Right would arise based on the grant of an exclusive license and not on the grant of a non-exclusive license, then such Intellectual Property or Intellectual Property Right will be deemed Licensable but the licenses granted under this Agreement to or under such Intellectual Property or Intellectual Property Right will be non-exclusive notwithstanding Section 2.2.
5.2    “Licensed IP” means all Intellectual Property that meets each of the following criteria: the Intellectual Property (a) is Licensable by Licensor or any of its Affiliates; (b) either (i) is used in the conduct of the Business; (ii) is Business-Related; or (iii) is incorporated or embodied in any Business Product; and (c) is not Transferred Business IP, except in the circumstances set out in Section 2.1(c) (Transferred Business IP).
5.3    “Licensed Patents” means: (a) any and all Patents, Licensable by Licensor or any of its Affiliates, that are in existence on the Effective Date (including pending patent applications) and that: (i) would (but for the licenses granted herein) be infringed by the conduct of the Business; (ii) are Business-Related; or (iii) are embodied in or would (but for the licenses granted herein) be infringed by any Business Product; and (b) any and all Trailing Patents that: (i) would (but for the licenses granted herein) be infringed by the conduct of the Business; (ii) are Business-Related; or (iii) are embodied in or would (but for the licenses granted herein) be infringed by any Business Product.
5.4    “Purchase Agreement” means the Asset Purchase Agreement dated [INSERT DATE], 2015, among Adobe Systems Incorporated, a Delaware corporation; Adobe Software Trading Company Limited, an Ireland limited liability company; Adobe Systems Software Ireland Limited, an Ireland limited liability company; comScore, Inc., a Delaware corporation; comScore B.V., a Dutch private limited liability company (besloten vennootschap); and CS Worldnet International C.V., a Dutch limited partnership.
5.5    “Trailing Patent” means any Patent claim that issues during the Restricted Period and claims priority from, or is a foreign counterpart of, a Patent described in clause “(a)” of the definition of Licensed Patents.
5.6    “Transition Services Agreement” means the Transition Services Agreement dated [INSERT DATE], 2015, [among [COMSCORE], a [●] [ENTITY TYPE], Adobe Systems Incorporated, a Delaware corporation (“Adobe”), and Adobe Systems Software Ireland Limited, an Ireland limited liability company and wholly owned subsidiary of Adobe].
6.    LICENSES
6.1    License Grants.
(a)    Technology License Grant. Licensor, on behalf of itself and each of its Affiliates hereby grants to Licensee and each of its Affiliates a perpetual, irrevocable, worldwide, freely-transferable, royalty-free, and fully paid-up license (or sublicense as applicable), in each case with the right to grant sublicenses through one or multiple levels of sublicensees, under all Intellectual Property Rights (other than Patents), Licensable by Licensor or any of its Affiliates, in and to the Licensed IP, in all fields, to: (i) use, reproduce, modify, create derivative works of, distribute, display, incorporate, and perform the Licensed IP; (ii) use, develop, make, have made, sell, offer to sell, import, lease, and otherwise exploit any product or service based on, containing, or embodying the Licensed IP; (iii) use and perform any method or process embodied in the Licensed IP; and (iv) otherwise practice and exploit the Licensed IP in every manner.
(b)    Patent License Grant. Licensor, on behalf of itself and each of its Affiliates hereby grants to Licensee and each of its Affiliates an irrevocable, worldwide, freely-transferable, royalty-free, and fully paid-up license (or sublicense as applicable), in each case with the right to grant sublicenses through one or multiple levels of sublicensees, under the Licensed Patents, in all fields to: (i) use, develop, make, have made, sell, offer to sell, import, lease, and otherwise exploit any product or service; (ii) use any method or process in manufacturing, developing, or using any product or performing any service; and (iii) otherwise practice the inventions claimed in the Licensed Patents in every manner. The license granted in this Section 2.1(b) will remain in effect until all Licensed Patents have expired, been abandoned, or been ruled invalid or unenforceable in a final non-appealable decision by a court of competent jurisdiction.
(c)    Transferred Business IP. If for any reason any Transferred Business IP is not owned by Licensee immediately after the Closing, then such Transferred Business IP will be deemed part of the Licensed IP (and if such Transferred Business IP constitutes a Patent, it will be deemed part of the Licensed Patents) and will be licensed under the terms of this Section 2.1, unless and until that Transferred Business IP becomes owned by Licensee.
6.2    Exclusivity. To the extent any Licensed IP or Licensed Patent is used primarily in or is primarily related to the Business, the licenses granted in Section 2.1(a) and Section 2.1(b) are exclusive to Licensee and each of Licensee’s Affiliates (without reservation) in the field of any business or activity that is conducted (as of the Closing Date) as part of the Business (the “Exclusive Field”). Except as provided in the preceding sentence, the licenses granted in Section 2.1(a) and Section 2.1(b) are non-exclusive to Licensee and Licensee’s Affiliates in all fields. Without limiting the foregoing, Licensor shall not, and shall cause its Affiliates not to, practice or exploit any of the Licensed IP or Licensed Patents, or authorize any third party to practice or exploit any of the Licensed IP or Licensed Patents, in the Exclusive Field, except for those rights that Licensee grants in writing to Licensor.
6.3    Intellectual Property. Licensee (or its Affiliate or designee, as applicable) retains exclusive ownership of all rights in and to all derivative works, modifications, improvements, updates, new versions, and related Intellectual Property Rights developed or created by or on behalf of Licensee or any of its Affiliates with regard to the Licensed IP and Licensed Patents (and inventions claimed or disclosed therein).
6.4    Capture Period. Except for Intellectual Property provided under Section 3 (Source Code Delivery) or the Transition Services Agreement, (a) the licenses granted in Section 2.1(a) (Technology License Grant) do not grant rights to or under Intellectual Property or Intellectual Property Rights developed or acquired by Licensor (or its Affiliates) after the Closing Date; and (b) the licenses granted in Section 2.1(b) (Patent License Grant) do not grant rights to or under patents issued after the Closing Date, other than Trailing Patents.
6.5    No Effect on Public Domain Assets. For the avoidance of doubt, this Agreement does not, and does not purport to, impose any restrictions or obligations (including restrictions arising as a result of an exclusive license grant) with respect to Licensed IP that does not embody or infringe upon an Intellectual Property Right or is otherwise in the public domain. Each party will be free to exploit in any manner Licensed IP that does not embody or infringe upon an Intellectual Property Right or is otherwise in the public domain.
6.6    No Implied Rights. Without limiting the express licenses and covenants set forth herein, no license or permission shall be deemed to exist, by implication or course of conduct, with respect to Intellectual Property Rights that are subject to or arise out of this Agreement.
7.    SOURCE CODE DELIVERY. On the Effective Date, Licensor shall deliver to Licensee all Source Code for, or embodied in, the Licensed IP or Licensed Patents that is in the possession or control of Licensor or any of its Affiliates. In addition, upon the expiration or termination of the Transition Services Agreement, and as otherwise set out in this Section 3, Licensor shall deliver to Licensee all Source Code described in the preceding sentence as such Source Code has been updated or modified under the Transition Services Agreement, along with all other Source Code developed by Licensor (or its Affiliates) under the Transition Services Agreement, and such deliveries shall include all associated derivative works, modifications, improvements, updates, and new versions of such Source Code. Each delivery of this Source Code will be in a form readable by reasonably-skilled programmers. In addition, during the period from the Effective Date until the date 24 months after the Effective Date, Licensor shall make available for secure online access by Licensee in Licensor’s Subversion source code repository all Source Code described above in this Section 3. All Source Code delivered under this Section 3 will constitute part of the Licensed IP (except to the extent such Source Code is owned by Licensee or any of its Affiliates pursuant to the Purchase Agreement or the Transition Services Agreement, or otherwise).
8.    COVENANT NOT TO ASSERT. Licensor agrees that it shall not, and it shall ensure that each of its Affiliates and each of their respective successors and assigns does not, assert any claim (including any counterclaim or crossclaim in a lawsuit) of infringement (whether direct or indirect, including contributory infringement and inducing infringement) of any Licensed IP or any Licensed Patent against any of Licensee or any of its Affiliates with respect to any of the activities covered by the licenses set forth in Section 2.1.
9.    PROSECUTION AND ENFORCEMENT.
9.1    Enforcement. Licensor will promptly notify Licensee if Licensor becomes aware of any known or suspected infringement of any Licensed Patent or Licensed IP within the Exclusive Field. Such notice will include the identity of the party or parties known or suspected to have infringed the Licensed Patent or Licensed IP and any available information that is relevant to such infringement. Licensee will have sole control over enforcement and defense of the Licensed Patents and Licensed IP against third-party infringers within the Exclusive Field. If Licensee asserts or files any claim (including counterclaims), suit, or action (a “Claim”) against any such third-party infringer, Licensor will cooperate with Licensee, at Licensee’s request, in enforcing or defending such Claim, including joining as a party to such suit or action. Licensee will be responsible for all reasonable out-of-pocket costs, expenses, and legal fees incurred by Licensor in connection with any Claim. Licensee will be entitled to all damages awarded as a result of or agreed to in a monetary settlement of any Claim. Nothing in this Section 5.1 will obligate Licensee to enforce or defend any Licensed Patent.
9.2    Transferred Business IP. As the owner of the Transferred Business IP and other Transferred Business Assets under the Purchase Agreement, Licensee will have sole control over (a) the filing, prosecution, and maintenance of the Transferred Business IP and other Transferred Business Assets and (b) enforcement and defense of the Transferred Business IP and other Transferred Business Assets.
10.    TERM. This Agreement will take effect on the Effective Date and will remain in effect (a) for the duration of the period specified in Section 2.1(b) with respect to the Licensed Patents and (b) with respect to all other Licensed IP, for as long as such Licensed IP embodies or would infringe upon an Intellectual Property Right. This Agreement may not be terminated by Licensor. Licensee may terminate this Agreement at any time, with or without cause, upon written notice to Licensor.
11.    GENERAL
11.1    Further Assurances. Each party agrees to take such actions and execute such documents as are reasonably requested by the other party (including providing executed documents in such recordable form as is deemed required or necessary by the other party) to effect the purposes of this Agreement.
11.2    Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement (“Notices”) shall be in writing in the English language and shall be deemed properly delivered, given and received: (a) if delivered by hand, when delivered; (b) if sent before 11:59 p.m. (recipient’s time) on any Business Day via email, on the date of transmission; (c) if sent on a day other than a Business Day via email, on the Business Day following the date of transmission; (d) if sent by registered, certified or first class mail, the third Business Day after being sent; and (e) if sent by overnight delivery via a national courier service, one Business Day after being sent, in each case to the address set forth beneath the name of such party below (or to such other address as such party shall have specified in a written notice given to the other parties hereto). Notice may not be given by fax.
If to Licensor:
[ComScore]
[Address Line 1]
[Address Line 2]
Attention: [Insert Contact]

with a copy to:

[ComScore’s Counsel]
[Address Line 1]
[Address Line 2]
Attention: [Insert Contact]

If to Licensee:

Adobe
[Address Line 1]
[Address Line 2]
Attention: [Insert Contact]

with a copy to:

[Adobe’s Counsel]
[Address Line 1]
[Address Line 2]
Attention: [Insert Contact]

11.3    Headings. The headings contained in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement, and will not be referred to in connection with the construction or interpretation of this Agreement.
11.4    Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission or facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.
11.5    Relationship of the Parties. Each party will be deemed to be an independent contractor and not an agent, joint venturer, or representative of the other party. Neither party may create any obligations or responsibilities on behalf of or in the name of the other party. Neither party will hold itself out to be a partner, employee, franchisee, representative, servant, or agent of the other party.
11.6    Governing Law; Venue.
(a)    This Agreement will be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware, United States of America (without giving effect to principles of conflicts of laws that would require the application of the laws of any other jurisdiction).
(b)    Except as otherwise provided in this Agreement, any Proceeding relating to this Agreement or the enforcement of any provision of this Agreement will be brought or otherwise commenced in any state or federal court located in the County of Santa Clara, California, United States of America. Each party to this Agreement:
(i)    expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the County of Santa Clara, California (and each appellate court located in the State of California) in connection with any such Proceeding;
(ii)    agrees that each state and federal court located in the County of Santa Clara, California will be deemed to be a convenient forum; and

(iii)    agrees not to assert (by way of motion, as a defense or otherwise), in any such Proceeding commenced in any state or federal court located in the County of Santa Clara, California, any claim that such party is not subject personally to the jurisdiction of such court, that such Proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by a state or federal court located in the County of Santa Clara, State of California.
11.7    Assignment; Transfer.
(a)    This Agreement shall be binding upon Licensor, its Affiliates, and their successors and assigns (if any) and Licensee and its successors and assigns (if any). This Agreement shall inure to the benefit of Licensor, Licensee, and the respective successors and assigns (if any) of the foregoing. Licensee has the right to freely assign any or all of its rights under this Agreement, in whole or in part, to any other Person without obtaining the consent or approval of Licensor; provided that such Person is bound by this Agreement’s applicable provisions. Subject to Section 7.7(b), Licensor has the right to assign this Agreement to any other Person without obtaining the consent or approval of Licensee, provided that Person is bound by this Agreement’s applicable provisions. Any attempted assignment or delegation in violation of the foregoing will be null and void.
(b)    If Licensor or any of its Affiliates intends to assign, transfer, or exclusive license any of the Licensed IP or any related Intellectual Property Rights to any third party, Licensor shall (i) promptly provide prior written notice to Licensee of any such assignment, transfer, or exclusive license that includes the identity of such third party and the scope of such assignment, transfer, or exclusive license; (ii) require such third party to be bound by the terms of this Agreement and provide Licensee with a written acknowledgement of the foregoing signed by such third party; and (iii) remain liable to Licensee and its Affiliates under this Agreement.
11.8    Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto will be cumulative (and not alternative). Each party agrees that: (a) in the event of any breach or threatened breach by the other party of any covenant, obligation or other provision set forth in this Agreement, such party will be entitled (in addition to any other remedy that may be available to it) to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such breach or threatened breach; and (b) no Person will be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related Proceeding.
11.9    Waiver. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege, or remedy under this Agreement, will operate as a waiver of such power, right, privilege, or remedy; and no single or partial exercise of any such power, right, privilege, or remedy will preclude any other or further exercise thereof or of any other power, right, privilege, or remedy. No party will be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege, or remedy under this Agreement, unless the waiver of such claim, power, right, privilege, or remedy is expressly set forth in a written instrument duly executed by both parties;

and any such waiver will not be applicable or have any effect except in the specific instance in which it is given.
11.10    Bankruptcy. The parties acknowledge and agree that this Agreement is a contract under which Licensor is a licensor of intellectual property as provided in Section 365(n) of Title 11, United States Code (the “Bankruptcy Code”). Licensor acknowledges that if Licensor, as a debtor in possession, or a trustee in bankruptcy in a case under the Bankruptcy Code (the “Bankruptcy Trustee”) rejects this Agreement, Licensee and its Affiliates may elect to retain their rights under this Agreement as provided in Section 365(n) of the Bankruptcy Code. Upon the written request of Licensee to Licensor or the Bankruptcy Trustee, neither Licensor nor such Bankruptcy Trustee will interfere with the rights of Licensee as provided in this Agreement.
11.11    Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Licensee and Licensor.
11.12    Severability. In the event that any provision of this Agreement, or the application of any such provision to any party or set of circumstances, is determined by a court of competent jurisdiction to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to parties or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and will continue to be valid and enforceable to the fullest extent permitted by law.
11.13    Construction.
(a)    For purposes of this Agreement, whenever the context requires: the singular number will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include the masculine and feminine genders.
(b)    The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in the construction or interpretation of this Agreement.
(c)    As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”
(d)    As used in this Agreement, the use of “or” will not be deemed to be exclusive.
(e)    Except as otherwise specified in this Agreement, references in this Agreement to “Affiliates” of a Person include all Affiliates of that Person at any time on or after the Effective Date.

(f)    Except as otherwise indicated, all references in this Agreement to “Sections” and “Schedules” are intended to refer to Sections of this Agreement and Schedules to this Agreement.
11.14    Entire Agreement. Subject to the following sentence, this Agreement, the Purchase Agreement, and the other Transactional Agreements contain the entire understanding of the parties relating to the subject matter hereof and supersedes all prior or contemporaneous agreements, communications, and understandings among the parties (whether written or oral) relating to the subject matter hereof. If Licensor has granted any other license to Licensee or any of its Affiliates with respect to the Licensed IP or Intellectual Property Rights in or to Licensed IP, the licenses grants in this Agreement are in addition to such other license.
[Signature page follows]

IN WITNESS WHEREOF, intending to be legally bound, the parties through their duly authorized representatives have executed this Agreement as of the Effective Date.

[Seller-Related Party 1]	Adobe Software Trading Company Limited
By:	By:
Name:	Name:
Title:	Title:
Date:	Date:
[Seller-Related Party 2]
By:
Name:
Title:
Date:
[Seller-Related Party 3]
By:
Name:
Title:
Date:
[Seller-Related Party #]
By:
Name:
Title:
Date: